Exhibit 10.4
Execution Version

LETTER OF CREDIT FACILITY AGREEMENT
Dated as of May 17, 2023
among
TALEN ENERGY SUPPLY, LLC,
as the Borrower,
BARCLAYS BANK PLC,
as Administrative Agent and L/C Issuer
and
CITIBANK, N.A.,
as Collateral Agent

i

SECTION 6.	Conditions Precedent to Effectiveness	82

6.1.	Credit Documents	82
6.2.	Collateral	82
6.3.	Legal Opinions	83
6.4.	Closing Certificates	83
6.5.	Authorization of Proceedings of Each Credit Party	83
6.6.	Fees	84
6.7.	Representations and Warranties	84
6.8.	Solvency Certificate	84
6.9.	Plan; Confirmation Order	84
6.10.	Financial Statements	84
6.11.	No Event of Default	84
6.12.	Minimum Liquidity	84
6.13.	Certain Closing Date Transactions	84
6.14.	Patriot Act	85

SECTION 7.	Conditions Precedent to All Credit Events After the Closing Date	85

7.1.	No Default; Representations and Warranties	85
7.2.	Letter of Credit Request	85

SECTION 8.	Representations, Warranties and Agreements	85

8.1.	Corporate Status; Compliance with Laws	85
8.2.	Corporate Power and Authority	86
8.3.	No Violation	86
8.4.	Litigation	86
8.5.	Margin Regulations	86
8.6.	Governmental Approvals	87
8.7.	Investment Company Act	87
8.8.	True and Complete Disclosure	87
8.9.	Financial Condition; Financial Statements	87
8.10.	Tax Matters	88
8.11.	Compliance with ERISA	88
8.12.	Subsidiaries	89
8.13.	Intellectual Property	89
8.14.	Environmental Laws	89
8.15.	Properties	89
8.16.	Solvency	90
8.17.	Security Interests	90
8.18.	Labor Matters	90
8.19.	Sanctioned Persons; Anti-Corruption Laws; Patriot Act	91
8.20.	Use of Letters of Credit	91
8.21.	Energy and Regulatory Matters	91
8.22.	Beneficial Ownership Certification	91

SECTION 9.	Affirmative Covenants	92

9.1.	Information Covenants	92
9.2.	Books, Records and Inspections	95
9.3.	Maintenance of Insurance	96
9.4.	Payment of Taxes	97
9.5.	Consolidated Corporate Franchises	97
9.6.	Compliance with Statutes, Regulations, Etc.	97
9.7.	Calls	97
9.8.	Maintenance of Properties	97
9.9.	Transactions with Affiliates	97
9.10.	End of Fiscal Years	100
9.11.	Additional Guarantors and Grantors	100
9.12.	Pledge of Additional Stock and Evidence of Indebtedness	101
9.13.	Use of Letters of Credit	101
9.14.	Further Assurances	101
9.15.	Changes in Business	104
9.16.	Spin Out	104

SECTION 10.	Negative Covenants	105

10.1.	Limitation on Indebtedness	105
10.2.	Limitation on Liens	115
10.3.	Limitation on Fundamental Changes	121
10.4.	Limitation on Sale of Assets	123
10.5.	Limitation on Investments	127
10.6.	Limitation on Dividends	133
10.7.	Limitations on Debt Payments and Amendments	139
10.8.	Limitations on Sale Leasebacks	140
10.9.	Consolidated First Lien Net Leverage Ratio	140
10.10.	Limitation on Subsidiary Distributions	140
10.11.	Amendment of Organizational Documents	143

SECTION 11.	Events of Default	143

11.1.	Payments	143
11.2.	Representations, Etc.	143
11.3.	Covenants	143
11.4.	Default Under Other Agreements	144
11.5.	Bankruptcy	144
11.6.	ERISA	145
11.7.	Guarantee	145
11.8.	Pledge Agreement	145
11.9.	Security Agreement	145
11.10.	Judgments	145
11.11.	Change of Control	146
11.12.	Susquehanna Event of Default	146

11.13.	Application of Proceeds	147
11.14.	Right to Cure	148

SECTION 12.	The Agents	150

12.1.	Appointment	150
12.2.	Delegation of Duties	150
12.3.	Exculpatory Provisions	151
12.4.	Reliance by Agents	153
12.5.	Notice of Default	153
12.6.	Non-Reliance on Administrative Agent, Collateral Agent and Other L/C Issuers	154
12.7.	Indemnification	154
12.8.	Agents in their Individual Capacities	155
12.9.	Successor Agents	156
12.10.	Withholding Tax	156
12.11.	Trust Indenture Act	157
12.12.	Collateral Trust Agreement; Intercreditor Agreements	157
12.13.	Security Documents and Guarantee; Agents under Security Documents and Guarantee	157
12.14.	Erroneous Payments	159
12.15.	Certain ERISA Matters	160

SECTION 13.	Miscellaneous	161

13.1.	Amendments, Waivers and Releases	161
13.2.	Notices	165
13.3.	No Waiver; Cumulative Remedies	165
13.4.	Survival of Representations and Warranties	166
13.5.	Payment of Expenses; Indemnification	166
13.6.	Successors and Assigns; Participations and Assignments	167
13.7.	Adjustments; Set-off	171
13.8.	Counterparts	172
13.9.	Severability	173
13.10.	INTEGRATION	173
13.11.	GOVERNING LAW	173
13.12.	Submission to Jurisdiction; Waivers	173
13.13.	Acknowledgments	174
13.14.	WAIVERS OF JURY TRIAL	175
13.15.	Confidentiality	175
13.16.	Direct Website Communications	176
13.17.	USA PATRIOT Act	177
13.18.	Payments Set Aside	177
13.19.	[Reserved]	178
13.20.	[Reserved]	178
13.21.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	178

13.22.	Acknowledgement Regarding Any Supported QFCs	178
13.23.	Termination and Release	179

SCHEDULES

Schedule 1.1(a)	L/C Commitments
Schedule 1.1(b)	Existing Letters of Credit
Schedule 1.1(c)	Mortgaged Properties
Schedule 1.1(d)	Excluded Subsidiaries
Schedule 1.1(g)	Unrestricted Subsidiaries
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.14	Environmental Matters
Schedule 8.15	Property Matters
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.4	Scheduled Dispositions
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Perfection Certificate
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Letter of Credit Request
Exhibit E	Form of Credit Party Closing Certificate
Exhibit F	Form of Junior Lien Intercreditor Agreement
Exhibit G	Form of Guarantee
Exhibit H	Form of U.S. Tax Compliance Certificate
v

This LETTER OF CREDIT FACILITY AGREEMENT, is entered into as of May 17, 2023, by and among TALEN ENERGY SUPPLY, LLC (the “Borrower”), BARCLAYS BANK PLC, as Administrative Agent and L/C Issuer and CITIBANK, N.A., as Collateral Agent.
RECITALS:
WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, on May 9 and May 10, 2022, the Borrower and certain of the Borrower’s Domestic Subsidiaries (the “Debtors”) began operating as debtors-in-possession pursuant to voluntary cases commenced under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (Houston Division) (the “Bankruptcy Court”), which, together with the voluntary case of the Borrower’s parent, Talen Energy Corporation, filed on December 10, 2022, are jointly administered under Case No. 22-90054 (the “Case”);
WHEREAS, the Debtors will be reorganized pursuant to (i) the Joint Chapter 11 Plan of the Talen Energy Supply, LLC and Its Affiliated Debtors, filed in the Case on December 14, 2022 at Docket No. 1722 (together with all schedules, documents and exhibits contained therein, as amended, supplemented, modified or waived to the extent not otherwise prohibited hereunder, the “Plan”) and (ii) the order confirming the Plan, entered by the Bankruptcy Court on December 20, 2022 at Docket No. 1760 (together with all schedules, documents and exhibits contained therein, as amended, supplemented, modified or waived to the extent not otherwise prohibited hereunder, the “Confirmation Order”);
WHEREAS, the Borrower has requested that, upon the satisfaction (or waiver) of the conditions precedent set forth in Section 6 hereof, the L/C Issuer make available to the Borrower a $75,000,000 letter of credit facility for the issuance, from time to time, of letters of credit, in each case on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, on or prior to the Closing Date, Talen Energy Corporation will consummate a rights offering to raise up to $1,400,000,000 of additional equity capital (the “Equity Rights Offering”), the proceeds of which (net of any amounts used by Talen Energy Corporation to consummate the Transactions and to pay the Transaction Expenses or retained by Talen Energy Corporation in connection with the maintenance of its existence and ownership of the Borrower) will be contributed to the Borrower;
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
SECTION 1.    Definitions.
1.1.    Defined Terms.
As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“2023 Notes Indenture” shall mean the Indenture for the 2023 Notes, dated as of May 12, 2023, among the Borrower, the guarantors thereto from time to time and Wilmington Savings Fund Society, FSB, as trustee (the “Senior Notes Trustee”), as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.
“2023 Notes” shall mean the $1,200,000,000 senior secured notes due 2030 issued by the Borrower pursuant to the 2023 Notes Indenture.
“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated Adjusted EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and the Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner not inconsistent with GAAP.
“Acquired Entity or Business” shall have the meaning provided in the definition of “Consolidated Adjusted EBITDA.”
“Administrative Agent” shall mean Barclays Bank PLC, as the administrative agent for the L/C Issuers under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.
Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account of which the Administrative Agent may from time to time notify the Borrower and the L/C Issuers.
“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).
“Advisors” shall mean legal counsel, financial advisors and third-party appraisers and consultants advising the Agents, the L/C Issuers and their Related Parties in connection with this Agreement, the other Credit Documents and the consummation of the Transactions, limited in the case of legal counsel to one primary counsel for the Agents and the L/C Issuers (as of the Closing Date, Cahill Gordon & Reindel LLP) and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and, after receipt of the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for all such affected Persons (taken as a whole)).
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or by contract. The terms “controlling” and “controlled” shall have meanings correlative thereto.
“Agent Parties” shall have the meaning provided in Section 13.17(d).
“Agents” shall mean the Administrative Agent and the Collateral Agent.
“Agreement” shall mean this Letter of Credit Facility Agreement.
“AHYDO Catch-Up Payment” means any payment or redemption of Indebtedness, including subordinated debt obligations, to avoid the application of Code Section 163(e)(5) thereto.
“Applicable Amount” shall mean, at any time (the “Applicable Amount Reference Time”), an amount equal to (a) the sum, without duplication, of:
(i)    the greater of (x) $150,000,000 and (y) solely on or after the Q2 2024 Financials Date, 25% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);
(ii)    Consolidated Adjusted EBITDA of the Borrower, minus 140% of Consolidated Interest Expense of the Borrower, in each case, for the period (taken as one accounting period) from June 1, 2023 until the last day of the then-most recent fiscal quarter or Fiscal Year, as applicable, for which Section 9.1 Financials have been delivered (which amount, if less than zero, shall not be taken into account for any such period);
(iii)    all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries on account of loans made by the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time;
(iv)    100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Investments made pursuant to Section 10.5(v)(y) by the Borrower or any Restricted Subsidiary and repurchases and redemptions of such Investments from the Borrower or any Restricted Subsidiary and repayments of loans or advances, and releases of guarantees constituting such Investments made by the Borrower or any Restricted Subsidiary, in each case, after the Closing Date; and (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock or other ownership interest of Minority Investments, any Unrestricted Subsidiary or Excluded Project Subsidiary or a dividend or distribution from a Minority Investment, Unrestricted Subsidiary or Excluded Project Subsidiary (other than in each case to the extent the Investment in such Minority Investment, Unrestricted Subsidiary or Excluded Project Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to the proviso in Section 10.5(i) and other than to the extent such dividend or distribution from an Unrestricted Subsidiary or Excluded Project Subsidiary is applied to make a distribution pursuant to Section 10.6 to fund tax or other liabilities of such Unrestricted Subsidiary or Excluded Project Subsidiary that are payable by a direct or indirect parent of the Borrower on behalf of such Unrestricted Subsidiary or Excluded Project Subsidiary), in each case, after the Closing Date;
(v)    in the case of the redesignation of an Unrestricted Subsidiary or an Excluded Project Subsidiary as, or merger, consolidation or amalgamation of an Unrestricted Subsidiary or Excluded Project Subsidiary with or into, a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary or Excluded Project Subsidiary at the time of the redesignation of such Unrestricted Subsidiary or Excluded Project Subsidiary as, or merger, consolidation or amalgamation of such Unrestricted Subsidiary or Excluded Project Subsidiary with or into, a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary or Excluded Project Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to the proviso in Section 10.5(i);
(vi)    100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Borrower since immediately after the Closing Date (other than net cash proceeds from Cure Amounts) from the issue or sale of Indebtedness or Disqualified Stock of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for Stock of the Borrower or any direct or indirect parent of the Borrower; provided that this clause (vi) shall not include the proceeds from (a) Stock or Stock Equivalents or Indebtedness that has been converted or exchanged for Stock or Stock Equivalents of the Borrower sold to a Restricted Subsidiary, as the case may be, (b) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (c) any contribution or issuance that increases the Applicable Equity Amount;
(vii)    without duplication of any amounts above, any returns, profits, distributions and similar amounts received on account of Investments made pursuant to Section 10.5(v)(y); and
(viii)    the aggregate amount of Retained Declined Proceeds (as defined in the First Lien Credit Agreement as in effect on the Closing Date) retained by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time;
minus (b) the sum, without duplication, of:
(i)    the aggregate amount of Investments made pursuant to Section 10.5(v)(y) following the Closing Date and prior to the Applicable Amount Reference Time;
(ii)    the aggregate amount of dividends pursuant to Section 10.6(c)(y) following the Closing Date and prior to the Applicable Amount Reference Time; and
(iii)    the aggregate amount of prepayments, repurchases, redemptions and defeasances made pursuant to Section 10.7(a)(i)(3) following the Closing Date and prior to the Applicable Amount Reference Time.

Notwithstanding the foregoing, in making any calculation or other determination under this Agreement involving the Applicable Amount, if the Applicable Amount at such time is less than zero, then the Applicable Amount shall be deemed to be zero for purposes of such calculation or determination.
“Applicable Amount Reference Time” shall have the meaning provided in the definition of “Applicable Amount.”
“Applicable Equity Amount” shall mean, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions (other than any Cure Amount) made in cash, marketable securities or other property to, or any proceeds of an equity issuance received by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Equity Amount Reference Time (taking the fair market value of any marketable securities or property other than cash), including proceeds from the issuance of Stock or Stock Equivalents of any direct or indirect parent of the Borrower (to the extent the proceeds of any such issuance are contributed to the Borrower), but excluding all proceeds from the issuance of Disqualified Stock and any Cure Amount, minus (b) the sum, without duplication, of:
(i)    the aggregate amount of Investments made pursuant to Section 10.5(v)(x) following the Closing Date and prior to the Applicable Equity Amount Reference Time;
(ii)    the aggregate amount of dividends pursuant to Section 10.6(c)(x) following the Closing Date and prior to the Applicable Equity Amount Reference Time;
(iii)    the aggregate amount of prepayments, repurchases, redemptions and defeasances pursuant to Section 10.7(a)(i)(2) following the Closing Date and prior to the Applicable Equity Amount Reference Time; and
(iv)    the aggregate amount of Indebtedness incurred pursuant to Section 10.1(aa) and outstanding at the Applicable Equity Amount Reference Time; provided that issuances and contributions pursuant to Sections 10.5(f)(ii), 10.6(a) and 10.6(b)(i) shall not increase the Applicable Equity Amount.
“Applicable Equity Amount Reference Time” shall have the meaning provided in the definition of “Applicable Equity Amount.”
“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A, or such other form as may be approved by the Administrative Agent.
“Attributable Debt” shall mean, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”
“Authorized Officer” shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, any Assistant Treasurer, the General Counsel, the Secretary, any Assistant Secretary, the Controller, any Senior Vice President, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of the Borrower or any other Credit Party designated as such in writing to the Administrative Agent by the Borrower or any other Credit Party, as applicable. Any document (other than a solvency certificate) delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party, as applicable, and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.
“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).
“Available L/C Commitment” shall mean, as of any date, an amount equal to the excess, if any, of (a) the amount of the L/C Commitment over (b) aggregate Letters of Credit Outstanding at such time.
“Available RP/Investment Capacity Amount” shall mean, at any time, (x) the amount of payments that may be made at such time pursuant to Section 10.6(b), (c), (j), (o) or (r) of this Agreement and (y) the amount of Investments that may be made at such time pursuant to Section 10.5(i), (m), (v), (w), (ff), (mm) or (nn).
“Backstopped” shall mean, with respect to any Letter of Credit, that such Letter of Credit is backstopped by another letter of credit on terms reasonably satisfactory to the L/C Issuer of such first Letter of Credit.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall have the meaning provided in the recitals to this Agreement.
“Bankruptcy Court” shall have the meaning provided in the recitals to this Agreement.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by a Credit Party or ERISA Affiliate or with respect to which a Credit Party could reasonably be expected to incur liability pursuant to Title IV of ERISA.
“Benefit Plan Investor” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” shall have the meaning provided in the preamble to this Agreement.
“Broker-Dealer Subsidiary” shall mean any Subsidiary that is registered as a broker-dealer under the Exchange Act or any other applicable law requiring similar registration.
“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close.
“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower.
“Capital Lease” shall mean, as applied to the Borrower and the Restricted Subsidiaries, any lease of any property (whether real, personal or mixed) by the Borrower or any Restricted Subsidiary as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of the Borrower.
“Capitalized Lease Obligations” shall mean, as applied to the Borrower and the Restricted Subsidiaries at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) of the Borrower in accordance with

GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such Capital Lease prior to the first date upon which such Capital Lease may be prepaid by the lessee without payment of a penalty.
“Captive Insurance Subsidiary” shall mean a Subsidiary of the Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or joint ventures or to insure related or unrelated businesses.
“Case” shall have the meaning provided in the recitals to this Agreement.
“Cash Collateral” shall have the meaning provided in Section 3.7(c).
“Cash Collateralize” shall have the meaning provided in Section 3.7(c).
“Cash Collateralization Cure” shall have the meaning provided in Section 11.14(d).
“Certificated Securities” shall have the meaning provided in Section 8.17.
“CFC” shall mean a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holding Company” shall mean a Subsidiary of the Borrower that has no material assets other than (i) the Stock (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in (x) one or more Foreign Subsidiaries that are CFCs or (y) one or more other CFC Holding Companies and (ii) cash and cash equivalents and other assets being held on a temporary basis incidental to the holding of assets described in clause (i) of this definition.
“Change in Law” shall mean (a) the adoption of any Applicable Law after the Closing Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any party with any guideline, request, directive or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” shall mean and be deemed to have occurred if any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding (x) any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (y) any Permitted Holders, and (z) any one or more direct or indirect parent companies of the Borrower in which no Person or “group” (other than any persons described in the preceding clause (y)), directly or indirectly, holds beneficial ownership of Voting Stock representing more than 50.0% of the aggregate voting power represented by the issued and outstanding Voting Stock of such parent, shall have, directly or indirectly, acquired beneficial ownership of Voting Stock representing more than 50.0% of the aggregate voting power represented by the issued and outstanding Voting Stock of the Borrower. Notwithstanding the preceding or any provision of Rule 13d-3 or 13d-5 under the Exchange Act, (i) a Person or “group” shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement, (ii) a Person or “group” will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns more than 50.0% of the total voting power of the Voting Stock of such Parent Entity, (iii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall be treated as being beneficially owned by such Permitted Holders and shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a “beneficial owner.” For the purpose of clauses (x), (y) and (z), at any time when a majority of the outstanding Voting Stock of the Borrower is directly or indirectly owned by a Parent Entity or, if applicable, a Parent Entity acts as the manager, managing member or general partner of the Borrower, references in this definition to “the Borrower” shall be deemed to refer to the ultimate Parent Entity that directly or indirectly owns such Voting Stock or acts as (or, if applicable, is a Parent Entity that directly or indirectly owns a majority of the outstanding Voting Stock of) such manager, managing member or general partner. Notwithstanding the foregoing, a Change of Control shall not occur as a result of the IPOCo Transactions, a Qualifying IPO and any transactions relating thereto, including, without limitation, (i) the contribution of the Stock of the Borrower to IPO Listco or (ii) any transaction in which the Borrower remains a Subsidiary of IPO Listco but one or more intermediate holding companies between the Borrower and IPO Listco are added, liquidated, merged or consolidated out of existence.
“Claim” shall have the meaning provided in the definition of “Environmental Claim.”
“Closing Date” shall mean May 17, 2023.
“Closing Refinancing” shall mean the repayment in full (or, if applicable, the termination, discharge or defeasance (or arrangements reasonably satisfactory to the Administrative Agent for the termination, discharge or defeasance)) of (A) the Superiority Secured Debtor-in-possession Credit Agreement, dated as of May 11, 2022, among the Borrower as debtor-in-possession under the Bankruptcy Code, Citibank, N.A., as administrative agent and as collateral trustee under the Credit Documents (as defined therein), and each lender and each issuing lender from time to time party thereto (as amended, restated, supplemented or otherwise modified), (B) the Superpriority Secured Debtor-in-Possession Letter of Credit Facility Agreement, dated as of May 11, 2022 among the Borrower as debtor-in-possession under the Bankruptcy Code, Citibank, N.A., as administrative agent and as collateral trustee under the Credit Documents (as defined therein), and each lender from time to time party thereto (as amended, restated, supplemented or otherwise modified), (C) the Credit Agreement, entered into as of December 14, 2021, among Talen Energy Supply, LLC, a Delaware limited liability company, Talen Energy Marketing, LLC, a Pennsylvania limited liability company, Susquehanna Nuclear, LLC, a Delaware limited liability company, Alter Domus (US) LLC, as administrative agent under the Credit Documents (as defined therein) and each lender from time to time party thereto (as amended, restated, supplemented or otherwise modified), (D) the Term Loan Credit Agreement, entered into as of July 8, 2019, among Talen Energy Supply, LLC, a Delaware limited liability company, Wilmington Trust, National Association (as successor to JPMorgan Chase bank, N.A.), as administrative agent under the Credit Documents (as defined therein), and each lender from time to time party thereto (as amended, restated, supplemented or otherwise modified prior to the date hereof), (E) the Credit Agreement, entered into as of June 1, 2015, among Talen Energy Supply, LLC, a Delaware limited liability company, Citibank, N.A., as administrative agent and as collateral trustee under the Credit Documents (as defined therein), and each lender and each issuing lender from time to time party thereto (as amended, restated, supplemented or otherwise modified), (F) the Indenture, dated as of May 21, 2019 (as amended, restated, supplemented or otherwise modified), among the Company, the guarantors party thereto and The Bank of New York Mellon, as Trustee, governing the Company’s 7.25% Senior Secured Notes due 2027, (G) the Indenture, dated as of July 8, 2019 (as amended, restated, supplemented or otherwise modified), among the Company, the guarantors party thereto and The Bank of New York Mellon, as Trustee governing the Company’s 6.625% Senior Secured Notes due 2028, and (H) the Indenture, dated as of May 22, 2020 (as amended, restated, supplemented or otherwise modified), among Company, the guarantors party thereto and The Bank of New York Mellon, as Trustee governing the Company’s 7.625% Senior Secured Notes due 2028.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code as in effect on the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefore.
“Collateral” shall mean all property pledged, mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents (excluding, for the avoidance of doubt, all Excluded Collateral).
“Collateral Agent” shall mean Citibank, N.A., in its capacity as collateral agent for the Secured Parties under this Agreement and the Security Documents, or any successor collateral agent appointed pursuant hereto.
“Collateral Representative” shall mean the Collateral Trustee.
“Collateral Trust Agreement” shall mean that certain Collateral Trust Agreement, dated as of the date hereof, by and among the Borrower, the Collateral Agent, the Collateral Trustee, the Senior Notes Trustee and certain other First Lien Secured Parties from time to time party thereto.
“Collateral Trustee” shall mean Citibank, N.A., and any permitted successors and assigns.
“Commitment Fee” shall have the meaning provided in Section 4.1(a).
“Commitment Fee Rate” shall mean at any date (i) prior to the delivery of the Section 9.1 Financials and the related Officer’s Certificate for the first full fiscal quarter commencing on or after the Closing Date, 0.50% per annum and (ii) thereafter, the percentages per annum set forth in the table below, based upon the Consolidated First Lien Net Leverage Ratio as set forth in the most recent Officer’s Certificate delivered to the Administrative Agent in connection with the Section 9.1 Financials:

Pricing Level	Consolidated First Lien Net Leverage Ratio Level	Commitment Fee Rate

I	Less than or equal to (x) as of any date of determination that is prior to the Q2 2024 Financials Date, 1.50:1.00 and (y) as of any date of determination that is on or after the Q2 2024 Financials Date, 2.50:1.00.	0.375%

II	Greater than (x) as of any date of determination that is prior to the Q2 2024 Financials Date, 1.50:1.00 and (y) as of any date of determination that is on or after the Q2 2024 Financials Date, 2.50:1.00.	0.50%
Any increase or decrease in the Commitment Fee Rate resulting from a change in the Consolidated First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date the Officer’s Certificate is delivered in connection with the Section 9.1 Financials.
In addition, upon written request from the Required L/C Issuers, the highest pricing level applicable to the Commitment Fee Rate shall apply at any time during which the Borrower shall have failed to deliver the Section 9.1 Financials by the applicable date required under Section 9.1 (but only for so long as such failure continues, after which such ratio shall be determined based on the then existing Consolidated First Lien Net Leverage Ratio) as set forth in the applicable Officer’s Certificate. Notwithstanding anything to the contrary contained above in this definition, the Commitment Fee Rate shall be the highest Commitment Fee Rate set forth in the table above at all times during which there shall exist any Event of Default pursuant to Section 11.1 or 11.5.
Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Consolidated First Lien Net Leverage Ratio set forth in any applicable Officer’s Certificate delivered in connection with the Section 9.1 Financials delivered for any period is inaccurate for any reason and the result thereof is that the L/C Issuers received a Commitment Fee for any period based on a Commitment Fee Rate that is less than that which would have been applicable had the Consolidated First Lien Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Commitment Fee Rate” for any day occurring within the period covered by such applicable Officer’s Certificate delivered in connection with the Section 9.1 Financials shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated First Lien Net Leverage Ratio for such period, and any shortfall in the Commitment Fee theretofore paid by the Borrower for the relevant period pursuant to Section 4.1(a) as a result of the miscalculation of the Consolidated First Lien Net Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 4.1(a) at the time the Commitment Fee for such period was required to be paid pursuant to said Section on the same basis as if the Consolidated First Lien Net Leverage Ratio had been accurately set forth in such Officer’s Certificate delivered in connection with Section 9.1 Financials (and shall remain due and payable until paid in full, together with all amounts owing under Section 4.1(e) (subject to the proviso below), in accordance with the terms of this Agreement). Such Commitment Fee Rate shall be due and payable on the earlier of (i) the occurrence of a Default or an Event of Default under Section 11.5 and (ii) promptly upon written demand to the Borrower (but in no event later than five (5) Business Days after such written demand); provided that in the case of preceding clause (ii), nonpayment of such Commitment Fee Rate as a result of any inaccuracy shall not constitute a Default or Event of Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the applicable default rate), at any time prior to the date that is five (5) Business Days after such written demand to the Borrower.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Commodity Hedging Agreement” shall mean any agreement, whether financial or physical, (including each transaction or confirmation entered into pursuant to any Master Agreement) providing for one or more swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, energy, capacity or generation agreements, agreements involving ancillary services or other attributes with an economic value, agreements involving auction revenue rights, tolling or sale agreements (including, without limitation, power purchase agreements and heat rate call options), fuel or other feedstock purchase, storage or sale agreements, energy management agreements, emissions or other environmental credit purchase or sales agreements, power transmission agreements, fuel or other feedstock transportation agreements, fuel or other feedstock storage agreements, netting agreements (including Netting Agreements), commercial or trading agreements, in each case with respect to, or involving, the purchase, processing, transmission, distribution, sale, exchange, lease, finance, or hedge of any Covered Commodity, price or price indices for any such Covered Commodity, or any other similar agreements (including, without limitation, derivative agreements or arrangements) entered into with respect to the sale or exchange of (or the option to purchase, sell or exchange) transmission, transportation, storage, distribution, processing, lease, or finance, or to manage fluctuations in the price or availability of any Covered Commodity or otherwise hedge or mitigate commercial risk or exposure in connection with any Covered Commodity, and any agreement (including any guarantee, credit sleeve, or similar arrangement) providing for credit support for the foregoing; and, in each case, whether bilateral, over-the-counter, on or through an exchange or other execution facility, on or through a system, platform or portal operated by an ISO or RTO, cleared through a clearing house, clearing organization or clearing agency, or otherwise.
“Communications” shall have the meaning provided in Section 13.16(a).
“Confidential Information” shall have the meaning provided in Section 13.15.
“Confirmation Order” shall have the meaning provided in the recitals to this Agreement.

“Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income of the Borrower for such period, adjusted by: (A) adding thereto (in each case, to the extent deducted in determining Consolidated Net Income of the Borrower for such period (other than with respect to clauses (7), (11) and (17))), without duplication, the amount of:
(1)    total interest expense (inclusive of amortization of premiums, deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees, non-cash interest payments, the interest component of Capitalized Lease Obligations, net payments, if any, pursuant to interest rate protection agreements with respect to Indebtedness, the interest component of any pension or other post-employment benefit expense)) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;
(2)    (x) provision for taxes based on income, profits or capital and such federal, foreign, state, local, withholding taxes and franchise, state single business unitary and similar taxes and excise taxes paid or accrued during such period (including, in each case, in respect of repatriated funds and any penalties and interest related to such taxes) for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period and (y) the dollar amount of production tax credits generated by or otherwise available to the Borrower and its Restricted Subsidiaries for such period;
(3)    all depreciation and amortization expense of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, including but not limited to amortization or impairment of intangibles (including, but not limited to goodwill), non-cash write offs of debt discounts and debt issuances, non-cash costs and commissions, non-cash discounts and other non-cash fees and charges with respect to Indebtedness and Hedging Agreements;
(4)    extraordinary, unusual or non-recurring charges, or expenses or losses (including unusual or non-recurring expenses) of the Borrower and its Restricted Subsidiaries during such period including, without limitation, costs of and payments of legal settlements, fines, judgments or orders;
(5)    the amount of all other non-cash charges, losses or expenses (including non-cash employee and officer equity compensation expense (including stock and stock options), and expenses related to employee retention plans, employee benefit or management compensation plans, or asset write-offs, write-ups or write-downs) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (but excluding any additions to bad debt reserves or bad debt expense and any non-cash charge to the extent it represents amortization of a prepaid cash item that was paid in a prior period);
(6)    cash restructuring costs, charges or reserves, including any restructuring costs and integration costs incurred in connection with the Transactions, any Permitted Reorganization Transaction, any Permitted Spin-Out Transaction, acquisitions permitted under this Agreement or Dispositions or other Specified Transactions and such costs related to the closure and/or consolidation of facilities or plants, retention charges, contract termination costs, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses (including professional and underwriting fees), and consulting fees and any one-time expenses relating to enhanced accounting function, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), Public Company Costs, costs related to the implementation of operational and reporting systems and technology initiatives, project start-up costs or any other costs incurred in connection with any of the foregoing;
(7)    the amount of expected cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realizable in connection with specified actions (including, to the extent applicable, resulting from the Transactions), operating improvements, restructurings, cost saving initiatives and other similar initiatives (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, synergies, operating improvements, restructurings and cost savings initiatives had been realized on the first day of such period and as if such cost savings, operating expense reductions, synergies, operating improvements, restructurings, cost savings initiatives and other similar initiatives were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed Officer’s Certificate of the Borrower shall be delivered to the Administrative Agent together with the Officer’s Certificate required to be delivered pursuant to Section 9.1(c), certifying that such cost savings, operating expense reductions, synergies, operating improvements, restructurings, cost savings initiatives and other similar initiatives (x) are reasonably identifiable and factually supportable in the good faith judgment of the Borrower and (y) result from actions which have been taken or with respect to which substantial steps have been taken or are expected to be taken no later than 24 months following the consummation of the applicable transaction or initiative and (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (7) to the extent duplicative of any expenses or charges otherwise added to Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that amounts added back pursuant to this clause (7) shall not, when taken together with any add-backs pursuant to clause (8) below, account for more than 25% of Consolidated Adjusted EBITDA in any period (calculated before giving effect to any such add-backs and adjustments);
(8)    costs, charges, accruals, reserves or expenses, including retention charges, contract termination costs, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses (including professional and underwriting fees), consulting fees, modifications to pension and post-retirement employee benefit plans and any one-time expenses relating to enhanced accounting function, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring intellectual property development after the Closing Date, other business optimization expenses (including software development costs, transition costs and costs related to the closure or consolidation of facilities or plants and curtailments, costs related to entry into new markets, new systems design and implementation costs and project start-up costs) or any other costs incurred in connection with any of the foregoing; provided that amounts added back pursuant to this clause (8) shall not, when taken together with any add-backs pursuant to clause (7) above, account for more than 25% of Consolidated Adjusted EBITDA in any period (calculated before giving effect to any such add- backs and adjustments);
(9)    other accruals, up-front fees, transaction costs, commissions, expenses, premiums or charges related to the Transactions, including fees, costs and expenses of any counsel, consultants or other advisors; any Equity Offering, permitted investment, acquisition, disposition, recapitalization or incurrence, repayment, amendment or modification of Indebtedness permitted by this Agreement (whether or not successful, and including costs and expenses of the Administrative Agent and L/C Issuers that are reimbursed) and up-front or financing fees, transaction costs, commissions, expenses, premiums or charges related to the Transactions and any non-recurring merger or business acquisition transaction costs incurred during such period (in each case whether or not successful);
(10)    expenses to the extent covered by contractual indemnification, insurance or refunding provisions in favor of the Borrower or any of its Restricted Subsidiaries and actually paid by such third parties, or, so long as Borrower has made a determination that a reasonable basis exists for payment and only to the extent that such amount is in fact paid within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so paid within such 365 days);
(11)    to the extent covered by business interruption insurance and actually reimbursed or otherwise paid, expenses or losses relating to business interruption or any expenses or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other disposition of assets, in each case, permitted under this Agreement, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);
(12)    losses on sales or dispositions of assets outside the ordinary course of business (including, with-out limitation, asset retirement costs);
(13)    effects of adjustments in the consolidated financial statements of the Borrower pursuant to GAAP (including, without limitation, in the inventory, property and equipment, goodwill, software, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions, any Permitted Reorganization Transaction, any Permitted Spin-Out Transaction or any acquisition permitted under this Agreement or the amortization or write-off of any amounts thereof;

(14)    adjustments on upfront premiums received or paid by the Borrower and its Restricted Subsidiaries for financial options in periods other than the strike periods;
(15)    losses (reduced by any gains) attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815 — Derivatives and Hedging;
(16)    Expenses Relating to a Unit Outage (if positive); provided that the only Expenses Relating to a Unit Outage that may be included as Consolidated Adjusted EBITDA shall be, without duplication, (A) up to $115,000,000 per Fiscal Year of Expenses Relating to a Unit Outage incurred within the first 12 months of any planned or unplanned outage or Operations Failure of any Unit by reason of any action by any regulatory body or other Governmental Authority or to comply with any Applicable Law, (B) up to $70,000,000 per Fiscal Year of Expenses Relating to a Unit Outage incurred within the first 12 months of any planned outage of any Unit for purposes of expanding or upgrading such Unit and (C) solely for the purposes of calculating “Consolidated Adjusted EBITDA” for purposes of Section 10.9, all Expenses Relating to a Unit Outage incurred within the first 12 months of any unplanned outage or Operations Failure of any Unit; and
(17)    the proceeds of any business interruption insurance (to the extent not included in Consolidated Net Income for such period) and, without duplication of such amounts, all EBITDA Lost as a Result of a Unit Outage and all EBITDA Lost as a Result of a Grid Outage less, in all such cases, the absolute value of Expenses Relating to a Unit Outage (if negative); provided that the amount calculated pursuant to this clause (17) shall not be less than zero;
and (B) subtracting therefrom (in each case, to the extent included in determining Consolidated Net Income of the Borrower for such period (other than with respect to clause (i))) the amount of (i) all cash payments or cash charges made (or incurred) by the Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated Adjusted EBITDA in a previous period, (ii) income and gain items corresponding to those referred to in clauses (A)(4), (A)(5) and (A)(12) above (other than the accrual of revenue in the ordinary course), (iii) gains related to pensions and other post-employment benefits and (iv) federal, state, local and foreign income tax credits (except as provided in clause (A)(2)(y) above);
provided that:
(A)    to the extent included in Consolidated Net Income of the Borrower for such period, there shall be excluded in determining Consolidated Adjusted EBITDA (x) currency translation gains and losses related to currency re-measurements of Indebtedness or intercompany balances and (y) gains or losses on Hedging Agreements;
(B)    to the extent included in Consolidated Net Income of the Borrower for such period, there shall be excluded in determining Consolidated Adjusted EBITDA for any period any adjustments resulting from the application of Statement of

Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations;
(C)    there shall be included in determining Consolidated Adjusted EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property, assets, division or line of business acquired by the Borrower or any Restricted Subsidiary during such period (or any property, assets, division or line of business subject to a letter of intent or purchase agreement at such time) (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any property, assets, division or line of business, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, property, assets, division or line of business acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary or Excluded Project Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition), in each case, other than with respect to calculations for purposes of determining the Commitment Fee Rate or relating to compliance with Section 10.9 to the extent such acquisition occurred after the end of such period;
(D)    to the extent included in Consolidated Adjusted EBITDA, there shall be excluded in determining Consolidated Adjusted EBITDA for any period the Disposed EBITDA (as defined in the First Lien Credit Agreement as in effect on the Closing Date) of any Person, property, business or asset (other than an Unrestricted Subsidiary or Excluded Project Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred, abandoned or otherwise disposed of, or closed or so classified, a “Disposed Entity or Business”), and the Disposed EBITDA (as defined in the First Lien Credit Agreement as in effect on the Closing Date) of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) and any Restricted Subsidiary that is converted into an Excluded Project Subsidiary during such period (each, a “Converted Excluded Project Subsidiary”), in each case based on the actual Disposed EBITDA (as defined in the First Lien Credit Agreement as in effect on the Closing Date) of such Disposed Entity or Business, Converted Unrestricted Subsidiary or Converted Excluded Project Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition, closure, classification or conversion), in each case, other than with respect to calculations for purposes of determining the Commitment Fee Rate or relating to compliance with Section 10.9 to the extent such sale, transfer, disposition, closure, classification or other conversion occurred after the end of such period.

Notwithstanding the above, the Consolidated Adjusted EBITDA of the Borrower for the fiscal quarter ended (in each case, subject to pro forma adjustments for transactions occurring after the Closing Date in accordance with Section 1.3(c)):

June 30, 2022 will be deemed to be:	$80,200,000
September 30, 2022 will be deemed to be:	$257,500,000
December 31, 2022 will be deemed to be:	$151,200,000
March 31, 2023 will be deemed to be:	$328,600,000
“Consolidated First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the sum, without duplication, of (i) Consolidated Secured Debt that is secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations and (ii) Consolidated Secured Debt of the type described in clause (ii) of the definition thereof, in each case as of such date of determination to (b) Consolidated Adjusted EBITDA for the most recent four fiscal quarter period for which financial statements described in Section 9.1(a) or (b) have been delivered.
“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments or receipts (if any) pursuant to interest rate Hedging Obligations, but not including amortization of original issue discount, deferred financing costs and other non-cash interest payments), net of cash interest income. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to any interest rate hedging agreements.
“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the Net Income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1)    for any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, the amount of dividends or similar distributions (including pursuant to other intercompany payments but excluding cash distributions made concurrently with any Investment in such Person from the Borrower or a Restricted Subsidiary) paid in cash to the specified Person or a Restricted Subsidiary of the Person shall be included;
(2)    solely for the purpose of determining the Applicable Amount, the Net Income of any Restricted Subsidiary that is not a Subsidiary Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;
(3)    the cumulative effect of a change in accounting principles will be excluded;
(4)    any net after-tax non-recurring or unusual gains, losses (less all fees and expenses relating thereto) or other charges or revenue or expenses (including, without limitation, relating to severance, relocation and one-time compensation charges) shall be excluded;
(5)    any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded, whether under FASB 123R or otherwise;
(6)    any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;
(7)    any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions shall be excluded;
(8)    any impairment charge or asset write-off pursuant to Financial Accounting Statement No. 142 and No. 144 or any successor pronouncement shall be excluded;
(9)    the effects of all adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP, net of taxes, resulting from the application of fresh start accounting principles as a result of the Case or the Debtors’ consummation of the Plan shall be excluded; and
(10)    restructuring-related or other similar charges, fees, costs, commissions and expenses or other charges incurred during such period in connection with this Agreement, the other Credit Documents, the Credit Facilities (as defined in the First Lien Credit Agreement as in effect on the Closing Date), the 2023 Notes, the Letter of Credit Facility, the Case, any reorganization plan in connection with the Case, and any and all transactions contemplated by the foregoing, including the write-off of any receivables, the termination or settlement of executory contracts, professional and accounting costs fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization of the Debtors shall, in each case, be excluded.
In addition, to the extent not already included in Consolidated Net Income of the Borrower and its Restricted Subsidiaries, Consolidated Net Income shall include (x) the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption, (y) reimbursements of any expenses or charges that are actually received and covered by indemnification or other reimbursement provisions, in each case, to the extent such expenses, charges or losses were deducted in the calculation of Consolidated Net Income, and (z)

the purchase accounting effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) as a result of any acquisition or other similar investment permitted under this Agreement, or the amortization or write-off of any amounts thereof.
“Consolidated Secured Debt” shall mean, as of any date of determination, Consolidated Total Debt at such date which either (i) is secured by a Lien on the Collateral (and other assets of the Borrower or any Restricted Subsidiary pledged to secure the Obligations pursuant to Section 10.2(cc)) or (ii) constitutes Capitalized Lease Obligations or purchase money Indebtedness of the Borrower or any Restricted Subsidiary that is secured by a Lien on any assets of Borrower or Restricted Subsidiary.
“Consolidated Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of such date of determination to (b) Consolidated Adjusted EBITDA for the most recent four fiscal quarter period for which financial statements described in Section 9.1(a) or (b) have been delivered.
“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption), after intercompany eliminations, on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries for the most recent Fiscal Year or fiscal quarter, as applicable, for which financial statements described in Section 9.1(a) or (b) have been delivered (or, if such date of determination is a date prior to the first date on which such consolidated balance sheet has been (or is required to have been) delivered pursuant to Section 9.1, on the pro forma financial statements delivered pursuant to Section 6.10 (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith)).
“Consolidated Total Debt” shall mean, as of any date of determination, (a) (x) (i) the aggregate outstanding principal amount of all Indebtedness of the types described in clause (a) (solely to the extent such Indebtedness matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the sole option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation), clause (d) (but, in the case of clause (d), only to the extent of any unreimbursed drawings under any letter of credit which are not cash collateralized or backstopped) and clause (f) of the definition thereof, in each case actually owing by the Borrower and the Restricted Subsidiaries on such date and to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP and (ii) purchase money Indebtedness (and excluding, for the avoidance of doubt, Hedging Obligations and Cash Management Obligations (as defined in the First Lien Credit Agreement as in effect on the Closing Date)) of the Borrower and its Restricted Subsidiaries and (y) Guarantee Obligations of the Borrower and its Restricted Subsidiaries for the benefit of any Person (other than of the Borrower or any Restricted Subsidiary) of the type described in clause (x) above minus (b) the aggregate amount of all Unrestricted Cash minus (c)

amounts in the Term C Collateral Accounts (as defined in the First Lien Credit Agreement as in effect on the Closing Date), if any minus (d) cash and cash equivalents of the Borrower and its Restricted Subsidiaries that are restricted in favor of the Letter of Credit Facility or the Credit Facilities whether or not held in a pledged account.
“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date of determination to (b) Consolidated Adjusted EBITDA for the most recent four fiscal quarter period for which financial statements described in Section 9.1(a) or (b) have been delivered.
“Contingent Obligation” shall mean indemnification Obligations and other similar contingent Obligations for which no claim has been made in writing (but excluding, for the avoidance of doubt, amounts available to be drawn under Letters of Credit).
“Contractual Requirement” shall have the meaning provided in Section 8.3.
“Converted Excluded Project Subsidiary” shall have the meaning provided in the definition of “Consolidated Adjusted EBITDA.”
“Converted Restricted Subsidiary” shall have the meaning provided in the definition of “Consolidated Adjusted EBITDA.”
“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of “Consolidated Adjusted EBITDA.”
“Corresponding Loan Amount” shall have the meaning provided in Section 12.14(c).
“Covered Commodity” shall mean any energy, electricity, generation, capacity, power, heat rate, congestion, natural gas, natural gas liquids, nuclear fuel (including enrichment, conversion and fabrication rights), diesel fuel, fuel oil, other petroleum-based liquids, coal, lignite, feedstock, weather, emissions, carbon, renewable energy and other environmental credits, waste by-products, “cap and trade” related credits, or any other energy related commodity or service (including ancillary services, attributes with an economic value, and related risks (such as location basis)).
“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, the Collateral Trust Agreement, each Letter of Credit and each other document designated in writing as such by the Borrower and Administrative Agent hereunder.
“Credit Event” shall mean and include the issuance of a Letter of Credit.
“Credit Party” shall mean each of the Borrower, each of the Subsidiary Guarantors and each other Restricted Subsidiary of the Borrower that is a guarantor under the Guarantee.
“Cure Amount” shall have the meaning provided in Section 11.14(a).
“Cure Period” shall have the meaning provided in Section 11.14(a).

“Cure Right” shall have the meaning provided in Section 11.14(a).
“Debtors” shall have the meaning provided in the recitals to this Agreement.
“Default” shall mean any event, act or condition that, with notice or lapse of time or both, would constitute an Event of Default.
“Default Rate” shall have the meaning provided in Section 4.1(e).
“Disposed EBITDA” shall have the meaning provided in the definition of “Consolidated Adjusted EBITDA.”
“Disposed Entity or Business” shall have the meaning provided in the definition of “Consolidated Adjusted EBITDA.”
“Disposition” shall have the meaning provided in Section 10.4.
“Disqualified Institutions” shall mean (a) competitors of the Borrower or any of its Subsidiaries that are identified by the Borrower in writing to the Administrative Agent on or prior to the Closing Date or after the Closing Date and (b) certain banks, financial institutions, other institutional lenders and investors and other entities that are identified by the Borrower in writing to the Administrative Agent on or prior to the Closing Date or (iii) any affiliate of any person identified in clause (a) or (b) that is reasonably identifiable as such on the basis of such affiliate’s name or otherwise identified in writing by the Borrower to the Administrative Agent from time to time (other than any bona fide debt fund affiliate); provided that no such identification after the date of a relevant assignment shall apply retroactively to disqualify any person that has previously, and properly, acquired (and continues to hold) an assignment or participation of an interest in the Letter of Credit Facility with respect to amounts previously acquired. The list of all Disqualified Institutions set forth in clauses (a) and (b) shall be made available to any L/C Issuer upon its written request.
“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of such change of control, asset sale or similar event shall be subject to the prior repayment in full of all Obligations (other than Contingent Obligations and the termination of the L/C Commitments), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of such change of control, asset sale or similar event shall be subject to the prior repayment in full of all Obligations (other than Contingent Obligations and the termination of the L/C Commitments), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that, if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any present or former employee, officer, director, manager or consultant, of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or any Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower, in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement or otherwise in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, officer, director, manager or consultant shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries.
“Dividends” or “dividends” shall have the meaning provided in Section 10.6.
“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.
“Drawing” shall have the meaning provided in Section 3.3(b).
“EBITDA Lost as a Result of a Grid Outage” shall mean, to the extent that any transmission or distribution lines go out of service (in connection with weather related events or otherwise), (x) the revenue not actually earned by the Borrower and its Restricted Subsidiaries that would otherwise have been earned (based on the good faith determination of the Borrower) with respect to any Unit within the first 12 month period that such transmission or distribution lines were out of service had such transmission or distribution lines not been out of service during such period and (y) the amount of any penalties or bonuses that are paid by the Borrower and its Restricted Subsidiaries as a result of such outage.
“EBITDA Lost as a Result of a Unit Outage” shall mean, to the extent that any Unit (i) is out of service as a result of any unplanned outage or shut down (in connection with weather related events or otherwise) or (ii) is prevented from operating at normal capacity due to extraordinary weather or other unplanned and extraordinary conditions that cause the Unit not to be able to operate at normal capacity (such failure described in this clause (ii), an “Operations Failure”), (x) the revenue not actually earned by the Borrower and its Restricted Subsidiaries that would otherwise have been earned (based on the good faith determination of the Borrower) with respect to any such Unit during the first 12 month period of any such outage, shut down or Operations Failure had such Unit not been out of service or in Operations Failure during such period and (y) the amount of any penalties or bonuses that are paid by the Borrower and its Restricted Subsidiaries as a result of such outage or Operations Failure.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA

Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Foreign Plan, that is maintained or contributed to by a Credit Party (or, with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate).
“Engagement and Commitment Letter” shall mean that certain amended and restated engagement and commitment letter, dated April 28, 2023, among the Borrower, the L/C Issuer and the other Commitment Parties party thereto.
“Environmental CapEx” shall mean Capital Expenditures and other costs deemed reasonably necessary by the Borrower or any Restricted Subsidiary, or otherwise undertaken voluntarily by the Borrower or any Restricted Subsidiary, to comply with, or in anticipation of having to comply with, applicable Environmental Laws, or Capital Expenditures otherwise undertaken voluntarily by the Borrower or any Restricted Subsidiary in connection with environmental matters.
“Environmental CapEx Debt” shall mean Indebtedness of the Borrower or its Restricted Subsidiaries incurred for the purpose of financing Environmental CapEx.
“Environmental Claims” shall mean any and all written actions, suits, proceedings, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than reports prepared by or on behalf of the Borrower or any other Subsidiary of the Borrower (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of Real Estate), in each case, materially relating to any applicable Environmental Law or any permit issued, or any approval given, under any applicable Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release into the environment of Hazardous Materials or arising from alleged injury or threat of injury to human health or safety (in each case, to the extent relating to human exposure to Hazardous Materials), or to the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.
“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law now (or, with respect to any post-Closing Date requirements of the Credit Documents, hereafter in effect), in each case as amended, and any legally binding judicial or administrative interpretation thereof, including any legally binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or to human health or safety (in each case, to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.
“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock), other than: (a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-8; (b) issuances to any Subsidiary of the Borrower or any such parent; and (c) any Cure Amount.
“Equity Rights Offering” shall have the meaning provided in the recitals to this Agreement.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or any Restricted Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (i) the failure of any Employee Benefit Plan to comply with any provisions of ERISA and/or the Code or with the terms of such Employee Benefit Plan; (ii) any Reportable Event; (iii) the existence with respect to any Employee Benefit Plan of a non-exempt Prohibited Transaction; (iv) any failure by any Benefit Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Benefit Plan, whether or not waived; (v) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (vi) the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Benefit Plan; (vii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any written notice to terminate any Benefit Plan under Section 4042(a) of ERISA or to appoint a trustee to administer any Benefit Plan under Section 4042(b)(1) of ERISA; (viii) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Benefit Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; or (ix) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition on it of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, or terminated (within the meaning of Section 4041A of ERISA).

“Erroneous Payment Return Deficiency” shall have the meaning provided in Section 12.14(c).
“Erroneous Payment” shall have the meaning provided in Section 12.14(a).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning provided in Section 11.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Rate” shall mean on any day with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.
“Excluded Affiliates” shall mean members of any L/C Issuer or any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital or are known by any L/C Issuer to be engaged in advising creditors receiving distributions in connection with the Plan or any other Person involved in the negotiation of the Plan (other than the Borrower any direct or indirect parent of the Borrower and its Subsidiaries), including through the provision of advisory services other than a limited number of senior employees who are required, in accordance with industry regulations or any L/C Issuer’s internal policies and procedures to act in a supervisory capacity and any L/C Issuer’s internal legal, compliance, risk management, credit or investment committee members.
“Excluded Collateral” shall mean (a) Excluded Stock and Stock Equivalents and (b) Excluded Property.
“Excluded Project Subsidiary” shall mean (a) any Non-Recourse Subsidiary of the Borrower that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an “Excluded Project Subsidiary” in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently designated as an “Excluded Project Subsidiary” by the Borrower in a written notice to the Administrative Agent and (c) each Restricted Subsidiary of an Excluded Project Subsidiary; provided that in the case of clauses (a) and (b), (x) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Excluded Project Subsidiary as a Restricted Subsidiary, to the extent not resulting in an increase to the Applicable Amount) on the date of such designation in an amount equal to the net book value of the investment therein and such designation shall be permitted only to the extent permitted under Section 10.5 on the date of such designation, (y) no Event of Default exists or would result from such designation after giving Pro Forma Effect thereto and (z) in the case of (b), the Restricted Subsidiary to be so designated as an Excluded Project Subsidiary, does not (directly or indirectly through its Subsidiaries) at such time own any Stock of, or own or hold any Lien on any property of, the Borrower or any of its Restricted Subsidiaries. No Restricted Subsidiary may be designated as an Excluded Project Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of (or otherwise subject to the covenants governing) any Material Indebtedness for borrowed money that is secured on a pari passu basis with the Letter of Credit Facility. The Borrower may, by written notice to the Administrative Agent, redesignate any Excluded Project Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Excluded Project Subsidiary, but only if (x) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness, with the covenant set forth in Section 10.9 (to the extent such covenant is then required to be tested) and (y) no Event of Default exists or would result from such re-designation. If, at any time, any Excluded Project Subsidiary remains a Restricted Subsidiary of the Borrower, but fails to meet the requirements set forth in the definition of “Non-Recourse Subsidiary,” it will thereafter cease to be an Excluded Project Subsidiary for the purposes of this Agreement and, unless it is, or has been, designated as an Unrestricted Subsidiary at or prior to the time of such failure, such Subsidiary shall be deemed to be a Restricted Subsidiary for all purposes of this Agreement and the other Credit Documents and any then outstanding Indebtedness of such Subsidiary that would otherwise only have been permitted to have been incurred by an Excluded Project Subsidiary will be deemed to be incurred by a Restricted Subsidiary that is not an Excluded Project Subsidiary as of such date.
“Excluded Property” shall mean (i) a security interest or Lien pursuant to this Agreement or any other Credit Document in the applicable Credit Party’s right, title or interest in any property that could result in material adverse accounting or regulatory consequences, as reasonably determined by the Borrower in consultation with the Administrative Agent, (ii) any vehicles, airplanes and other assets subject to certificates of title; (iii) letter-of-credit rights (other than supporting obligations); (iv) any property subject to a Permitted Lien securing a purchase money agreement, Capital Lease or similar arrangement permitted under this Agreement to the extent, and for so long as, the creation of a security interest therein is prohibited thereby (or otherwise requires consent, provided that there shall be no obligation to seek such consent) or creates a right of termination or favor of a third party, in each case, excluding the proceeds and receivables thereof to the extent not otherwise constituting Excluded Property; (v) (x) all leasehold interests in real property (including, for the avoidance of doubt, any requirement to obtain any landlord or other third party waivers, estoppels, consents or collateral access letters in respect of such leasehold interests) and (y) any parcel of Real Estate and the improvements thereto owned in fee by a Credit Party with a fair market value of less than $20,000,000 (determined by the Borrower in good faith as of the Closing Date (or, if later, at the time of acquisition or contribution thereof)) (but not any Collateral located thereon) or any parcel of Real Estate and the improvements thereto owned in fee by a Credit Party outside the United States; (vi) any “intent to use” trademark application filed and accepted in the United States Patent and Trademark Office unless and until an amendment to allege use or a statement of use has been filed and accepted by the United States Patent and Trademark Office to the extent, if any, that, and solely during the period, if any, in which the grant of security interest therein could impair the validity or enforceability of such “intent to use” trademark application under federal law; (vii) any charter, permit, franchise, authorization, lease, license or agreement, in each case, only to the extent and for so long as the grant of a security interest therein (or the assets subject thereto) by the applicable Credit Party (w) would result in the creation of a security interest thereunder or create a right of termination in favor of any party thereto, (x) would violate, or would invalidate, such charter, permit, franchise, authorization, lease, license, or agreement or (y) would give any party (other than a Credit Party) to any such charter, permit, franchise, authorization, lease, license or agreement the right to terminate its obligations thereunder or (z) is permitted under such charter, permit, franchise, lease, license or agreement only with consent of the parties thereto (other than consent of a Credit Party) and such necessary consents to such grant of a security interest have not been obtained (it being understood and agreed that no Credit Party or Restricted Subsidiary has any obligation to obtain such consents) other than, in each case referred to in clauses (x) and (y) and (z), as would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction, in each case excluding the proceeds and receivables thereof which are not otherwise Securitization Assets; (viii) any Commercial Tort Claim (as defined in the Security Agreement) for which no claim has been made or with a value of less than $25,000,000 for which a claim has been made; (ix) any Excluded Stock and Stock Equivalents; (x) assets of Unrestricted Subsidiaries, Excluded Project Subsidiaries, Immaterial Subsidiaries (other than, in the case of Immaterial Subsidiaries, to the extent a perfected security interest therein can be obtained by filing a UCC-1 financing statement), Captive Insurance Subsidiaries and special purposes entities, including any Receivables Entity or any Securitization Subsidiary; (xi) any assets with respect to which, the Borrower and the Administrative Agent reasonably determine, the cost or other consequences of granting a security interest or obtaining title insurance in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; (xii) any assets with respect to which granting a security interest in such assets in favor of the Secured Parties under the Security Documents could reasonably be expected to result in a material adverse tax or regulatory consequence as reasonably determined by the Borrower in consultation with the Administrative Agent; (xiii) any margin stock; (xiv) Receivables Facility Assets in connection with a Permitted Receivables Financing or Securitization Assets in connection with a Qualified Securitization Financing; (xv) amounts payable to any Credit Party that such Credit Party is collecting on behalf of Persons that are not Credit Parties; (xvi) any assets with respect to which granting a security interest in such assets is prohibited by or would violate law, treaty, rule, or regulation (including regulations adopted by FERC and/or the Nuclear Regulatory Commission) or determination of an arbitrator or a court or other Governmental Authority or which would require obtaining the consent, approval, license or authorization of any Governmental Authority (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) or create a right of termination in favor of any governmental or regulatory third party, in each case after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or other Applicable Law, excluding the proceeds and receivables thereof (to the extent not otherwise constituting Excluded Collateral); (xvii) cash and cash equivalents that are pledged or otherwise transferred in support of Hedging Obligations in respect of a transaction permitted hereunder; (xviii) sales tax, payroll or other trust accounts holding funds solely for the benefit of third parties that are not Credit Parties; (xix) any assets, including any stock or equity interests in another entity, owned by a non-U.S. Subsidiary that is a CFC or CFC Holdings Company and (xx)

sales tax, payroll or other trust accounts holding funds solely for the benefit of third parties that are not Credit Parties.
“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of pledging such Stock or Stock Equivalents in favor of the Collateral Representative under the Security Documents shall be excessive in view of the benefits to be obtained by the L/C Issuers therefrom, (ii) solely in the case of any pledge of Voting Stock of any Foreign Subsidiary that is a CFC or any CFC Holding Company, in each case, owned directly by a Credit Party, any Voting Stock in excess of 65% of each outstanding class of Voting Stock of such Foreign Subsidiary that is a CFC or any CFC Holding Company, (iii) any Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law or, any Contractual Requirement (including any legally effective requirement to obtain the consent or approval of, or a license from, any Governmental Authority or any other regulatory third party unless such consent, approval or license has been obtained (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary of the Borrower to obtain any such consent, approval or license)), (iv) any Stock or Stock Equivalents of each Subsidiary to the extent that a pledge thereof to secure the Obligations is prohibited by any applicable Organizational Document of such Subsidiary or requires third party consent (other than the consent of a Credit Party), unless consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent), (v) Stock or Stock Equivalents of any non- Wholly Owned Subsidiary, (vi) any Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Stock or Stock Equivalents could reasonably be expected to result in material adverse tax, regulatory or accounting consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent, (vii) any Stock or Stock Equivalents that are margin stock, (viii) any Stock and Stock Equivalents owned by a CFC or a CFC Holding Company, (ix) any Stock and Stock Equivalents of any Unrestricted Subsidiary, any Excluded Project Subsidiary, any Immaterial Subsidiary (other than, in the case of Immaterial Subsidiaries, to the extent a perfected security interest therein can be obtained by filing a UCC-1 financing statement), any Captive Insurance Subsidiary, any Broker-Dealer Subsidiary, any not-for-profit Subsidiary and any special purpose entity (including any Receivables Entity and any Securitization Subsidiary) and (x) nominee or qualifying shares (but solely to the extent the issuance with respect to which is required pursuant to Applicable Law); provided that Excluded Stock and Stock Equivalents shall not include proceeds of the foregoing property to the extent otherwise constituting Collateral.
“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(d) hereto and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not constitute a Material Subsidiary as of the most recently ended fiscal quarter or Fiscal Year, as applicable, for which financial statements described in Section 9.1(a) or (b) have been delivered, (b) subject to the proviso to clause (b) of Section 12.13, each Domestic Subsidiary that is not a Wholly Owned Subsidiary or otherwise constitutes a joint venture (for so long as such Subsidiary remains a non-Wholly Owned Restricted Subsidiary or joint venture), (c) any CFC or CFC Holding Company, (d) each Domestic Subsidiary that is (i) prohibited by any applicable (x) Contractual Requirement, (y) Applicable Law (including without limitation as a result of applicable financial assistance, directors’ duties or corporate benefit requirements) or (z) Organizational Document (in the case of clauses (x) and (z), in effect on the Closing Date or any date of acquisition of such Subsidiary (to the extent such prohibition was not entered into in contemplation of the Guarantee)) from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), or (ii) required to obtain consent, approval, license or authorization of a Governmental Authority for such guarantee or grant (unless such consent, approval, license or authorization has already been received); provided that there shall be no obligation to obtain such consent, (e) each Domestic Subsidiary of a Foreign Subsidiary that is a CFC or CFC Holding Company, (f) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences (including any adverse tax, regulatory or accounting consequences) of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (g) each Unrestricted Subsidiary, (h) any Foreign Subsidiary, (i) any special purpose “bankruptcy remote” entity, including any Receivables Entity and any Securitization Subsidiary, (j) any Subsidiary to the extent that the guarantee of the Obligations by such Subsidiary could reasonably be expected to result in a material adverse tax or regulatory consequences to the Borrower or any of its Subsidiaries (as determined by the Borrower in consultation with the Administrative Agent), (k) any Captive Insurance Subsidiary, (l) any non-profit Subsidiary, (m) any Broker-Dealer Subsidiary, or (n) any Excluded Project Subsidiary.
“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) net income Taxes (however denominated) and franchise and branch profits Taxes, in each case, (i) imposed on such Recipient by a jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Tax that is imposed on amounts payable to a Recipient under the law in effect on the Closing Date; provided that this subclause (b) shall not apply to the extent that the indemnity payments or additional amounts such Recipient would be entitled to receive (without regard to this subclause (b)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Recipient would have been entitled to receive pursuant to Section 5.2 in the absence of such assignment (it being understood and agreed, for the avoidance of doubt, that any withholding Tax imposed on a Recipient solely as a result of a Change in Law occurring after the time such Recipient became a party to this Agreement shall not be an Excluded Tax under this subclause (b)), (c) any Tax to the extent attributable to such Recipient’s failure to comply with Sections 5.2(d), 5.2(e) and 5.2(i) in the case of any Non-U.S. Recipient or Section 5.2(h) in the case of a U.S. Recipient and (d) any Taxes imposed by FATCA.
“Existing Letters of Credit” shall mean the Letters of Credit listed on Schedule 1.1(b).
“Expenses Relating to a Unit Outage” shall mean an amount (which may be negative) equal to (x) any expenses or other charges as a result of any (i) outage or shut-down (in connection with weather related events or otherwise) or (ii) Operations Failure of any Unit, including any expenses or charges relating to (a) restarting any such Unit so that it may be placed back in service after such outage, shut-down or Operations Failure, (b) purchases of power, natural gas or heat rate to meet commitments to sell, or offset a short position in, power, natural gas or heat rate that would otherwise have been met or offset from production generated by such Unit during the period of such outage, shut-down or Operations Failure, (c) starting up, operating, maintaining and shutting down any other Unit that would not otherwise have been operating absent such outage, shut-down or Operations Failure, including the fuel and other operating expenses, incurred to start-up, operate, maintain and shut-down such Unit and that are required during the period of time that such Unit suffering an outage, shut-down or Operations Failure is out of service or in Operations Failure in order to meet the commitments of such Unit suffering an outage, shut down or Operations Failure to sell, or offset a short position in, power, natural gas or heat rate and (d) penalties that are paid by the Borrower and its Restricted Subsidiaries as a result of such outage, shut-down or Operations Failure less (y) any expenses or charges not in fact incurred (including fuel and other operating expenses) that would have been incurred absent such outage, shut-down or Operations Failure.
FERC” shall mean the U.S. Federal Energy Regulatory Commission or any successor
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement (or related laws, rules or official administrative guidance) implementing the foregoing “Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1. agency thereto.
“First Lien Administrative Agent” shall mean Citibank, N.A. (and any successor thereto), in its capacity as administrative agent under the First Lien Credit Agreement “First Lien Credit Agreement” shall mean that certain Credit Agreement, dated as of the date hereof, among the Borrower, the lenders and letter of credit issuers from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent, as such document may be amended, restated, supplemented, Refinanced or otherwise modified from time to time.
“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement among the representative of such holders of First Lien Obligations, the Collateral Representative, the Credit Parties and any First Lien Secured Parties from time to time party thereto, at any time after the Closing Date, in a form that is reasonably satisfactory in form and substance to the Borrower and the Collateral Agent.
“First Lien Obligations” shall mean, collectively, (i) the Obligations, (ii) the Indebtedness and related obligations with respect to the 2023 Notes, (iii) the Indebtedness and related obligations with respect to the First Lien Credit Agreement and (iv) the Indebtedness and related obligations which are permitted hereunder to be secured by Liens on the Collateral that rank pari passu (but without regard to the control of remedies) with the Liens securing the Obligations; provided that such Indebtedness and related obligations have been added to the Collateral Trust Agreement in accordance with its terms.
“First Lien Secured Parties” shall mean, collectively, (i) the Secured Parties and (ii) each other First Lien Secured Party (as defined in the Collateral Trust Agreement).
“Fiscal Year” shall have the meaning provided in Section 9.10.
“Fitch” shall mean Fitch Ratings Ltd. and any successor to its rating agency business.

“Fixed Amounts” shall have the meaning provided in Section 1.15.
“Flood Laws” shall mean collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (iii) the Biggert- Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.
“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.
“FPA” shall mean the Federal Power Act, as amended to the date hereof and from time to time hereafter.
“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required L/C Issuers request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government or any governmental or non-governmental authority regulating the generation and/or transmission of energy, including PJM, a central bank, stock exchange or any other ISO or RTO.
“Guarantee” shall mean the Guarantee made by each Guarantor in favor of the Collateral Trustee for the benefit of the Secured Parties, substantially in the form of Exhibit G.
“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” shall mean (a) each Domestic Subsidiary (other than an Excluded Subsidiary) on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee on or after the Closing Date pursuant to Section 9.11 or otherwise.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products spilled or released into the environment, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, for which a release into the environment is prohibited, limited or regulated by any Environmental Law.
“Hedging Agreements” shall mean (a) any transaction (whether financial or physical) (including an agreement with respect to any such transaction) (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (whether financial or physical) (including any option with respect to any of these transactions), (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made or (iii) any other similar transactions or any combination of any of the foregoing (whether financial or physical) (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, annexes, supplements, definitional sets, and other documents, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) any Commodity Hedging Agreement; and, in the case of clauses (a), (b) and (c), whether bilateral, over-the-counter, financial or physical, on or through an exchange or other execution facility, on or through a system, platform or portal operated by an ISO or RTO, cleared through a clearing house, clearing organization or clearing agency, or otherwise.
“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.
“Historical Financials” shall mean (i) the audited consolidated balance sheet and the related audited consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries as of and for the Fiscal Years ended December 31, 2021 and December 31, 2022 and (ii) the unaudited consolidated balance sheet and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries as of and for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Borrower’s Fiscal Year) ended at least 50 days before the Closing Date.
“Immaterial Subsidiary” shall mean each Subsidiary of the Borrower that is not a Material Subsidiary.
“Incurrence-Based Amounts” shall have the meaning provided in Section 1.15.
“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (d) the available balance of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) the Swap Termination Value of Hedging Obligations of such Person, (h) without duplication, all Guarantee Obligations of such Person, (i) Disqualified Stock of such Person and (j) Receivables Indebtedness of such Person; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) amounts payable by and between the Borrower and any of its Subsidiaries in connection with retail clawback or other regulatory transition issues, (v) any Indebtedness defeased by such Person or by any Subsidiary of such Person, (vi) contingent obligations incurred in the ordinary course of business, (vii) [reserved], (viii) Performance Guaranties, and (ix) earnouts until earned, due and payable and not paid for a period of thirty (30) days (solely to the extent reflected as a liability on the balance sheet of such Person). The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries shall (i) exclude all intercompany Indebtedness among the Borrower and its Subsidiaries having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, and (ii) obligations constituting Non-Recourse Debt shall only constitute “Indebtedness” for purposes of Section 10.1, Section 10.2 and Section 10.10 and not for any other purpose hereunder.
“Indemnified Liabilities” shall have the meaning provided in Section 13.5.
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor (including Other Taxes) other than (i) Excluded Taxes and (ii) any interest, penalties or expenses caused by the applicable Recipient’s gross negligence or willful misconduct.
“Independent Financial Advisor” shall mean an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is disinterested with respect to the applicable transaction.
“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Intercompany Subordinated Note” shall mean the Intercompany Note, dated as of the Closing Date, executed by the Borrower and each Restricted Subsidiary of the Borrower party thereto.
“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership, limited liability company membership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) (including any partnership or joint venture); (c) the entering into of any Guarantee Obligation with respect to Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5. The amount of any Investment outstanding at any time shall be the original cost of such Investment reduced (except in the case of (x) Investments made using the Applicable Amount pursuant to Section 10.05(v)(y) and (y) Returns which increase the Applicable Amount pursuant to clauses (a)(iii), (iv), (v) and (vii) of the definition thereof) by any Returns of the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of cash or Permitted Investments, such amount shall be equal to the fair market value of such consideration).
“IPO Listco” shall mean a wholly owned Subsidiary of the Borrower or any Parent Entity of the Borrower formed in contemplation of any Qualifying IPO.
“IPO Reorganization Transaction” shall mean transactions taken in connection with and reasonably related to consummating a Qualifying IPO, so long as, after giving effect thereto, the security interest of the Collateral Representative, for the benefit of the L/C Issuers, in the Collateral, taken as a whole, is not materially impaired.
“IPOCo Transactions” shall mean the transactions in connection with the formation and capitalization of IPO Listco prior to and in connection with and reasonably related to a Qualifying IPO, including, without limitation, (1) the legal formation of IPO Listco and one or more Subsidiaries of the Permitted Holders to own interests therein, (2) the contribution, directly or indirectly, of the Stock of the Borrower and other Subsidiaries of the Borrower to IPO Listco, or the other acquisition by IPO Listco thereof, (3) the conversion of the outstanding Stock in the Borrower into a new class of Stock in the Borrower, (4) the distribution by the Borrower to the Permitted Holders of any proceeds from the 2023 Notes and cash generated from operations, (5) the issuance of Stock of IPO Listco or the Borrower to the public and the use of proceeds therefrom to pay transaction expenses, distribute funds as a reimbursement for capital expenditures, and other purposes approved by a Permitted Holder, (6) the execution, delivery and performance of customary documentation (and amendments to existing documentation) governing the relations between and among the Borrower, IPO Listco, the Permitted Holders and their respective Subsidiaries and (7) any other transactions and documentation reasonably related to the foregoing or necessary or appropriate in the view of the Permitted Holders or the board of directors of the Borrower or any direct or indirect Parent Entity in connection with a Qualifying IPO.
“ISO” shall mean “independent system operator,” as further defined by FERC policies, orders and regulations.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published in the International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).
“Issuance Fee” shall have the meaning provided in Section 4.1(c).
“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by a L/C Issuer and the Borrower or any of its Subsidiaries or in favor of a L/C Issuer and relating to such Letter of Credit.
“Junior Indebtedness” shall have the meaning provided in Section 10.7(a).
“Junior Lien Intercreditor Agreement” shall mean an Intercreditor Agreement among the representative of such holders of Indebtedness junior to the Obligations, the Collateral Agent, the Collateral Trustee (if applicable), the Borrower and any First Lien Secured Parties from time to time party thereto, whether on the Closing Date or at any time thereafter, substantially in the form of Exhibit F or in a form that is reasonably satisfactory in form and substance to the Borrower and the Collateral Agent.
“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any L/C Commitments hereunder as of such date of determination.
“Latest Term Maturity Date” shall have the meaning provided in the First Lien Credit Agreement as in effect on the Closing Date.
“L/C Commitment” shall mean (a) with respect to the L/C Issuer on the Closing Date, the amount set forth opposite the L/C Issuer’s name on Schedule 1.1(a) as the L/C Issuer’s “L/C Commitment” and (b) in the case of any Person that becomes an L/C Issuer after the Closing Date, the amount specified as such Person’s applicable “L/C Commitment” in the Assignment and Acceptance pursuant to which such Person assumed a portion of the L/C Commitment. On the Closing Date, the aggregate amount of the L/C Commitments is $75,000,000, as the same may be reduced from time to time pursuant to Section 4.2.
“L/C Covenant Cure” shall have the meaning provided in Section 11.12(c).
“L/C Fee” shall have the meaning provided in Section 4.1(b).
“L/C Issuer” shall mean Barclays Bank PLC or any Person that becomes an L/C Issuer after the Closing Date pursuant to the terms hereof. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates that are reasonably acceptable to the Borrower, and in each such case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate or such L/C Issuer.
“L/C Maximum Amount” shall have the meaning provided in Section 11.14(d).
“L/C Obligations” shall mean, as at any date of determination, the aggregate Stated Amount of all outstanding Letters of Credit plus the aggregate principal amount of all Unpaid Drawings under all Letters of Credit. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any law or rule of uniform practices to which any Letter of Credit is subject (including Rule 3.13 and Rule 3.14 of the ISP) or similar terms in the Letter of Credit itself, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Termination Date” shall mean the date that is five Business Days prior to the Maturity Date.
“LCT Election” shall have the meaning provided in Section 1.10.
“LCT Test Date” shall have the meaning provided in Section 1.10.
“Lender Presentation” shall mean the Lender Presentation dated April 20, 2023, relating to the Transactions.

“Letter of Credit” shall mean each standby letter of credit issued pursuant to Section 3.1(a)(i).
“Letter of Credit Facility” shall mean the L/C Commitment and the extensions of credit thereunder.
“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).
“Letters of Credit Outstanding” shall mean, at any time, with respect to any L/C Issuer, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit issued by such L/C Issuer and (b) the aggregate principal amount of all Unpaid Drawings in respect of all such Letters of Credit. References herein and in the other Credit Documents to the Letters of Credit Outstanding shall be deemed to refer to the Letters of Credit Outstanding in respect of all Letters of Credit issued by the applicable L/C Issuer or to the Letters of Credit Outstanding in respect of all Letters of Credit, as the context requires.
“Lien” shall mean any mortgage, pledge, security interest, hypothecation, collateral assignment, lien (statutory or other) or similar encumbrance (including any conditional sale or other title retention agreement or any lease or license in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.
“Limited Condition Transaction” shall mean (i) any Permitted Acquisition or other permitted acquisition or Investment, merger or other similar transaction that the Borrower or one or more of its Restricted Subsidiaries is contractually committed to consummate and whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.
“LMBE-MC Facility” shall mean the Credit and Guaranty Agreement, dated as of December 3, 2018, entered into by and among MC Project Company LLC, a Delaware limited liability company, LMBE Project Company LLC, a Delaware limited liability company, LMBE-MC Holdco I LLC, a Delaware limited liability company, LMBE-MC Holdco II LLC, a Delaware limited liability company, the lenders from time to time party thereto, MUFG Union Bank, N.A., as the initial issuing bank, and MUFG Bank, Ltd., as administrative agent for the lender parties (as amended, restated, supplemented or otherwise modified).
“Management Investors” shall mean the officers, directors, employees and other members of the management of any parent of the Borrower, the Borrower or any of the Borrower’s respective Subsidiaries, or family members or relatives of any thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Stock of the Borrower or any parent of the Borrower.

Master Agreement” shall have the meaning provided in the definition of “Hedging Agreement.”
“Material Adverse Effect” shall mean any circumstances or conditions affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole (excluding any matters publicly disclosed prior to the Closing Date (i) in connection with the Case and the events and conditions related and/or leading up to the Case and the effects thereof or (ii) in any annual, quarterly or periodic report of the Borrower publicly filed prior to the Closing Date (which for the avoidance of doubt, includes the annual financials of the Borrower for the fiscal year ended December 31, 2022)), that would, in the aggregate, materially adversely affect (a) the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents (taken as a whole) or (b) the material rights or remedies (taken as a whole) of the Administrative Agent, the Collateral Representative and the L/C Issuers under the Credit Documents.
“Material Indebtedness” shall mean any Indebtedness (other than the Obligations) of the Borrower or any Restricted Subsidiary in an outstanding principal amount exceeding the greater of (x) $160,000,000 and (y) solely on or after the Q2 2024 Financials Date, 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time.
“Material Intellectual Property” shall mean any Intellectual Property that is, in the good faith determination of the Borrower, material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.
“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period for which Section 9.1 Financials have been delivered were equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose total revenues (when combined with the revenues of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) during such Test Period were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (y) total revenues (when combined with the revenues of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which the Officer’s Certificate delivered pursuant to Section 9.1(c) of this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries” so that such condition no longer exists. It is agreed and understood that no Receivables Entity or no Securitization Subsidiary shall be a Material Subsidiary.

“Maturity Date” shall mean May 17, 2028.
“Minimum Liquidity” shall mean, on any date, the sum of (i) the amount of Unrestricted Cash of the Borrower and its Subsidiaries as of such date, (ii) the unused availability under the Revolving Credit Facility as of such date and (iii) the amount on deposit in the Term C Collateral Account(s) (as defined in the First Lien Credit Agreement as in effect on the Closing Date) in excess of the sum of (x) the Stated Amount of all Term Letters of Credit (as defined in the First Lien Credit Agreement as in effect on the Closing Date) outstanding as of such date and (y) all Term Letter of Credit Reimbursement Obligations (as defined in the First Lien Credit Agreement as in effect on the Closing Date) as of such date.
“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Stock or Stock Equivalents, including any joint venture (regardless of form of legal entity).
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to its rating agency business.
“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property and the Collateral Representative for the benefit of the Secured Parties in respect of that Mortgaged Property, in a form to be mutually agreed with the Administrative Agent.
“Mortgaged Property” shall mean all Real Estate (i) set forth on Schedule 1.1(c) and (ii) with respect to which a Mortgage is required to be granted pursuant to Section 9.14(b).
“Multiemployer Plan” shall mean a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA (i) to which any Credit Party or any ERISA Affiliate is then making or has an obligation to make contributions or (ii) with respect to which any Credit Party or any ERISA Affiliate could reasonably be expected to incur liability pursuant to Title IV of ERISA.
“Narrative Report” shall mean, with respect to the financial statements for which such narrative report is required, a management’s discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated Restricted Subsidiaries for the applicable period to which such financial statements relate. For the avoidance of doubt, the Narrative Report to be delivered with respect to such applicable period may be identical to the Narrative Report (or its functional equivalent) delivered in connection with the 2023 Notes.
“Necessary CapEx” shall mean Capital Expenditures that are required by Applicable Law (other than Environmental Law) or otherwise undertaken voluntarily for health and safety reasons (other than as required by Environmental Law). The term “Necessary CapEx” does not include any Capital Expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.
“Necessary CapEx Debt” shall mean Indebtedness of the Borrower or its Restricted Subsidiaries incurred for the purpose of financing Necessary CapEx.

“Net Income” shall mean, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends or accretion, excluding, however:
(a)    any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any Disposition or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
(b)    any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.
“Netting Agreement” shall mean a netting agreement, master netting agreement or other similar document having the same effect as a netting agreement or master netting agreement and, as applicable, any collateral annex, security agreement or other similar document related to any master netting agreement or Permitted Contract.
“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).
“Non-Recourse Debt” shall mean any Indebtedness incurred by any Non-Recourse Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or provide financing for a project, which Indebtedness does not provide for recourse against the Borrower or any Restricted Subsidiary of the Borrower (excluding, for the avoidance of doubt, a Non-Recourse Subsidiary and such recourse as exists under a Performance Guaranty) or any property or asset of the Borrower or any Restricted Subsidiary of the Borrower (other than the Stock in, or the property or assets of, a Non-Recourse Subsidiary); provided, however, that the following shall be deemed to be Non-Recourse Debt: (i) guarantees with respect to debt service reserves established with respect to a Non-Recourse Subsidiary to the extent that such guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such guarantee; (ii) contingent obligations of the Borrower or any Restricted Subsidiary to make capital contributions to a Non-Recourse Subsidiary; (iii) any credit support or liability consisting of reimbursement obligations in respect of letters of credit issued hereunder to support obligations of a Non-Recourse Subsidiary, (iv) agreements of the Borrower or any Restricted Subsidiary to provide, or guarantees or other credit support (including letters of credit) by the Borrower or any Restricted Subsidiary of any agreement of another Restricted Subsidiary to provide, corporate, management, marketing, administrative, technical, energy management or marketing, engineering, procurement, construction, operation and/or maintenance services to such Non-Recourse Subsidiary, including in respect of the sale or acquisition of power, emissions, fuel, oil, gas or other supply of energy, (v) any agreements containing Hedging Obligations, and any power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, commercial or trading agreements and any other similar agreements entered into between the Borrower or any Restricted Subsidiary with or otherwise involving any other Non-Recourse Subsidiary, including any guarantees or other credit support (including letters of credit) in connection therewith, (vi) any Investments in a Non-Recourse Subsidiary and, for the avoidance of doubt, pledges by the Borrower or any Restricted Subsidiary of the Equity Interests of any Non-

Recourse Subsidiary that are directly owned by the Borrower or any Restricted Subsidiary in favor of the agent or lenders in respect of such Non-Recourse Subsidiary’s Non-Recourse Debt and (vii) any Performance Guarantees, to the extent in the case of clauses (i) through (vii) otherwise permitted by this Agreement.
“Non-Recourse Subsidiary” shall mean (i) any Restricted Subsidiary of the Borrower whose principal purpose is to incur Non-Recourse Debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a Person created for such purpose, and substantially all the assets of which Subsidiary and such Person are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Debt, or (y) Stock in, or Indebtedness or other obligations of, one or more other such Subsidiaries or Persons, or (z) Indebtedness or other obligations of the Borrower or its Subsidiaries or other Persons and (ii) any Restricted Subsidiary of a Non-Recourse Subsidiary.
“Non-U.S. Recipient” shall mean any Recipient that is not a U.S. Person.
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party or Restricted Subsidiary arising under any Credit Document or otherwise with respect to any Letter of Credit entered into with, or issued for the benefit of, the Borrower or any Restricted Subsidiary, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, in each case, other than (x) Permitted Other Debt Obligations secured pursuant to the Security Documents and (y) First Lien Obligations (as defined in the Collateral Trust Agreement) other than L/C Facility Obligations (as defined in the Collateral Trust Agreement). Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) (i) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document and (ii) exclude, notwithstanding any term or condition in this Agreement or any other Credit Documents, Permitted Other Debt Obligations secured pursuant to the Security Documents and First Lien Obligations (as defined in the Collateral Trust Agreement) other than L/C Facility Obligations (as defined in the Collateral Trust Agreement).
“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower by an Authorized Officer of the Borrower.
“Operations Failure” shall have the meaning provided in the definition of “EBITDA Lost as a Result of a Unit Outage.”
“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and

(c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” shall mean with respect to any recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, Taxes imposed as a result of any current or former connection between such recipient and the jurisdiction imposing such Tax (other than any such connection arising from such recipient having executed, delivered or performed its obligations or received a payment under, received or perfected a security interest under, or having been a party to or having engaged in any other transaction pursuant to or enforced, this Agreement or any other Credit Document, or sold or assigned an interest in any Letter of Credit or Credit Document).
“Other Taxes” shall mean any and all present or future stamp, registration, court, documentary or any other excise, property or similar Taxes (including interest, fines, penalties, additions to such Taxes) arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, from the receipt or perfection of a security interest under, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Borrower.
“Participant” shall have the meaning provided in Section 13.6(c)(i).
“Participant Register” shall have the meaning provided in Section 13.6(c)(iii).
“Participating Receivables Grantor” shall mean the Borrower or any Restricted Subsidiary that is or that becomes a participant or originator in a Permitted Receivables Financing.
“Patriot Act” shall have the meaning provided in Section 13.17.
“Payment Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default under Section 11.1.
“Payment Recipient” shall have the meaning assigned to it in Section 12.14(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Perfection Certificate” shall mean a certificate of the Borrower substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Performance Guaranty” shall mean any guaranty issued in connection with any Non-Recourse Debt that (i) if secured, is secured only by assets of, or Stock in, an Excluded Project Subsidiary, and (ii) guarantees to the provider of such Non-Recourse Debt or any other Person the (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Non-Recourse Debt, (b) completion of the minimum agreed equity contributions to the relevant Excluded Project Subsidiary, or (c) performance by an Excluded Project Subsidiary of obligations to Persons other than the provider of such Non-Recourse Debt.
“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of assets (including assets constituting a business unit, line of business or division) or Stock or Stock Equivalents, so long as (a) if such acquisition involves any Stock or Stock Equivalents, such acquisition shall result in the issuer of such Stock or Stock Equivalents and its Subsidiaries becoming a Restricted Subsidiary and, to the extent required by Section 9.11, a Subsidiary Guarantor, or designated as an Unrestricted Subsidiary pursuant to the terms hereof, (b) such acquisition shall result in the Collateral Representative, for the benefit of the applicable Secured Parties, being granted a security interest in any Stock, Stock Equivalent or any assets so acquired, to the extent required by Sections 9.11, 9.12 and/or 9.14, and (c) after giving effect to such acquisition, the Borrower and the Restricted Subsidiaries shall be in compliance with Section 9.16.
“Permitted Contract” shall have the meaning provided in Section 10.2(bb).
“Permitted Holders” shall mean (a) any of the Management Investors, (b) each participant holding at least 5% of the Stock of the Borrower (or a Parent Entity of the Borrower) as of the Closing Date after giving effect to the Equity Rights Offering (and their respective Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates); provided that this clause (b) shall not include any investor that had a controlling equity interest in the Company as of May 9, 2022, (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the persons set forth in clauses (a) and (b), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any other direct or indirect Parent Entity, (d) any direct or indirect Parent Entity, for so long as more than 50% of the total voting power of the Voting Stock of such direct or indirect Parent Entity is beneficially owned, directly or indirectly, by one or more of the Persons described in the foregoing clauses (a) through (c), (e) any entity (other than a Parent Entity) through which a Parent Entity described in clause (d) directly or indirectly holds Stock of the Borrower and has no other material operations other than those incidental thereto and (f) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Stock of the Borrower (or any Parent Entity of the Borrower).

“Permitted Investments” shall mean:
(a)    securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;
(b)    securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);
(c)    commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-3 or P3 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(d)    time deposits with, or domestic and eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, the Administrative Agent (as defined in the First Lien Credit Agreement) (or any Affiliate thereof), any L/C Issuer (or any Affiliate thereof), any Lender (as defined in the First Lien Credit Agreement) or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks;
(e)    repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;
(f)    marketable short-term money market and similar funds (x) either having assets in excess of $500,000,000 or (y) having a rating of at least A-3 or P-3 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(g)    shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above; provided that, in order for such Permitted Investment to constitute a Permitted Investment, such investment company must have an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such investment company, then from another nationally recognized rating service);
(h)    any Secured Hedging Agreement (as defined in the First Lien Credit Agreement) (including any netting, set-off or netting rights thereunder); and

(i)    in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.
“Permitted Liens” shall mean:
(a)    Liens for taxes, assessments or governmental charges or claims not yet delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP or that are not required to be paid pursuant to Section 9.4;
(b)    Liens in respect of property or assets of the Borrower or any Restricted Subsidiary of the Borrower imposed by Applicable Law, such as carriers’, landlords’, construction contractors’, warehousemen’s and mechanics’ Liens and other similar Liens, arising in the ordinary course of business or in connection with the construction or restoration of facilities for the generation, transmission or distribution of electricity, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;
(c)    Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;
(d)    Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance, employee benefit and pension liability and other types of social security or similar legislation, or to secure the performance of tenders, statutory obligations, trade contracts (other than for payment of Indebtedness), leases, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, surety, performance and return-of-money bonds and other similar obligations, in each case incurred in the ordinary course of business (including in connection with the construction or restoration of facilities for the generation, transmission or distribution of electricity) or otherwise constituting Investments permitted by Section 10.5;
(e)    ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries of the Borrower are located;
(f)    easements, rights-of-way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions (including zoning restrictions), oil, gas and other mineral interests, royalty interests and leases, minor defects, exceptions or irregularities in title or survey, encroachments, protrusions and other similar charges or encumbrances (including those to secure health, safety and environmental obligations), which do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries of the Borrower, taken as a whole;
(g)    any exception shown on a final Survey incidental to the conduct of the business of the Borrower or any of the Restricted Subsidiaries or to the ownership of its properties which were not incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower or any of the Restricted Subsidiaries and any exception on the title policies issued in connection with any Mortgaged Property;
(h)    any interest or title of a lessor, sublessor, licensor, sublicensor or grantor of an easement or secured by a lessor’s, sublessor’s, licensor’s, sublicensor’s interest or grantor of an easement under any lease, sublease, license, sublicense or easement to be entered into by the Borrower or any Restricted Subsidiary of the Borrower as lessee, sublessee, licensee, grantee or sublicensee to the extent permitted by this Agreement;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a commercial letter of credit or banker’s acceptance issued or created for the account of the Borrower or any Restricted Subsidiary of the Borrower; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiary in respect of such letter of credit or banker’s acceptance to the extent permitted under Section 10.1;
(k)    leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and the Restricted Subsidiaries of the Borrower, taken as a whole;
(l)    Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any Restricted Subsidiary of the Borrower;
(m)    Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;
(n)    Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;
(o)    (i) Liens on accounts receivable, other Receivables Facility Assets, or accounts into which collections or proceeds of Receivables Facility Assets are deposited, in each case arising in connection with a Permitted Receivables Financing and (ii) Liens on Securitization Assets and related assets arising in connection with a Qualified Securitization Financing;
(p)    any zoning, land use, environmental or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries of the Borrower, taken as a whole;

(q)    any Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by Applicable Law as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Borrower or any Restricted Subsidiary to maintain self-insurance or to participate in any fund for liability on any insurance risks;
(r)    Liens, restrictions, regulations, easements, exceptions or reservations of any Governmental Authority applying to nuclear fuel;
(s)    rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of Applicable Law, to terminate or modify such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such person;
(t)    Liens arising under any obligations or duties affecting any of the property, the Borrower or any Restricted Subsidiary to any Governmental Authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;
(u)    rights reserved to or vested in any Governmental Authority to use, control or regulate any property of such Person, which do not materially impair the use of such property for the purposes for which it is held;
(v)    any obligations or duties, affecting the property of the Borrower or any Restricted Subsidiary, to any Governmental Authority with respect to any franchise, grant, license or permit;
(w)    a set-off or netting rights granted by the Borrower or any Restricted Subsidiary of the Borrower pursuant to any Hedging Agreements, Netting Agreements or Permitted Contracts solely in respect of amounts owing under such agreements;
(x)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(y)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(z)    Liens on cash and Permitted Investments that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Permitted Investments are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Permitted Investments are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(aa) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Applicable Laws; and
(bb) Liens on Stock of an Unrestricted Subsidiary or Excluded Project Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary or Excluded Project Subsidiary.
“Permitted Other Debt” shall mean, collectively, Permitted Other Loans and Permitted Other Notes.
“Permitted Other Debt Documents” shall mean any agreement, document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Debt by any Credit Party.
“Permitted Other Debt Obligations” shall mean, if any Permitted Other Debt is issued, all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Permitted Other Debt Document and, if applicable, under any Security Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Debt Obligations of the applicable Credit Parties under the Permitted Other Debt Documents and, if applicable, under any Security Document (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Debt Documents and, if applicable, under any Security Document) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any such Credit Party under any Permitted Other Debt Document and, if applicable, under any Security Document.
“Permitted Other Debt Secured Parties” shall mean the holders from time to time of secured Permitted Other Debt Obligations (and any representative on their behalf).
“Permitted Other Loans” shall mean senior secured or unsecured loans or other Indebtedness (other than notes) (which Indebtedness, if secured by a Lien on any of the Collateral, may be secured pari passu with the Obligations (without regard to control of remedies) or may be secured by a Lien ranking junior to the Lien securing the Obligations), in either case issued or incurred by the Borrower or a Restricted Subsidiary, (a) if such Permitted Other Loans are established, issued or incurred (and for the avoidance of doubt, not “assumed”), the scheduled final maturity of which are no earlier than the scheduled final maturity of the Initial Term B Loans (as defined in the First Lien Credit Agreement as in effect on the Closing Date) and Term C Loans (as defined in the First Lien Credit Agreement as in effect on the Closing Date) (or, in the case of Permitted Other Loans that are unsecured or secured by a Lien ranking junior to the Lien securing the Obligations, no earlier than 91 days after the scheduled final maturity of the Initial Term B Loans (as defined in the First Lien Credit Agreement as in effect on the Closing Date) and Term C Loans (as defined in the First Lien Credit Agreement as in effect on the Closing Date)) or, in the case of any Permitted Other Loans that are established, issued or incurred in exchange for, or which modify, replace, refinance, refund, renew, restructure or extend any other Indebtedness permitted by Section 10.1, no earlier than the scheduled final maturity and Weighted Average Life to Maturity of such exchanged, modified, replaced, refinanced, refunded, renewed, restructured or extended Indebtedness (other than customary scheduled principal amortization payments, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event, customary acceleration rights after an event of default, and AHYDO Catch-Up Payments), (b) if such Permitted Other Loans are established, issued or incurred (and for the avoidance of doubt, not “assumed”), the Weighted Average Life to Maturity of which are no earlier than the Weighted Average Life to Maturity of the Initial Term B Loans (as defined in the First Lien Credit Agreement as in effect on the Closing Date) or, in the case of any Permitted Other Loans that are established, issued or incurred in exchange for, or which modify, replace, refinance, refund, renew, restructure or extend any other Indebtedness permitted by Section 10.1, no earlier than the Weighted Average Life to Maturity of such exchanged, modified, replaced, refinanced, refunded, renewed, restructured or extended Indebtedness, (c) if issued by the Borrower or a Guarantor, of which no Restricted Subsidiary of the Borrower (other than a Guarantor and, for the avoidance of doubt, the Borrower) is an obligor and (d) if secured by a Lien on any of the Collateral, are not secured by any assets of a Credit Party other than all or any portion of the Collateral; provided, the requirements of the foregoing clause (a) and (b) shall not apply to any customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted complies with such requirements.
“Permitted Other Notes” shall mean senior secured or unsecured notes (which notes, if secured, may be secured pari passu with the Obligations (without regard to control of remedies), may be secured by a Lien ranking junior to the Lien securing the Obligations or may be secured solely by assets that do not constitute Collateral), in each case either issued or incurred by the Borrower or a Restricted Subsidiary, (a) if such Permitted Other Notes are issued or incurred (and for the avoidance of doubt, not “assumed”), the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations (other than customary scheduled principal amortization payments, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event, customary acceleration rights after an event of default, and AHYDO Catch-Up Payments) prior to, at the time of incurrence, the Latest Term Maturity Date (or, in the case of Permitted Other Notes that are unsecured or secured by a Lien ranking junior to the Lien securing the Obligations, no earlier than 91 days after the Latest Term Maturity Date) or, in the case of any Permitted Other Notes that are issued or incurred in exchange for, or which modify, replace, refinance, refund, renew or extend any other Indebtedness permitted by Section 10.1, prior to the scheduled maturity date of such exchanged, modified, replaced, refinanced, refunded, renewed or extended Indebtedness, (b) other than as required by clauses (a) and (c) of this definition, the covenants and events of default of which, taken as a whole, are not materially more restrictive to the Borrower and the Restricted Subsidiaries than the terms of the Initial Term B Loans (as defined in the First Lien Credit Agreement as in effect on the Closing Date) unless (1) Lenders under the Initial Term B Loans (as defined in the First Lien Credit Agreement as in effect on the Closing Date) also receive the benefit of such more restrictive terms, (2) such terms reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) or (3) any such provisions apply after the Latest Term Maturity Date, (c) if issued by the Borrower or a Guarantor, of which no Restricted Subsidiary of the Borrower (other than a Guarantor and, for the avoidance of doubt, the Borrower)

is an obligor, and (d) if secured by a Lien on any of the Collateral, are not secured by any assets of a Credit Party other than all or any portion of the Collateral; provided, the requirements of the foregoing clause (a) shall not apply to any customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted complies with such requirements.
“Permitted Receivables Financing” shall mean any of one or more receivables financing programs as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, guarantees, purchase obligations and indemnities and other customary forms of support, in each case made in connection with such facilities) to the Borrower and the Restricted Subsidiaries (other than a Receivables Entity) providing for the sale, conveyance, or contribution to capital of Receivables Facility Assets by Participating Receivables Grantors in any transactions or series of transactions purporting to be sales of Receivables Facility Assets, directly or indirectly, to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Entity that in turn funds such purchase by the direct or indirect sale, transfer, conveyance, pledge, or grant of participation or other interest, including security interest, in such Receivables Facility Assets to a Person that is not a Restricted Subsidiary.
“Permitted Reorganization” shall mean re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, the security interest of the Collateral Representative, for the benefit of the L/C Issuers, in the Collateral, taken as a whole, is not materially impaired (as determined by the Borrower in good faith).
“Permitted Sale Leaseback” shall mean any Sale Leaseback existing on the Closing Date or consummated by the Borrower or any Restricted Subsidiary after the Closing Date; provided that any such Sale Leaseback consummated after the Closing Date not between (a) a Credit Party and another Credit Party or (b) a Restricted Subsidiary that is not a Credit Party and another Restricted Subsidiary that is not a Credit Party is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $50,000,000, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).
“Permitted Spin-Out Entities” shall have the meaning provided in the definition of “Permitted Spin Out Transactions.”
“Permitted Spin Out Transactions” shall mean (x) the spin-out (through distribution, transfer or otherwise) from the group consisting of the Borrower and its Restricted Subsidiaries of any of the following entities and assets (including the assets of the following entities): (i) Talen Montana Holdings LLC, (ii) Raven Power Generation Holdings LLC (including, without limitation, H.A. Wagner LLC and Brandon Shores LLC) and (iii) one or more to-be-formed entities holding the Borrower’s undivided interests in the Keystone and Conemaugh plants and associated membership interests in Keystone Fuels, LLC, Conemaugh Fuels, LLC and Keystone - Conemaugh Projects, LLC (collectively, the “Permitted Spin-Out Entities”), which may be done in multiple “spin-out” transactions and may be done at separate intervals and (y) from and after any “spin-out” as described in preceding clause (x), (i) the establishment of one or more revolving credit facilities provided by the Borrower or any of its Restricted Subsidiaries to one or more of (a) the Permitted Spin-Out Entities (or any direct or indirect parent entity of a Permitted Spin-Out Entity or Subsidiary of any such parent entity) and/or (b) any other entity (or any direct or indirect parent entity of such entity or Subsidiary of any such parent entity) that is spun out or holds assets that are spun out to the extent the spin out of such entity or assets is not prohibited by the terms of this Agreement and (ii) the issuance of any letters of credit, bank guarantees, surety or performance bonds or similar instruments for which the Borrower or any Restricted Subsidiary is obligated to reimburse upon any drawing or payment thereunder (as a primary obligor, guarantor or otherwise), in each case, to support obligations of (a) the Permitted Spin-Out Entities (or any direct or indirect parent entity of a Permitted SpinOut Entity or Subsidiary of any such parent entity) and/or (b) any other entity (or any direct or indirect parent entity of such entity or Subsidiary of any such parent entity) that is spun out or holds assets that are spun out to the extent the spin out of such entity or assets is not prohibited by the terms of this Agreement, in an aggregate principal amount under clauses (i) and (ii) (or in the case of any letters of credit, bank guarantees, surety or performance bonds or similar instruments, face amount) at any time outstanding not to exceed $100,000,000; provided, that, solely with respect to clause (x) above, after giving Pro Forma Effect to any such Permitted Spin Out Transaction, (i) no Event of Default shall have occurred or be continuing and (ii) the Borrower shall be in compliance on a Pro Forma Basis with Section 10.9.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
“PJM” shall mean PJM Interconnection, L.L.C. or any other entity succeeding thereto.
“Plan” shall have the meaning provided in the recitals hereto.
“Platform” shall have the meaning provided in Section 13.17(c).
“Pledge Agreement” shall mean (a) the Pledge Agreement, dated as of the date hereof (as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time), entered into by the Credit Parties party thereto and the Collateral Trustee for the benefit of the Secured Parties, and (b) any other Pledge Agreement with respect to any or all of the Obligations delivered pursuant to Section 9.12.
“Post-Transaction Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.
“Preferred Stock” shall mean any Stock or Stock Equivalents with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.
“Prime Rate” shall mean the rate of interest law quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent).
“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period, with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated Adjusted EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated Adjusted EBITDA (including as the result of any “run-rate” synergies, operating expense reductions and improvements and cost savings and other adjustments evidenced by or contained in a due diligence quality of earnings report made available to the Administrative Agent prepared with respect to such Pro Forma Entity by a “big-four” nationally recognized accounting firm or any other accounting firm reasonably acceptable to the Administrative Agent), as the case may be, projected by the Borrower in good faith as a result of (a) actions taken or with respect to which substantial steps have been taken or are expected to be taken, prior to or during such Post-Transaction Period for the purposes of realizing cost savings or (b) any additional costs incurred prior to or during such Post-Transaction Period, in each case in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and the Restricted Subsidiaries; provided that (A) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Pro Forma Entity to the extent the aggregate consideration paid in connection with such acquisition was less than $25,000,000 or the aggregate Pro Forma Adjustment would be less than $25,000,000 and (B) so long as such actions are taken, or to be taken, prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated Adjusted EBITDA, as the case may be, that the applicable amount of such synergies, operating expense reductions and improvements and cost savings and other adjustments will be realizable during the entirety of such Test Period, or the applicable amount of such additional synergies, operating expense reductions and improvements and cost savings and other adjustments, as applicable, will be incurred during the entirety of such Test Period; provided, further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated Adjusted EBITDA, as the case may be, shall be without duplication for synergies, operating expense reductions and improvements and cost savings and other adjustments or additional costs already included in such Acquired EBITDA or such Consolidated Adjusted EBITDA, as the case may be, for such Test Period.
“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any Subsidiary of the Borrower, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement or repayment of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any Restricted Subsidiary in connection therewith (it being agreed that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (y) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (z) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate as the Borrower or any applicable Restricted Subsidiary may designate); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated Adjusted EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction and (y) reasonably identifiable and factually supportable in the good faith judgment of the Borrower or (ii) otherwise consistent with the definition of Pro Forma Adjustment.
“Pro Forma Entity” shall have the meaning provided in the definition of “Acquired EBITDA.”
“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA or Section 4975(c) of the Code.
“Projections” shall have the meaning provided in Section 9.1(g).
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.
“PUHCA” shall mean the Public Utility Holding Company Act of 2005, as amended to the date hereof and from time to time hereafter.
“Q2 2024 Financials Date” shall mean the date on which Section 9.1 Financials for the fiscal quarter ending June 30, 2024 have been or were required to have been delivered.
“Qualified Securitization Financing” shall mean any Securitization Facility (and any guarantee of such Securitization Facility), that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Restricted Subsidiaries; (ii) all sales, conveyances, assignments or contributions of Securitization Assets and related assets by the Borrower or any Restricted

Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are nonrecourse (except for customary representations, warranties, covenants, guarantees, purchase obligations and indemnities made in connection with such facilities) to the Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary).
“Qualifying IPO” shall mean the issuance by the Borrower or any other direct or indirect parent of the Borrower of its common Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).
“Real Estate” shall mean any interest in land, buildings, improvements and fixtures owned, leased or otherwise held by any Credit Party, but excluding all operating fixtures and equipment.
“Receivables Entity” shall mean any Person formed solely for the purpose of (i) facilitating or entering into one or more Permitted Receivables Financings, and (ii) in each case, engaging in activities reasonably related or incidental thereto.
“Receivables Facility Assets” shall mean currently existing and hereafter arising or originated Accounts, Payment Intangibles and Chattel Paper (as each such term is defined in the UCC) owed or payable to any Participating Receivables Grantor, and to the extent related to or supporting any Accounts, Chattel Paper or Payment Intangibles, or constituting a receivable, all General Intangibles (as each such term is defined in the UCC) and other forms of obligations and receivables owed or payable to any Participating Receivables Grantor, including the right to payment of any interest, finance charges, late payment fees or other charges with respect thereto (the foregoing, collectively, being “receivables”), all of such Participating Receivables Grantor’s rights as an unpaid vendor (including rights in any goods the sale of which gave rise to any receivables), all security interests or liens and property subject to such security interests or liens from time to time purporting to secure payment of any receivables or other items described in this definition, all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements from time to time supporting or securing payment of any receivables or other items described in this definition, all customer deposits with respect thereto, all rights under any contracts giving rise to or evidencing any receivables or other items described in this definition, and all documents, books, records and information (including computer programs, tapes, disks, data processing software and related property and rights) relating to any receivables or other items described in this definition or to any obligor with respect thereto and all proceeds of such receivables and any other assets customarily transferred together with receivables in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed assigned or otherwise transferred or pledge in connection with a Permitted Receivables Financing, and all proceeds of the foregoing.
“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Receivables Assets or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Restricted Subsidiary in connection with any Permitted Receivables Financing.
“Receivables Indebtedness” shall mean, at any time, with respect to any receivables, securitization or similar facility (including any Permitted Receivables Financing or any Securitization Facility but excluding any account receivable factoring facility entered into incurred in the ordinary course of business), the aggregate principal, or stated amount, of the “indebtedness,” fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such receivables, securitization or similar facility, at such time, in each case outstanding at such time, owing to any Person who is not the Borrower or any Restricted Subsidiary.
“Recipient” shall mean (a) any L/C Issuer, (b) any of their respective Affiliates that issues a Letter of Credit, (c) the Administrative Agent or (d) the Collateral Agent, as applicable.
“Recovery Event” shall mean (a) any damage to, destruction of or other casualty or loss involving any property or asset or (b) any seizure, condemnation, confiscation or taking (or transfer under threat of condemnation) under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset.
“Redemption Notice” shall have the meaning provided in Section 10.7(a).
“Register” shall have the meaning provided in Section 13.6(b)(iv).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Date” shall have the meaning provided in Section 3.3(a).
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Required L/C Issuers” shall mean, at any date, L/C Issuers holding a majority of the L/C Commitments in the aggregate at such date.
“Requirement of Law” shall mean, as to any Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.
“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary; provided, however, that, after any Restricted Subsidiary is designated as an “Excluded Project Subsidiary” in accordance with the definition thereof (and until such time as such “Excluded Project Subsidiary” is redesignated as a “Restricted Subsidiary”), such Excluded Project Subsidiary shall not constitute a Restricted Subsidiary for purposes of this Agreement, other than for purposes of Sections 9.16, 10.1, 10.2, and 10.11.
“Returns” shall mean, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.
“Revolving Credit Facility” shall have the meaning provided in the First Lien Credit Agreement.
“Revolving Credit Facility Financial Covenant” shall mean the negative covenant set forth in Section 10.9 of the First Lien Credit Agreement.
“Revolving Lenders” shall have the meaning provided in Section 11.12(c).
“RTO” shall mean “regional transmission organization,” as further defined by FERC policies, orders and regulations.
“S&P” shall mean Standard & Poor’s Ratings Services or any successor to its rating agency business.
“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
“Sanctions Laws” shall have the meaning provided in Section 8.19.
“Sanctions” shall have the meaning provided in Section 8.19.

“SEC” shall mean the U.S. Securities and Exchange Commission or any successor agency thereto.
“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying Officer’s Certificate delivered, or required to be delivered, pursuant to Section 9.1(c).
“Secured Parties” shall mean the Collateral Trustee (for so long as the Collateral Trust Agreement is in effect), the Administrative Agent, the Collateral Agent, the L/C Issuers, each other First Lien Secured Party and each sub-agent appointed by the Collateral Representative with respect to matters relating to any Security Document, appointed by the Administrative Agent with respect to matters relating to the Letter of Credit Facility or appointed by the Collateral Agent with respect to matters relating to any Security Document.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securitization Asset” shall mean (a) any accounts receivable, inventory or related assets and the proceeds thereof, in each case, subject to a Securitization Facility and (b) all collateral securing such receivable, inventory or related asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable, inventory or related asset, lockbox accounts and records with respect to such account or asset and all proceeds of such assets and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.
“Securitization Facility” shall mean any transaction or series of securitization financings that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey, assign, contribute or otherwise transfer, or may grant a security interest in, Securitization Assets, directly or indirectly, to either (a) a Person that is not the Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.
“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.
“Securitization Repurchase Obligation” shall mean any obligation of a seller or servicer (or any guaranty of such obligation) of (i) Receivables Facility Assets under a Permitted Receivables Financing to repurchase, or otherwise make payments with respect to, Receivables Facility Assets or (ii) Securitization Assets in a Qualified Securitization Financing to repurchase, or otherwise make payments with respect to, Securitization Assets, in either case, arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller or servicer.
“Securitization Subsidiary” shall mean any Subsidiary of the Borrower in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or such Restricted Subsidiary sells, conveys, assigns or otherwise transfers Securitization Assets and related assets.
“Security Agreement” shall mean the Security Agreement, dated as of the date hereof (as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time), entered into by the Borrower, the other grantors party thereto and the Collateral Trustee for the benefit of the Secured Parties.
“Security Documents” shall mean, collectively, (a) the Security Agreement, (b) the Pledge Agreement, (c) the Mortgages, (d) the Collateral Trust Agreement, the First Lien Intercreditor Agreement (if any), the Junior Lien Intercreditor Agreement (if any), and any other intercreditor agreement executed and delivered pursuant to Section 10.2 and (e) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12, or 9.14 or pursuant to any other such Security Documents.
“Senior Notes Trustee” shall have the meaning provided in the definition of “2023 Notes Indenture.”
“Shared Services and Tax Agreements” shall mean, collectively, (i) any shared services or similar agreement to which the Borrower or any of its Restricted Subsidiaries is a party and (ii) any tax sharing agreements to which the Borrower or any of its Restricted Subsidiaries is a party.
“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date or any other business activities which are reasonable extensions thereof or otherwise similar, incidental, corollary, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (including non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrower in good faith.
“Solvency Certificate” shall mean a Solvency Certificate substantially in the form of Exhibit C.
“Solvent” shall have the meaning assigned to it in the Solvency Certificate.
“Specified Default” shall mean any Event of Default under Sections 11.1 or 11.5.
“Specified Transaction” shall mean, with respect to any period, any Investment, the signing of a letter of intent or purchase agreement with respect to any Investment, any Disposition of assets, Permitted Sale Leaseback, incurrence or repayment of Indebtedness, dividend,

Subsidiary designation, Incremental Term B Loan (as defined in the First Lien Credit Agreement as in effect on the Closing Date), Incremental Term C Loan (as defined in the First Lien Credit Agreement as in effect on the Closing Date), Incremental Revolving Commitments (as defined in the First Lien Credit Agreement as in effect on the Closing Date), Incremental Revolving Loans (as defined in the First Lien Credit Agreement as in effect on the Closing Date) or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”
“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary which the Borrower has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.
“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for payment thereof; provided that, with respect to any pollution control revenue bonds or similar instruments, the Stated Maturity of any series thereof shall be deemed to be the date set forth in any instrument governing such Indebtedness for the remarketing of such Indebtedness.
“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting; provided that any instrument evidencing Indebtedness convertible or exchangeable for Stock shall not be deemed to be Stock unless and until such instrument is so converted or exchanged.
“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable; provided that any instrument evidencing Indebtedness convertible or exchangeable for Stock Equivalents shall not be deemed to be Stock Equivalents unless and until such instrument is so converted or exchanged.
“Subsequent Transaction” shall have the meaning provided in Section 1.10.
“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Borrower.
“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time or is a controlling general partner. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Successor Borrower” shall have the meaning provided in Section 10.3(a).
“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon), including a survey based on aerial photography or a ZipMap that is (a) sufficient, either alone or in connection with a survey (or “no change”) affidavit in form and substance customary in the applicable jurisdiction, for the Title Company to remove (to the extent permitted by Applicable Law) or amend all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue such endorsements or other survey coverage, to the extent available in the applicable jurisdiction, as the Collateral Agent (acting at the direction of the Administrative Agent) may reasonably request or (b) otherwise reasonably acceptable to the Collateral Agent (acting at the direction of the Administrative Agent), taking into account the size, type and location of the Real Estate covered thereby.
“Susquehanna” shall mean Susquehanna Nuclear, LLC and any of its successors and assigns.
“Susquehanna Assets” shall mean any equity interests of Susquehanna or any assets (other than cash and Cash Equivalents) owned by Susquehanna as of the Closing Date.
“Susquehanna Event of Default” shall mean (i) the making of any Restricted Payment by the Borrower or any Restricted Subsidiary of all or a portion of the Susquehanna Assets, (ii) the making of any Investment in any Person by the Borrower or any Restricted Subsidiary using all or a portion of the Susquehanna Assets or (iii) any transaction entered into by the Borrower or any Restricted Subsidiary in which Susquehanna ceases to be a Subsidiary Guarantor other than a transaction that complies with Section 10.3; provided, that none of the following shall be considered a “Susquehanna Event of Default”: (x) any sale or other Disposition of Susquehanna Assets with an aggregate fair market value per 12-month period equal to or less than $2,000,000, (y) any sale or other Disposition of Susquehanna Assets that occurs in ordinary course of business and consistent with past practice and (z) any sale or other Disposition, Restricted Payment or Investment involving Susquehanna Assets among the Borrower and one or more Subsidiary Guarantors; provided further that in the case of clauses (x) and (y) above, any such Susquehanna Assets not transferred or subject to such Disposition shall be held by the Borrower or one or more Subsidiary Guarantors.
“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined in accordance with GAAP.
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholdings) or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials have been or were required to have been delivered (or, before the first delivery of Section 9.1 Financials, the four fiscal quarter period ending on March 31, 2023).
“Title Company” shall mean Fidelity National Title Insurance Company.
“Transaction Expenses” shall mean any fees, costs, liabilities or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby including in respect of the commitments, negotiation, syndication, documentation and closing (and post-closing actions in connection with the Collateral) of the Credit Facilities (as defined in the First Lien Credit Agreement), the 2023 Notes and the Letter of Credit Facility.
“Transactions” shall mean, collectively, the (i) transactions contemplated by this Agreement to occur on or around the Closing Date (including the Closing Refinancing and the entering into and funding hereunder and the payment of the Transaction Expenses), (ii) the consummation of the Equity Rights Offering, (iii) the issuance of the 2023 Notes, (iv) the establishment of the First Lien Credit Agreement and the incurrence of Indebtedness thereunder and (v) the transactions in connection with the consummation of the Plan, and the payment of fees, costs, liabilities and expenses in connection with each of the foregoing and the consummation of any other transaction connected with the foregoing.
“Transferee” shall have the meaning provided in Section 13.6(e).
“Trust Indenture Act” shall have the meaning provided in Section 12.11.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Recipient” shall mean any Recipient that is a U.S. Person.
“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the security interests in any Collateral.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority,

which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfunded Current Liability” of any Benefit Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Benefit Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Closing Date, exceeds the fair market value of the assets allocable thereto.
“Unit” shall mean an individual power plant generation system comprised of all necessary physically connected generators, reactors, boilers, combustion turbines and other prime movers operated together to independently generate electricity.
“Unpaid Drawing” shall have the meaning provided in Section 3.3(a).
“Unrestricted Cash” shall mean, without duplication, (a) all cash and cash equivalents included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date (other than any such amounts listed as “restricted cash” thereon) and (b) all margin deposits related to commodity positions listed as assets on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries; provided that Unrestricted Cash shall not include any amounts on deposit in or credited to any Term C Collateral Account (as defined in the First Lien Credit Agreement as in effect on the Closing Date).
“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is listed on Schedule 1.1(g) hereto, (b) any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (c) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of (b) and (c), (x) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the net book value of the investment therein and such designation shall be permitted only to the extent permitted under Section 10.5 on the date of such designation and (y) no Event of Default exists or would result from such designation after giving Pro Forma Effect thereto and (d) each Subsidiary of an Unrestricted Subsidiary. No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of (or otherwise subject to the covenants governing) any Material Indebtedness for borrowed money that is secured on a pari passu basis with the Letter of Credit Facility. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (x) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness, with the covenant set forth in Section 10.9 (to the extent such covenant is then required to be tested) and (y) no Event of Default exists or would result from such re-designation. Notwithstanding the foregoing, no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary owns any Material Intellectual Property at the time of designation.
“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors or other governing body of such Person under ordinary circumstances.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.
“Wholly Owned” shall mean, with respect to the ownership by a Person of a Subsidiary, that all of the Stock of such Subsidiary (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Applicable Law) are owned by such Person or another Wholly Owned Subsidiary of such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)    Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    The words “asset” and “property” shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(g)    All references to “knowledge” or “awareness” of any Credit Party or a Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of a Credit Party or such Restricted Subsidiary.
(h)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(i)    Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.
(j)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(k)    For purposes of determining compliance with any one of Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and 9.9, (i) in the event that any Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, dividend, Affiliate transaction, contractual obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section, such transaction (or portion thereof) at any time and from time to time shall be permitted under one or more of such clauses as determined by the Borrower (and the Borrower shall be entitled to redesignate use of any such clauses from time to time) in its sole discretion at such time; provided that all Indebtedness outstanding under the Credit Documents will be deemed at all times to have been incurred in reliance only on the exception in clause (a) of Section 10.1 and (ii) with respect to any Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, dividend, Affiliate transaction, contractual obligation or prepayment of Indebtedness or other applicable transaction in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, dividend, Affiliate transaction, contractual obligation or prepayment of Indebtedness or other applicable transaction is made (so long as such Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, dividend, Affiliate transaction, contractual obligation or prepayment of Indebtedness or other applicable transaction at the time incurred or made was permitted hereunder).
(l)    All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable.
(m)    The term “fair market value” is by way of example and not limitation and means fair market value as determined by the Borrower in good faith.
1.3.    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.
(b)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value” as defined therein.
(c)    Notwithstanding anything to the contrary herein, (i) for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs (or, for purposes of determining compliance with any test or covenant governing the permissibility of any transaction hereunder, during such period and thereafter and on or prior to such date of determination), Consolidated Adjusted EBITDA, Consolidated Total Assets, the Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio, and the Consolidated Secured Net Leverage Ratio shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis and (ii) for purposes of determining compliance with any ratio governing the permissibility of any transaction to be consummated on a Pro Forma Basis hereunder, (A) the cash proceeds of any incurrence of debt then being incurred in connection with such transaction shall not be netted from Consolidated Total Debt and (B) Consolidated Total Debt shall be calculated after giving effect to any prepayment of Indebtedness, in each case, for purposes of calculating the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable. If since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of the Restricted Subsidiaries, in each case, since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then such financial ratio or test (or Consolidated Adjusted EBITDA or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this definition.
(d)    Notwithstanding anything to the contrary, (i) notwithstanding any change in GAAP after December 31, 2018 that would require lease obligations that would be treated as operating leases as of December 31, 2018 to be classified and accounted for as Capital Leases or finance leases or otherwise reflected on the Borrower’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness and (ii) any lease that would have been considered an operating lease under GAAP in effect as of December 31, 2018 shall be treated as an operating lease for all purposes under this Agreement and the other Credit Documents, and obligations in respect thereof shall be excluded from the definition of Indebtedness.
(e)    With respect to the determination of Consolidated Adjusted EBITDA, Consolidated Total Assets, the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio or any determination under any other applicable provision of the Credit Documents (including the definition of Immaterial Subsidiary) made on or prior to the date on which financial statements for the fiscal quarter ending June 30, 2023 described in Section 9.1(b) have been delivered (or were required to have been delivered), such calculation will be determined for the period of four consecutive fiscal quarters ended March 31, 2023.
1.4.    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.5.    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
1.6.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.7.    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
1.8.    Currency Equivalents Generally. For purposes of determining compliance under Sections 10.4, 10.5 and 10.6 with respect to any amount denominated in any currency other than Dollars (other than with respect to (a) any amount derived from the financial statements of the Borrower and the Subsidiaries of the Borrower or (b) any Indebtedness denominated in a currency other than Dollars), such amount shall be deemed to equal the Dollar equivalent thereof based on the average Exchange Rate for such other currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated Adjusted EBITDA for the related period. For purposes of determining compliance with Sections 10.1, 10.2 and 10.5, with respect to any amount of Indebtedness in a currency other than Dollars, compliance will be determined at the time of incurrence or advancing thereof using the Dollar equivalent thereof at the Exchange Rate in effect at the time of such incurrence or advancement.
1.9.    Hedging Agreements. It is understood, acknowledged and agreed (without limitation) that the following Hedging Agreements and/or Commodity Hedging Agreements shall be deemed to be entered into in the ordinary course of business and not be deemed speculative or entered into for speculative purposes for any purpose of this Agreement and all other Credit Documents: (a) any Commodity Hedging Agreement intended, at trading, inception or execution, to hedge, mitigate or manage any risks related to (i) existing and/or forecasted power generation, capacity or load of the Borrower or the Restricted Subsidiaries (whether owned or contracted) or (ii) any fuel or other inputs related to, or in connection with, any of the items listed in sub-clause (a)(i), (b) any Hedging Agreement intended, at trading, inception or execution, (i) to hedge, mitigate or manage the interest rate exposure associated of the Borrower or the Restricted Subsidiaries (including those arising under any debt securities, debt facilities or leases (existing or forecasted)), (ii) for foreign exchange or currency exchange risk mitigation or management, (iii) to manage commodity portfolio exposure associated with changes in interest rates or (iv) to hedge any exposure that the Borrower or any Restricted Subsidiary may have to counterparties under other Hedging Agreements such that the combination of such Hedging Agreements is not speculative taken as a whole and (c) any Hedging Agreement and/or Commodity Hedging Agreement, as applicable, entered into by the Borrower or any Restricted Subsidiary that was intended, at trading, inception or execution, to unwind or offset (in whole or in part) any Hedging Agreement and/or Commodity Hedging Agreement, as applicable, described in clauses (a) and (b) of this Section 1.9.
1.10.    Limited Condition Transactions. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, (ii) determining the accuracy of representations and warranties in Section 8 and/or whether a Default or Event of Default shall have occurred and be continuing under Section 11 or (iii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited

Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be at the option of the Borrower, (i) the date the definitive agreement for such Limited Condition Transaction is entered into (or the date of the effectiveness of any documentation or agreement with a substantially similar effect as a binding acquisition agreement), (ii) at the time that binding commitments to provide any debt contemplated or incurred in connection therewith are provided or at the time such debt is incurred or (iii) at the time of the consummation of the relevant Limited Condition Acquisition (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Borrower or any of its Restricted Subsidiaries could have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and, following the LCT Test Date, any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date could have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated Adjusted EBITDA, Consolidated Interest Expense or Consolidated Total Assets following the LCT Test Date but at or prior to the consummation of the relevant Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated.
1.11.    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time.
1.12.    Compliance with Certain Sections. Notwithstanding anything in this Agreement or any Credit Document to the contrary herein, with respect to any amounts incurred (including any baskets, thresholds, exceptions and any related builder or grower component) or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that any Fixed Amount (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount in connection with such substantially concurrent incurrence and amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Amount (including clause (1)(x) of the definition of Maximum Incremental Facilities Amount (as defined in the First Lien Credit Agreement as in effect on the Closing Date)) in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence-Based Amount, shall not be given effect in calculating the applicable Incurrence-Based Amount (but giving pro forma effect to all applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness) and all other Pro Forma Adjustments).
SECTION 2.    [Reserved]
SECTION 3.    Letters of Credit
3.1.    Issuance of Letters of Credit.
(a)    (i) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the L/C Termination Date, each L/C Issuer agrees to issue upon the request of the Borrower and (x) for the direct or indirect benefit of the Borrower and its direct or indirect Subsidiaries and (y) for the direct or indirect benefit of any direct or indirect parent of the Borrower or any Subsidiaries of such direct or indirect parent so long as the aggregate Stated Amount of all Letters of Credit issued for such parent and its other Subsidiaries’ benefit (excluding Letters of Credit issued to support the obligations of such direct or indirect parent or its other Subsidiaries which obligations were entered into primarily to benefit the business of Borrower and its Subsidiaries) does not exceed the Available RP/Investment Capacity Amount at any time, a letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by such L/C Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant, and jointly and severally liable with respect to each Letter of Credit issued for the account of such Subsidiary or such direct or indirect parent and its other Subsidiaries; provided further that Letters of Credit issued for the direct or indirect benefit of such direct or indirect parent and its other Subsidiaries other than the Borrower and its Restricted Subsidiaries shall be subject to Sections 10.5 and 10.6 hereof. Notwithstanding anything to the contrary contained herein, each L/C Issuer shall only be required to issue standby Letters of Credit under this Agreement.
(ii)    Notwithstanding the foregoing, (A) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding in respect of all Letters of Credit at such time, would exceed the L/C Commitment then in effect and (B) subject to Section 3.2(b), each Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the applicable L/C Issuer, or if issued to replace existing Letters of Credit with a maturity of longer than one year, or as provided under Section 3.2(b) and (y) the L/C Termination Date; (C) each Letter of Credit shall be denominated in Dollars; (D) no Letter of Credit shall be issued if (i) it would be illegal under any Applicable Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor or (ii) the issuance of such Letter of Credit would violate any laws binding upon the applicable L/C Issuer; and (E) no Letter of Credit shall be issued after the applicable L/C Issuer has received a written notice from the Borrower, the Administrative Agent or the Required L/C Issuers stating that a Default or an Event of Default has occurred and is continuing until such time as the applicable L/C Issuer shall have received a written notice (x) of rescission of such notice from the party or parties originally delivering such notice, (y) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (z) that such Default or Event of Default is no longer continuing.
3.2.    Letter of Credit Requests.
(a)    Whenever the Borrower desires that a Letter of Credit (other than an Existing Letter of Credit) be issued, the Borrower shall give the Administrative Agent and the applicable L/C Issuer a Letter of Credit Request by no later than 1:00 p.m. at least three (or such shorter time as may be agreed upon by the Administrative Agent and such L/C Issuer) Business Days prior to the proposed date of issuance. Each notice shall be executed by the Borrower and shall be in the form of Exhibit D, or such other form (including by electronic or fax transmission) as agreed between the Borrower, the Administrative Agent and the applicable L/C Issuer (each a “Letter of Credit Request”).
(b)    If the Borrower so requests in any applicable Letter of Credit Request, any L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by a L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Borrower shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Termination Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of Section 3.1(a), or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied (or waived), and in each such case directing such L/C Issuer not to permit such extension.
(c)    Each L/C Issuer shall, at least once each month, provide the Administrative Agent a list of all Letters of Credit (including any Existing Letter of Credit) issued by it that are outstanding at such time; provided that (i) upon written request from the Administrative Agent, such L/C Issuer shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such L/C Issuer and (ii) the failure of a L/C Issuer to provide such list (A) shall not result in any liability of such L/C Issuer to any Person and (B) shall not impair or otherwise affect the liability or obligation of any Credit Party in respect of any Letter of Credit.
(d)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(a)(ii).
3.3.    Agreement to Repay Letter of Credit Drawings.
(a)    The Borrower hereby agrees to reimburse the applicable L/C Issuer, by making payment in Dollars to the Administrative Agent in immediately available funds, for any payment or disbursement made by such L/C Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) on the first Business Day following the date that such L/C Issuer provides written notice to the Borrower of such payment or disbursement (such required date for reimbursement, the “Reimbursement Date”), with interest on the amount so paid or disbursed by such L/C Issuer, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the Prime Rate.
(b)    The obligations of the Borrower under this Section 3.3 to reimburse the L/C Issuers with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against any L/C Issuer or the Administrative Agent, including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse any L/C Issuer for any wrongful payment made by such L/C Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting gross negligence, bad faith, willful misconduct or a material breach by such L/C Issuer (or any of its Related Parties) of any Credit Document, in each case, as determined in a final non- appealable judgement of a court of competent jurisdiction; further provided that if the Borrower fails to reimburse any L/C Issuer with respect to any Unpaid Drawings as required by this Section 3.3(b), the Administrative Agent shall be irrevocably authorized hereunder to instruct the Collateral Agent to release Cash Collateral to the Borrower to satisfy the applicable reimbursement obligations.
3.4.    Increased Costs. If after the Closing Date, the adoption of any Applicable Law, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by a L/C Issuer with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, compulsory loan, insurance charge, capital adequacy, liquidity or similar requirement against letters of credit issued by any L/C Issuer, or (b) impose on any L/C Issuer any other conditions or liabilities affecting its obligations under this Agreement in respect of any Letter of Credit, and the result of any of the foregoing is to increase the cost to such L/C Issuer of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such L/C Issuer (other than any such increase or reduction attributable to (i) Indemnified Taxes and Taxes indemnifiable under Section 5.2, (ii) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise or branch profits Taxes imposed on any L/C Issuer or (iii) Taxes included under clauses (b) through (d) of the definition of “Excluded Taxes”) in respect of Letters of Credit, then, promptly after receipt of written demand to the Borrower by such L/C Issuer (a copy of which notice shall be sent by such L/C Issuer to the Administrative Agent), the Borrower shall pay to such L/C Issuer such additional amount or amounts as will compensate such L/C Issuer for such increased cost or reduction, it being understood and agreed, however, that any L/C Issuer shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant L/C Issuer (a copy of which certificate shall be sent by such L/C Issuer to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such L/C Issuer as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. Notwithstanding the foregoing, no L/C Issuer shall demand compensation pursuant to this Section 3.4 if it shall not at the time be the general policy or practice of such L/C Issuer to demand such compensation in substantially the same manner as applied to other similarly situated borrowers under comparable letter of credit facilities.
3.5.    New or Successor L/C Issuer.
(a)    Subject to the appointment and acceptance of a successor L/C Issuer as provided in this paragraph (which is subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed)), any L/C Issuer may resign as a L/C Issuer upon 30 days’ prior written notice to the Administrative Agent and the Borrower. The Borrower may add L/C Issuers at any time upon notice to the Administrative Agent. If a L/C Issuer shall resign or be replaced, or if the Borrower shall decide to add a new L/C Issuer under this Agreement, then the Borrower may appoint, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, denied, conditioned or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning L/C Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a L/C Issuer, as applicable, hereunder, and the term “L/C Issuer,” as applicable, shall mean such successor or include such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced L/C Issuer all accrued and unpaid fees owing to such L/C Issuer pursuant to Section 4.1(c). The acceptance of any appointment as a L/C Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “L/C Issuer,” as applicable, hereunder. After the resignation or replacement of a L/C Issuer hereunder, the resigning or replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced L/C Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced L/C Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Revolving Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning L/C Issuer, to issue “backstop” Letters of Credit naming the resigning or replaced L/C Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced L/C Issuer, which new Letters of Credit shall have an amount equal to the Letters of Credit being back-stopped. After any resigning or replaced L/C Issuer’s resignation or replacement as L/C Issuer, the provisions of this Agreement relating to a L/C Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a L/C Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such L/C Issuer.
(b)    To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced L/C Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
3.6.    Role of the L/C Issuers. Each L/C Issuer and the Borrower agree that, in paying any Drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Notwithstanding anything to the contrary in this Agreement, the Borrower may have a claim against a L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct, gross negligence, bad faith or a material breach by such L/C Issuer of any Credit Document (as determined in a final non-appealable judgment of a court of competent jurisdiction) or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.7.    Cash Collateral.
(a)    Upon the written request of any L/C Issuer if, as of the Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall promptly Cash Collateralize the applicable Letters of Credit Outstanding.
(b)    If any Event of Default shall occur and be continuing, the Required L/C Issuers may require that the L/C Obligations be Cash Collateralized.
(c)    For purposes of this Agreement, “Cash Collateralize” means (i) in all cases, to the extent reasonably acceptable to the applicable L/C Issuer, to issue “back-stop” Letters of Credit naming the relevant L/C Issuer as beneficiary for each outstanding Letter of Credit issued by the relevant L/C Issuer, which new Letters of Credit shall have an amount equal to the Letters of Credit being back-stopped and/or (ii) to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers as collateral for the L/C Obligations, cash or deposit account balances (such items in clauses (i) and (ii), “Cash Collateral”) in an amount equal to 100% of the amount of the Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the L/C Issuers and the Borrower. Derivatives of such terms have corresponding meanings. The Borrower hereby grants to the Collateral Agent, for the benefit of the L/C Issuers, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the documentation in form and substance reasonably satisfactory to the Collateral Agent and the L/C Issuers. Such cash collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the relevant L/C Issuer (with the interest accruing for the benefit of the Borrower).
3.8.    Certain Letters of Credit. Subject to the terms and conditions hereof, each Existing Letter of Credit that is outstanding on the Closing Date, listed on Schedule 1.1(b) shall, effective as of the Closing Date and without any further action by the Borrower, be continued (and deemed issued) as a Letter of Credit, hereunder and from and after the Closing Date shall be deemed a Letter of Credit, for all purposes hereof and shall be subject to and governed by the terms and conditions hereof.
3.9.    Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall be stated therein to apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall be stated therein to apply to each commercial letter of credit, and in each case to the extent not inconsistent with the above referred rules, the laws of the State of New York shall be stated therein to apply to each Letter of Credit.
3.10.    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any security granted pursuant to any Issuer Document shall be void.
3.11.    Letters of Credit Issued for Others. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Borrower’s

Subsidiaries or the direct or indirect parent of Borrower or its other Subsidiaries, the Borrower shall be obligated to reimburse the relevant L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries or the direct or indirect parent of the Borrower or its other Subsidiaries, inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of its Subsidiaries or its direct or indirect parent and its other Subsidiaries.
SECTION 4.    Fees; Commitments.
4.1.    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent, for the account of each L/C Issuer (in each case pro rata according to the respective L/C Commitments of all L/C Issuers) in Dollars, a commitment fee (the “Commitment Fee”) for each day from the Closing Date to, but excluding, termination of this Agreement. The Commitment Fee shall be earned, due and payable by the Borrower (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Maturity Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above). The Commitment Fee shall be computed for each day during such period at a rate per annum equal to the applicable Commitment Fee Rate in effect on such day on the applicable portion of the Available L/C Commitment in effect on such day.
(b)    The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each L/C Issuer pro rata on the basis of their respective L/C Commitments, a fee in respect of each Letter of Credit (the “L/C Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the product of (x) 3.50% and (y) the average daily Stated Amount of such Letter of Credit. The L/C Fee shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the Maturity Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above).
(c)    The Borrower agrees to pay to each L/C Issuer a fee in respect of each Letter of Credit issued by it (the “Issuance Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at a rate per annum equal to 0.125%. Such Issuance Fees shall be earned, due and payable by the Borrower (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the later of (A) the Maturity Date and (B) the day on which the Letters of Credit Outstanding shall have been reduced to zero.
(d)    The Borrower agrees to pay directly to each L/C Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as such L/C Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e)    If all or a portion of any amount hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), and an Event of Default under Sections 11.1 or 11.5 shall have occurred and be continuing, then, upon the giving of written notice by the Administrative Agent to the Borrower (except in the case of an Event of Default under Section 11.5, for which no notice is required), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) equal to 5.50% from the date of written notice to the date on which such amount is paid in full (after as well as before judgment) (or if an Event of Default under Section 11.5 shall have occurred and be continuing, the date of the occurrence of such Event of Default). All computations of interest hereunder shall be made in accordance with Section 5.3.
4.2.    Reduction of L/C Commitments.
(a)    Voluntary. Upon at least one Business Day’s prior revocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to the L/C Issuers), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the L/C Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding with respect to all Letters of Credit, after giving effect to Cash Collateralization of Letters of Credit, shall not exceed the L/C Commitment.
(b)    Mandatory. The L/C Commitment of each L/C Issuer shall terminate on the Maturity Date.
SECTION 5.    Payments.
5.1.    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent, for the ratable account of the L/C Issuers entitled thereto or the L/C Issuer entitled thereto, as the case may be, not later than 3:00 p.m., in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by written notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All payments under this Agreement and each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 3:00 p.m. or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or fees ratably to L/C Issuers entitled thereto.
(b)    Any payments under this Agreement that are made later than 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
5.2.    Net Payments.
(a)    Any and all payments made by, on behalf of, or on an account of any obligation of, the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if any applicable withholding agent shall be required by Applicable Law to deduct or withhold any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after making all such required deductions and withholdings (including such deductions or withholdings applicable to additional sums payable under this Section 5.2), the applicable L/C Issuer (or in the case of payments made to an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with Applicable Law. Whenever any Taxes are payable by the Borrower or any Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Recipient, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to the Administrative Agent, acting reasonably) received by the Borrower or such Guarantor evidencing payment thereof.
(b)    The Borrower shall timely pay to the relevant Governmental Authority, or at the option of the Administrative Agent reimburse the Administrative Agent for the payment of, any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).
(c)    The Borrower shall indemnify and hold harmless each Recipient within fifteen Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on such Recipient on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.2) and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient (in the case of an Agent, on its own behalf or on behalf of a Recipient) shall be conclusive absent manifest error.
(d)    Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Credit Document shall, to the extent it is legally able to do so, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. A Recipient’s obligation under the prior sentence shall apply only if the Borrower or the Administrative Agent has made a request for such documentation. In addition, any Recipient, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 5.2(d), the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.2(e), 5.2(h) and 5.2(i) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient. Each Recipient hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Recipient to the Administrative Agent pursuant to Sections 5.2(d), 5.2(e), 5.2(h) and 5.2(i).
(e)    Each Non-U.S. Recipient with respect to any Letter of Credit issued under any Credit Document shall, to the extent it is legally eligible to do so:
(i)    deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Recipient is due hereunder, two copies of (x) in the case of a Non-U.S. Recipient claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN or W-8BEN-E (together with a certificate substantially in the form of Exhibit H certifying that (1) such Non-U.S. Recipient is not a bank for purposes of Section 881(c) of the Code, (2) such Non-U.S. Recipient is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, (3) any interest payment received by such Non-U.S. Recipient under this Agreement or any other Credit Document is not effectively connected with the Non-U.S. Recipient’s conduct of a trade or business in the United States and (4) such Non-U.S. Recipient is not a controlled foreign corporation related to the Borrower (within the meaning of Section 881(c)(3)(C) of the Code)), (y)(1) Internal Revenue Service Form W-8BEN or Form W-8BEN-E, in each case properly completed and duly executed by such Non-U.S. Recipient claiming complete exemption from, or reduced rate of, U.S. federal withholding Tax on payments by the Borrower or any Guarantor under an applicable income tax treaty to which the United States is a party or (2) properly completed and duly executed Internal Revenue Service Form W-8ECI, or (z) if a Non-U.S. Recipient does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Non-U.S. Recipient under any of the Credit Documents (for example, in the case of a typical participation or where Non-U.S. Recipient is a pass through entity), Internal Revenue Service Form W-8IMY and all necessary attachments (including the forms described in clauses (x) and (y) above, as required), provided that if the Non-U.S. Recipient is a partnership (and not a participating L/C Issuer) and one or more of the partners is claiming portfolio interest treatment, the certificate substantially in the form of Exhibit H may be provided by such Non-U.S. Recipient on behalf of such partner(s), in each case, properly completed and duly executed; and

(ii)    deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) in each case properly completed and duly executed on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
If in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Recipient from duly completing and delivering any such form with respect to it, such Non-U.S. Recipient shall promptly so advise the Borrower and the Administrative Agent.
(f)    If any Recipient determines, in its sole discretion exercised in good faith, that it had received and retained a refund of an Indemnified Tax (including an Other Tax) for which a payment of additional amounts or indemnification payments has been made by the Borrower pursuant to Section 5.2, which refund in the good faith judgment of such Recipient is attributable to such payment made by the Borrower, then the Recipient shall reimburse the Borrower for such amount (net of all out-of-pocket expenses of such Recipient, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Recipient determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave such Person, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid; provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower pursuant to this Section 5.2(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Upon reasonable request by the Borrower, a Recipient shall claim any refund in respect of any Indemnified Tax or Other Tax for which a payment of additional amounts or indemnification payments has been made by the Borrower pursuant to this Section 5.2 that such Recipient determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. None of the Recipients shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this clause (f) or any other provision of this Section 5.2.
(g)    If the Borrower determines that a reasonable basis exists for contesting a Tax, each Recipient, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. Each Recipient agrees to use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request to minimize any amount payable by the Borrower or any Guarantor pursuant to this Section 5.2. The Borrower shall indemnify and hold each Recipient harmless against any reasonable out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.2(g). Nothing in this Section 5.2(g) shall obligate any Recipient to take any action that such Recipient, in its reasonable judgment, determines would result in a material detriment to such Recipient.
(h)    Each U.S. Recipient shall deliver to the Borrower and the Administrative Agent two copies of United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Recipient is exempt from United States backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) promptly after the occurrence of a change in such U.S. Recipient’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.
(i)    If a payment made to any Recipient under any Credit Document would be subj ect to U.S. federal withholding Tax imposed under FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Recipient has or has not complied with such Recipient’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.2(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(j)    The agreements in this Section 5.2 shall survive the termination of this Agreement and the payment of all amounts payable hereunder.
5.3.    Computations of Interest and Fees.
(a)    The Default Rate and any other interest rate hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed.
(b)    Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.
5.4.    Limitation on Amounts.
(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(b)    Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.4(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.
(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any L/C Issuer in an amount or calculated at a rate that would be prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected L/C Issuer under Section 4.1.
(d)    Spreading. In determining whether the interest hereunder is in excess of the amount or rate permitted under or consistent with any Applicable Law, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full.
(e)    Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any L/C Issuer shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from the Administrative Agent in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that L/C Issuer to the Borrower.
SECTION 6.    Conditions Precedent to Effectiveness.
The effectiveness of this Agreement and the obligation of each L/C Issuer to make Letters of Credit available on the Closing Date is subject to the satisfaction or waiver of the conditions precedent set forth in this Section 6.
6.1.    Credit Documents. The Administrative Agent shall have received (a) this Agreement, executed and delivered by an Authorized Officer of each Credit Party as of the Closing Date, (b) the Guarantee, executed and delivered by an Authorized Officer of each Guarantor as of the Closing Date, (c) the Pledge Agreement, executed and delivered by an Authorized Officer of each pledgor party thereto as of the Closing Date, (d) the Security Agreement, executed and delivered by an Authorized Officer of each grantor party thereto as of the Closing Date, (e) the Collateral Trust Agreement, executed and delivered by an Authorized Officer of each of the parties thereto and (f) each other customary security document duly authorized, executed and delivered by the applicable parties thereto and related items to the extent necessary to create and perfect the security interests in the Collateral.
6.2.    Collateral.
(a)    All outstanding Stock of each Subsidiary of the Borrower directly owned by the Borrower or any Subsidiary Guarantor, in each case, as of the Closing Date, shall have been pledged pursuant to the Pledge Agreement (except that such Credit Parties shall not be required to pledge any Excluded Stock and Stock Equivalents) and the Collateral Representative shall have received all certificates, if any, representing such securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b)    All Indebtedness of the Borrower and each Subsidiary of the Borrower that is owing to the Borrower or a Subsidiary Guarantor shall, to the extent exceeding $10,000,000 in aggregate principal amount, be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Representative shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.
(c)    All documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent (at the direction of the Administrative Agent acting reasonably) to be filed, registered or recorded to create the Liens intended to be created by any Security Document to be executed on the Closing Date and to perfect such Liens to the extent required by, and with the priority required by, such Security Document, unless otherwise agreed by the Collateral Agent (acting at the direction of the Administrative Agent), shall have been delivered to the Collateral Representative in proper form for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted hereunder.
(d)    The Borrower shall deliver to the Collateral Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer of the Borrower, together with all attachments contemplated thereby.
Notwithstanding anything to the contrary herein, with respect to any security documents relating to real property to the extent constituting Collateral, the Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to grant and perfect such security interests, on or prior to the date that is 120 days after the Closing Date or such longer period of time as may be agreed to by the Administrative Agent in its reasonable discretion.
6.3.    Legal Opinions. The Administrative Agent shall have received the executed customary legal opinions of (a) White & Case LLP, New York counsel to the Borrower and (b) Fitzpatrick Lentz & Bubba, P.C., Pennsylvania counsel to the Borrower.
6.4.    Closing Certificates. The Administrative Agent shall have received a certificate of the Credit Parties, dated the Closing Date, in respect of the conditions set forth in Sections 6.8, 6.11 and 6.12 substantially in the form of Exhibit E, with appropriate insertions, executed by an Authorized Officer of each Credit Party, and attaching the documents referred to in Section 6.5.
6.5.    Authorization of Proceedings of Each Credit Party. The Administrative Agent shall have received (a) a copy of the resolutions of the board of directors, other managers or general partner of each Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents referred to in Section 6.1 (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder, (b) true and complete copies of the Organizational Documents of each Credit Party as of the Closing Date, and (c) good standing certificates (to the extent such concept exists in the relevant jurisdiction of organization) of the Borrower and the Guarantors.

6.6.    Fees. All fees required to be paid on the Closing Date pursuant to the Engagement and Commitment Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date, in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial availability of Letters of Credit hereunder.
6.7.    Representations and Warranties. All representations and warranties contained in Section 8 of this Agreement shall be true and correct in all material respects on the Closing Date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, it shall be true and correct in all material respects as of such earlier date).
6.8.    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the chief financial officer of the Borrower substantially in the form of Exhibit C hereto.
6.9.    Plan; Confirmation Order. Neither the Plan nor the Confirmation Order shall have been amended, stayed, supplemented or otherwise modified in any respect that is, in the aggregate, materially adverse to the rights and interests of the L/C Issuers (taken as a whole), unless consented to in writing by the L/C Issuer (such consent not to be unreasonably withheld, delayed, conditioned or denied). The Plan shall be substantially consummated, as set forth in section 1101 of the Bankruptcy Code, and effective concurrently with the initial funding hereunder in accordance with the Plan.
6.10.    Financial Statements. The Administrative Agent (for further distribution to the L/C Issuers) shall have received the Historical Financials. The Administrative Agent acknowledges that as of as of the Closing Date, this Section 6.10 has been satisfied.
6.11.    No Event of Default. No Default or Event of Default shall have occurred and be continuing (immediately after giving effect to this Agreement and the Transactions contemplated by this Agreement to occur on the Closing Date).
6.12.    Minimum Liquidity. The Borrower shall have Minimum Liquidity on the Closing Date of at least $500,000,000.
6.13.    Certain Closing Date Transactions. The Borrower shall have (x)(i) obtained ratings for the Term Loan Facilities (as defined in the First Lien Credit Agreement) no worse than Ba3 from Moody’s, no worse than BB- from S&P and no worse than BB- from Fitch and (ii) received at least $1,500 million of gross proceeds from one or more private offering or other debt or equity facilities, loans under the Term B Facility (as defined in the First Lien Credit Agreement), an inventory monetization transaction and/or a junior lien credit facility; provided that, if the LMBE-MC Facility is not refinanced on the Closing Date, the amount of gross proceeds required to be received shall be reduced by the aggregate net amount outstanding under the LMBE-MC Facility on the Closing Date or (y) received at least $1,800 million of gross proceeds from one or more private offering or other debt or equity facilities, loans under the Term B Facility (as defined in the First Lien Credit Agreement), an inventory monetization transaction, and/or a junior lien credit facility; provided that, if the LMBE-MC Facility is not refinanced on the Closing Date, the amount of gross proceeds required to be received shall be reduced by the aggregate net amount outstanding under the LMBE-MC Facility on the Closing Date.
6.14.    Patriot Act. The L/C Issuers and the Agents shall have received (at least 3 Business Days prior to the Closing Date) all documentation and other information about the Credit Parties as has been reasonably requested in writing at least 10 Business Days prior to the Closing Date by the Agents or the L/C Issuers that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and the Beneficial Ownership Regulation, including without limitation the PATRIOT Act.
SECTION 7.    Conditions Precedent to All Credit Events After the Closing Date.
The obligation of any L/C Issuer to issue Letters of Credit on any date, is subject to the satisfaction or waiver of the conditions precedent set forth in the following Sections 7.1 and 7.2; provided that the conditions precedent set forth in Section 7.1 shall not be required to be satisfied on the Closing Date:
7.1.    No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Closing Date) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
7.2.    Letter of Credit Request. Prior to the issuance of each Letter of Credit, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each L/C Issuer that all the applicable conditions specified in this Section 7 have been satisfied or waived as of that time to the extent required by this Section 7.
SECTION 8.    Representations, Warranties and Agreements.
In order to induce the L/C Issuers to enter into this Agreement and to issue Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to the L/C Issuers and the Agents, all of which shall survive the execution and delivery of this Agreement and the issuance of the Letters of Credit:
8.1.    Corporate Status; Compliance with Laws. Except as would not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and each Material Subsidiary of the Borrower that is a Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing (as applicable) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is legally required to be so qualified and (c) is in compliance with all Applicable Laws.
8.2.    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document, assuming due authorization, execution and delivery by the other parties thereto constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) and (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Credit Parties in favor of the Collateral Trustee (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection of such obligation is governed by the Uniform Commercial Code).
8.3.    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor the compliance with the terms and provisions thereof, nor the consummation of the financing transactions contemplated hereby and thereby, will (a) contravene any applicable provision of any Applicable Law other than any contravention which would not reasonably be expected to result in a Material Adverse Effect and assuming the receipt of any FERC and Nuclear Regulatory Commission approvals required in connection with an exercise of remedies, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of the Borrower or any Restricted Subsidiary (other than Liens created under the Credit Documents, Permitted Liens or Liens subject to an intercreditor agreement permitted hereby or the Collateral Trust Agreement) pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust or other material debt agreement or instrument to which the Borrower or any Restricted Subsidiary is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect, or (c) violate any provision of the Organizational Documents of any Credit Party.
8.4.    Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing with respect to the Borrower or any of the Restricted Subsidiaries that have a reasonable likelihood of adverse determination and such determination would reasonably be expected to result in a Material Adverse Effect.
8.5.    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6.    Governmental Approvals. The execution, delivery and performance of the Credit Documents by the Credit Parties does not require, on behalf of any Credit Party, any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (iii) such FERC and Nuclear Regulatory Commission approvals and filings as may be required in connection with an exercise of remedies and (iv) such licenses, authorizations, consents, approvals, registrations, filings or other actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
8.7.    Investment Company Act. None of the Credit Parties is required to register as an “investment company” within the meaning of, and subject to registration under, the Investment Company Act of 1940, as amended.
8.8.    True and Complete Disclosure.
(a)    None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Subsidiaries of the Borrower or any of their respective authorized representatives to the Administrative Agent and/or any L/C Issuer on or before the Closing Date (including all such information and data contained in the Credit Documents) regarding the Borrower and its Restricted Subsidiaries in connection with the Transactions for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished and such information was, when furnished on or prior to the Closing Date, when taken as a whole after giving effect to all supplements and updates provided thereto, accurate in all material respects (it being understood, for the avoidance of doubt, that none of the Borrower or any of its Subsidiaries shall be required to update any such information following the Closing Date), it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections or estimates (including financial estimates, forecasts, pro forma financial information, budgets, and other forward-looking information), other forward-looking information or statements regarding future condition or operations, or information of a general economic or general industry nature.
(b)    As of the Closing Date, the projections contained in the Lender Presentation are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Agents and the L/C Issuers that such projections, forward-looking statements, estimates and pro forma financial information are not to be viewed as facts or a guarantee of performance, and are subject to material contingencies and assumptions, many of which are beyond the control of the Credit Parties, and that actual results during the period or periods covered by any such projections, forward-looking statements, estimates and pro forma financial information may differ materially from the projected results.
8.9.    Financial Condition; Financial Statements. The financial statements described in Section 6.10 present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries, in each case, as of the dates thereof and for such period covered thereby in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, and subject, in the case of any unaudited financial statements, to changes resulting from normal year-end adjustments and the absence of footnotes. There has been no Material Adverse Effect since December 31, 2022.
8.10.    Tax Matters. Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, (a) each of the Borrower and each of the Restricted Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it (after giving effect to all applicable extensions) and has paid all material Taxes payable by it that have become due (whether or not shown on such Tax return), other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP, (b) each of the Borrower and each of the Restricted Subsidiaries has provided adequate reserves in accordance with GAAP for the payment of, all federal, state, provincial and foreign Taxes not yet due and payable, and (c) each of the Borrower and each of the Restricted Subsidiaries has satisfied all of its Tax withholding obligations.
8.11.    Compliance with ERISA.
(a)    Each Employee Benefit Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Benefit Plan; no Multiemployer Plan is Insolvent (or is reasonably likely to be Insolvent), and no written notice of any such insolvency has been given to the Borrower or any ERISA Affiliate; no Benefit Plan has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); each Benefit Plan has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Benefit Plan, and there has been no determination that any such Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Benefit Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate any Benefit Plan or to appoint a trustee to administer any Benefit Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and no Lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Benefit Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Benefit Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination of such Multiemployer Plans under ERISA, are made to the knowledge of the Borrower.

(b)    All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and Applicable Law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.12.    Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case, existing on the Closing Date (after giving effect to the Transactions).
8.13.    Intellectual Property. Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or a valid license or right to use, all patents, trademarks, servicemarks, trade names, copyrights and all applications therefor and licenses thereof, and all other intellectual property rights, free and clear of all Liens (other than Liens permitted by Section 10.2), that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such title, license or rights would not reasonably be expected to have a Material Adverse Effect.
8.14.    Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the Borrower and the Restricted Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (b) the Borrower and the Restricted Subsidiaries have, and have timely applied for renewal of, all permits required under Environmental Law to construct and operate their facilities as currently constructed; (c) except as set forth on Schedule 8.14, neither the Borrower nor any Restricted Subsidiary is subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim or any other liability under any Environmental Law, including any such Environmental Claim, or, to the knowledge of the Borrower, any other liability under Environmental Law related to, or resulting from the business or operations of any predecessor in interest of any of them; (d) none of the Borrower or any Restricted Subsidiary is conducting or financing or, to the knowledge of the Borrower, is required to conduct or finance, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; (e) to the knowledge of the Borrower, no Hazardous Materials have been released into the environment at, on or under any Real Estate currently owned or leased by the Borrower or any Restricted Subsidiary and (f) neither the Borrower nor any Restricted Subsidiary has treated, stored, transported, released, disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or, to the knowledge of the Borrower, formerly owned or leased Real Estate or facility. Except as provided in this Section 8.14, the Borrower and the Restricted Subsidiaries make no other representations or warranties regarding Environmental Laws.
8.15.    Properties.
(a)    Schedule 1.1(c) sets forth a complete and accurate list of all Real Estate located in the United States owned in fee simple by the Borrower or any Subsidiary Guarantor as of the Closing Date with a fair market value equal to or in excess of $20,000,000.

(b)    Except as set forth on Schedule 8.15, the Borrower and the Restricted Subsidiaries have good title to or valid leasehold or easement interests or other license or use rights in all properties that are necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title, leasehold or easement interests or other license or use rights would not reasonably be expected to have a Material Adverse Effect.
8.16.    Solvency. On the Closing Date, after giving effect to the Transactions, immediately following the issuance of each Letter of Credit hereunder on such date and the making of each Loan (as defined in the First Lien Credit Agreement) on such date and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.
8.17.    Security Interests. Subject to the qualifications set forth in Section 6.2 and the terms, conditions and provisions of the Collateral Trust Agreement and any other applicable intercreditor agreement then in effect, with respect to each Credit Party, the Security Documents are (or, with respect to the Mortgages, will be) effective to create in favor of the Collateral Representative, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest (subject to Liens permitted hereunder) in the Collateral described therein and proceeds thereof, in each case, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of (i) the Stock described in the Pledge Agreement that is in the form of securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC (“Certificated Securities”), when certificates representing such Stock are delivered to the Collateral Representative along with instruments of transfer in blank or endorsed to the Collateral Representative, (ii) all other Collateral constituting Real Estate or personal property described in the Security Agreement, when financing statements and other required filings, recordings, agreements and actions in appropriate form are executed and delivered, performed, recorded or filed in the appropriate offices, and (iii) all Collateral constituting Real Estate described in the Mortgages, when such Mortgages are filed or recorded in the proper real estate filing or recording offices and all relevant mortgage taxes and recording charges are duly paid, as the case may be, the Collateral Representative, for the benefit of the applicable Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in all Collateral and the proceeds thereof (to the extent such Liens may be perfected by possession of the Certificated Securities by the Collateral Representative, filing a financing statement or analogous document, filing intellectual property security agreement “short-form” filings with the United States Patent and Trademark Office or the United States Copyright Office or other actions or perfection is otherwise required by the terms of any Credit Document), in each case, to the extent required under the Security Documents, as security for the Obligations, in each case prior and superior in right to any other Lien (except, in the case of Liens permitted hereunder).
8.18.    Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened in writing; and (b) hours worked by and payment made for such work to employees of the Borrower and each

Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters.
8.19.    Sanctioned Persons; Anti-Corruption Laws; Patriot Act. None of the Borrower or any of its Restricted Subsidiaries or any of their respective directors or officers is (i) the subject of any economic embargoes or similar sanctions administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control), the United Nations Security Council, the European Union, His Majesty’s Treasury or any other applicable sanctions authority (collectively, “Sanctions,” and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”) or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic and the nongovernment controlled Zaporizhzhia and Kherson regions of Ukraine). Each of the Borrower and its Restricted Subsidiaries and their respective officers and directors is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) applicable portions of the Patriot Act, if any, and any other applicable anti-terrorism and anti-money laundering laws, rules, regulations and orders. No part of the proceeds of the Letters of Credit and no Letters of Credit will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions in a manner that would result in a violation of applicable Sanctions by any party to this Agreement or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation in any material respect of any Anti-Corruption Law.
8.20.    Use of Letters of Credit. The Borrower will use Letters of Credit in accordance with Section 9.13 of this Agreement.
8.21.    Energy and Regulatory Matters. Each of the Borrower and its Restricted Subsidiaries (a) to the extent any such entity is a “public utility” under the FPA, such entity has obtained blanket authority from FERC to issue securities and assume liabilities pursuant to Section 204 of the FPA or is otherwise subject to exemption from FERC prior-authorization requirements with respect to such activities and (b) with respect to any such entity that is a “public-utility company” under PUHCA, (i) is an “exempt wholesale generator” under PUHCA, (ii) owns and/or operates a “qualifying facility” under the Public Utility Regulatory Policies Act of 1978, or (iii) would not otherwise cause an affiliated “holding company,” as defined in PUHCA, to become subject to, or not exempt from, federal access-to-books-and-records requirements under PUHCA.
8.22.    Beneficial Ownership Certification. As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any L/C Issuer in connection with this Agreement is true and correct in all respects.

SECTION 9.    Affirmative Covenants.
The Borrower hereby covenants and agrees that on the Closing Date (immediately after giving effect to the Transactions) and thereafter, until the L/C Commitment and all Letters of Credit have terminated (unless such Letters of Credit have been Cash Collateralized, Backstopped or otherwise collateralized on terms and conditions reasonably satisfactory to the applicable L/C Issuer) and the Unpaid Drawings, together with interest, fees and all other Obligations (other than Contingent Obligations), are paid in full:
9.1.    Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the L/C Issuers in accordance with its customary practice):
(a)    Annual Financial Statements. On or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 100 days after the end of each such Fiscal Year (or, in the case of financial statements for the Fiscal Year during which the Closing Date occurs, on or before the date that is 120 days after the end of such Fiscal Year)) (or, in each case, such later time as may be agreed by the Administrative Agent in its reasonable discretion), the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of operations and cash flows for such Fiscal Year, setting forth comparative consolidated figures for the preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP in all material respects and, in each case, except with respect to any such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower and its consolidated Subsidiaries as a going concern (other than any exception or qualification that is a result of (x) a current maturity date of any Indebtedness or (y) any actual or prospective default of a financial maintenance covenant), all of which shall be (i) certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries (or a direct or an indirect parent of the Borrower and its consolidated Subsidiaries, as the case may be) in accordance with GAAP in all material respects, subject to changes resulting from audit, normal year-end audit adjustments and absence of footnotes and (ii) accompanied by a Narrative Report with respect thereto.
(b)    Quarterly Financial Statements. On or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each Fiscal Year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 50 days after the end of each such quarterly accounting period (or, in the case of financial statements for (i) the first fiscal quarter following the Closing Date, on or before the date that is 75 days after the end of such fiscal quarter and (ii) for the second and third fiscal quarters following the Closing Date required to be provided under this clause (b), on or before the date that is 60 days after the end of such fiscal quarter) of the first three fiscal quarters of every Fiscal Year) (or, in each case, such later time as may be agreed by the Administrative Agent in its reasonable discretion), the consolidated balance sheets of the Borrower and its consolidated

Subsidiaries, in each case, as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior Fiscal Year or, in the case of such consolidated balance sheet, for the last day of the prior Fiscal Year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries (or a direct or an indirect parent of the Borrower and its consolidated Subsidiaries, as the case may be) in accordance with GAAP in all material respects, subject to changes resulting from audit, normal year-end audit adjustments and absence of footnotes.
(c)    Officer’s Certificates. Within five Business Days of the delivery of the financial statements provided for in Section 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 10.9 as at the end of such Fiscal Year or period (solely to the extent such covenant is required to be tested at the end of such Fiscal Year or quarter), as the case may be and (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Excluded Project Subsidiaries as at the end of such Fiscal Year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Excluded Project Subsidiaries, respectively, provided to the L/C Issuers on the Closing Date or the most recent Fiscal Year or period, as the case may be (including calculations in reasonable detail of any amount added back to Consolidated Adjusted EBITDA pursuant to clause (a)(16) and clause (a)(17)). Within five Business Days of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth (A) in reasonable detail the Applicable Amount and the Applicable Equity Amount as at the end of the Fiscal Year to which such financial statements relate and (B) the information required pursuant to Section 7 of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (c)(B), as the case may be.
(d)    Notice of Default; Litigation; ERISA Event. Promptly after an Authorized Officer of the Borrower or any Restricted Subsidiary obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower or the relevant Restricted Subsidiary propose to take with respect thereto, (ii) any litigation, regulatory or governmental proceeding pending against the Borrower or any Restricted Subsidiary that has a reasonable likelihood of adverse determination and such determination would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect and (iii) the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect.
(e)    Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any Restricted Subsidiary (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any Restricted Subsidiary shall send to the holders of any publicly issued debt with a principal amount in excess of the greater of (x) $160,000,000 and (y) solely on or after the Q2 2024 Financials Date, 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period of the Borrower and/or any Restricted Subsidiary in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement).
(f)    Requested Information. With reasonable promptness, following the reasonable request of the Administrative Agent, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any L/C Issuer (acting through the Administrative Agent) may reasonably request in writing from time to time; provided that, notwithstanding anything to the contrary in this Section 9.1(f), none of the Borrower or any of its Restricted Subsidiaries will be required to provide any such other information pursuant to this Section 9.1(f) to the extent that (i) the provision thereof would violate any attorney client privilege (as reasonably determined by counsel (internal or external) to the Credit Parties), law, rule or regulation, or any contractual obligation of confidentiality binding on the Credit Parties or their respective affiliates (so long as not entered into in contemplation hereof) or (ii) such information constitutes attorney work product (as reasonably determined by counsel (internal or external) to the Credit Parties).
(g)    Projections. Prior to an underwritten public offering, within 100 days after the commencement of each Fiscal Year of the Borrower (or, in the case of the budget for the first full Fiscal Year after the Closing Date, within 120 days after the commencement of such Fiscal Year), a reasonably detailed consolidated budget for such Fiscal Year as customarily prepared by management of the Borrower for its internal use (including a projected consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of such Fiscal Year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were based on good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time of preparation of such Projections, it being understood that such Projections and assumptions as to future events are not to be viewed as facts or a guarantee of performance, are subj ect to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, and that actual results may vary from such Projections and such differences may be material.
(h)    Reconciliations. Simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 9.1(a) and (b) above, reconciliations for such consolidated financial statements or other consolidating information reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries and Excluded Project Subsidiaries (if any) from such consolidated financial statements; provided that the Borrower shall be under no obligation to deliver the reconciliations or other information described in this clause

(h) if the Consolidated Total Assets and the Consolidated Adjusted EBITDA of the Borrower and its consolidated Subsidiaries (which Consolidated Total Assets and Consolidated Adjusted EBITDA shall be calculated in accordance with the definitions of such terms, but determined based on the financial information of the Borrower and its consolidated Subsidiaries, and not the financial information of the Borrower and its Restricted Subsidiaries) do not differ from the Consolidated Total Assets and the Consolidated Adjusted EBITDA, respectively, of the Borrower and its Restricted Subsidiaries by more than 2.5%.
Notwithstanding the foregoing, the obligations in clauses (a), (b) and (e) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 8-K, 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a direct or indirect parent of the Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand (provided, however, that the Borrower shall be under no obligation to deliver such consolidating or other explanatory information if the Consolidated Total Assets and the Consolidated Adjusted EBITDA of the Borrower and its consolidated Restricted Subsidiaries do not differ from the Consolidated Total Assets and the Consolidated Adjusted EBITDA, respectively, of any direct or indirect parent of Borrower and its consolidated Subsidiaries by more than 2.5%). Documents required to be delivered pursuant to clauses (a), (b) and (e) of this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website as notified to the Administrative Agent; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, or filed with the SEC, and available in EDGAR (or any successor) to which each L/C Issuer and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
9.2.    Books, Records and Inspections.
(a)    The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required L/C Issuers (as accompanied by the Administrative Agent) to visit and inspect any of the properties or assets of the Borrower or such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or Required L/C Issuers may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent, whether on its own or in conjunction with the Required L/C Issuers, may exercise rights of the Administrative Agent and the L/C Issuers under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than one time in any calendar year and (b) only one such visit shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of any L/C Issuer may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required L/C Issuers shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 9.2, neither the Borrower nor any Restricted Subsidiary will be required under this Section 9.2 to disclose or permit the inspection or discussion of any document, information or other matter to the extent that such action would violate any attorney-client privilege (as reasonably determined by counsel (internal or external) to the Credit Parties), law, rule or regulation, or any contractual obligation of confidentiality (not created in contemplation thereof) binding on the Credit Parties or their respective affiliates or constituting attorney work product (as reasonably determined by counsel (internal or external) to the Credit Parties).
(b)    The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity, in all material respects, with GAAP shall be made of all material financial transactions and matters involving the assets of the business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that any Restricted Subsidiary may maintain its individual books and records in conformity with local standards or customs and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
9.3.    Maintenance of Insurance. The Borrower will, and will cause each Material Subsidiary that is a Restricted Subsidiary to (a) at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis and the Borrower shall use commercially reasonable efforts for all such applicable insurance to name the Collateral Trustee as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (b) will furnish to the Administrative Agent, upon written reasonable request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried, provided, however, that for so long as no Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to make such request only once in any calendar year. With respect to each Mortgaged Property, obtain flood insurance in such total amount as is required under the Flood Laws, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Laws.
9.4.    Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any Restricted Subsidiary of the Borrower; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim (i) that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP or (ii) with respect to which the failure to pay would not reasonably be expected to result in a Material Adverse Effect.
9.5.    Consolidated Corporate Franchises. The Borrower will do, and will cause each Material Subsidiary that is a Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction otherwise permitted hereby, including under Section 10.2, 10.3, 10.4 or 10.5.
9.6.    Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Applicable Laws applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
9.7.    Calls. In the event that the Borrower conducts a conference call in connection with the First Lien Credit Agreement to discuss the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for the most recently ended measurement period for which financial statements have been delivered pursuant to Section 9.1(a) or (b) (beginning with the fiscal quarter of the Borrower ending June 30, 2023), the Borrower shall provide reasonable advance notice to the L/C Issuers and the L/C Issuers shall be invited to attend such call, limited to one conference call per fiscal quarter.
9.8.    Maintenance of Properties. The Borrower will, and will cause the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear, casualty and condemnation excepted), except to the extent that the failure to do so would reasonably be expected to have a Material Adverse Effect.
9.9.    Transactions with Affiliates. The Borrower will conduct, and cause the Restricted Subsidiaries to conduct, all transactions with any of its or their respective Affiliates (other than (x) any transaction or series of related transactions with an aggregate value that is equal to or less than the greater of (i) $65,000,000 and (ii) solely on or after the Q2 2024 Financials Date, 15% of

Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) or (y) transactions between or among (i) the Borrower and the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary as a result of such transactions and (ii) the Borrower, the Restricted Subsidiaries, any direct or indirect parent of the Borrower, and any of its other Subsidiaries) on terms that are, taken as a whole, not materially less favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate (as determined in good faith by the Borrower); provided that the foregoing restrictions shall not apply to:
(a)    the payment of customary fees for management, monitoring, consulting, advisory, underwriting, placement and financial services rendered to the Borrower and its Restricted Subsidiaries and customary investment banking fees paid for services rendered to the Borrower and its Restricted Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, whether or not consummated,
(b)    transactions permitted by Section 10 (other than Section 10.6(m) and any provision of Section 10 permitting transactions by reference to Section 9.9),
(c)    the Transactions and the payment of the Transaction Expenses,
(d)    the issuance of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) to the management of the Borrower (or any direct or indirect parent thereof) or any Subsidiary of the Borrower in connection with the Transactions or pursuant to arrangements described in clause (f) of this Section 9.9.
(e)    loans, advances and other transactions between or among the Borrower, any Subsidiary of the Borrower or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary of the Borrower has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or such Subsidiary’s Subsidiary ownership of Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10.
(f)    (i) employment, consulting and severance arrangements between the Borrower and the Restricted Subsidiaries (or any direct or indirect parent of the Borrower) and their respective officers, employees, directors or consultants in the ordinary course of business (including payments, loans and advances in connection therewith) and (ii) issuances of securities, or other payments, awards or grants in cash, securities or otherwise and other transactions pursuant to any equityholder, employee or director equity plan or stock or other equity option plan or any other management or employee benefit plan or agreement, other compensatory arrangement or any stock or other equity subscription, co-invest or equityholder agreement,
(g)    payments (i) by the Borrower and the Subsidiaries of the Borrower to any direct or indirect parent of the Borrower in an amount sufficient so as to allow any direct or indirect parent of the Borrower to make when due (but without regard to any permitted deferral on account of financing agreements) any payment pursuant to any Shared Services and Tax Agreements and (ii) by the Borrower (and any direct or indirect parent thereof) and the Subsidiaries of the Borrower pursuant to the Shared Services and Tax Agreements among the Borrower (and any such parent)

and the Subsidiaries of the Borrower, to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries; provided that solely in the case of the payment of Taxes of the type described in Section 10.6(d)(i) under a Shared Services and Tax Agreement (and in lieu of making a dividend thereunder as contemplated by Section 10.6(d)(i)), the amount of such payments shall not exceed the amount permitted to be paid as dividends or distributions under Section 10.6(d)(i),
(h)    the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or, to the extent attributable to the ownership of the Borrower and its Restricted Subsidiaries, any direct or indirect parent thereof) and the Subsidiaries of the Borrower,
(i)    the payment of indemnities and reasonable expenses incurred by the Permitted Holders and their Affiliates in connection with services provided to the Borrower (or any direct or indirect parent thereof), or any of the Subsidiaries of the Borrower,
(j)    the issuance of Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof) to a parent entity of the Borrower, any Permitted Holder or to any director, officer, employee or consultant,
(k)    any customary transactions with a Receivables Entity effected as part of a Permitted Receivables Financing and any customary transactions with a Securitization Subsidiary effected as part of a Qualified Securitization Financing,
(l)    the performance of any and all obligations pursuant to the Shared Services and Tax Agreements (provided that payment obligations shall be subject to Section 9.9(g)) and other ordinary course transactions under the intercompany cash management systems with Affiliates and subleases of property from any Affiliate to the Borrower or any of the Restricted Subsidiaries,
(m)    transactions pursuant to permitted agreements in existence on the Closing Date or any amendment, modification, supplement, replacement, extension, renewal or restructuring thereto to the extent such an amendment, modification, supplement, replacement, extension renewal or restructuring (together with any other amendment or supplemental agreements) is not materially adverse, taken as a whole, to the L/C Issuers (in the good faith determination of the Borrower),
(n)    transactions in which any direct or indirect parent of the Borrower, the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 9.9,
(o)    the existence and performance of agreements and transactions with any Unrestricted Subsidiary or Excluded Project Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary or Excluded Project Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary or Excluded

Project Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary or Excluded Project Subsidiary as a Restricted Subsidiary; provided that (i) such transaction was not entered into in contemplation of such designation or redesignation, as applicable, and (ii) in the case of an Excluded Project Subsidiary, such agreements and transactions comply with the requirements of the definitions of “Non-Recourse Subsidiary” and “Non-Recourse Debt,”
(p)    Affiliate repurchases of the Commitments (as defined in the First Lien Credit Agreement as in effect on the Closing Date) to the extent permitted under the First Lien Credit Agreement as in effect on the Closing Date and the payments and other transactions reasonably related thereto,
(q)    (i) investments by Permitted Holders in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (ii) payments to Permitted Holders in respect of securities or loans of the Borrower or any Restricted Subsidiary contemplated in the foregoing clause (i) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans; provided, that with respect to securities of the Borrower or any Restricted Subsidiary contemplated in clause (i) above, such investment constitutes less than 10% of the proposed or outstanding issue amount of such class of securities,
(r)    transactions constituting any part of a Permitted Reorganization or an IPO Reorganization Transaction,
(s)    transactions constituting any part of, or executed in connection with, the Permitted Spin-Out Transactions,
(t)    Letters of Credit issued for the direct or indirect benefit of any direct or indirect parent of the Borrower or any Subsidiaries of such direct or indirect parent pursuant to Section 3.1 in reliance on the Available RP/Investment Capacity Amount; and
(u)    transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, Stock in, or controls, such Person.
9.10.    End of Fiscal Years. The Borrower will, for financial reporting purposes, cause each of its, and the Restricted Subsidiaries’ fiscal years to end on December 31 of each year (each a “Fiscal Year”); provided, however, that the Borrower may, upon written notice to the Administrative Agent change the Fiscal Year with the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned, delayed or denied), in which case the Borrower and the Administrative Agent will, and are hereby authorized by the L/C Issuers to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
9.11.    Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Guarantee, the Security Documents, the Collateral Trust Agreement or any applicable intercreditor agreement and this Agreement (including Section 9.14), the Borrower will cause each direct or indirect wholly-owned Domestic Subsidiary of the Borrower (excluding any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date and each other Domestic Subsidiary of the Borrower that ceases to constitute an Excluded Subsidiary to, within 60 days from the date of such formation, acquisition or cessation (which in the case of any Excluded Subsidiary shall commence on the date of delivery of the certificate required by Section 9.1(c)), as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) execute (A) a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under such Guarantee, a pledgor under the Pledge Agreement and a grantor under such Security Agreement, (B) a joinder to the Intercompany Subordinated Note and (C) a joinder to the Collateral Trust Agreement and (ii) take all actions required by the Security Documents to perfect the Liens on the assets of such Domestic Subsidiary (in each case within such time frames as set forth in the applicable Security Document to the extent later than the time frames otherwise set forth in this Section 9.11).
9.12.    Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Security Documents, the Collateral Trust Agreement and any applicable intercreditor agreement, and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost, burden or other consequences of doing so would be excessive in view of the benefits to be obtained by the L/C Issuers therefrom or (y) to the extent doing so could result in material adverse tax or regulatory consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, the Borrower will promptly notify the Administrative Agent in writing of any Stock or Stock Equivalents constituting Collateral and issued or otherwise purchased or acquired after the Closing Date and of any Indebtedness in excess of $25,000,000 that is owing to the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11) incurred (individually or in a series of related transactions) after the Closing Date and, in each case, if required pursuant to the Security Documents or reasonably requested by the Administrative Agent, will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11), to pledge to the Collateral Representative for the benefit of the Secured Parties (in each case, excluding Excluded Collateral), (i) all such Stock and Stock Equivalents, pursuant to a Pledge Agreement or supplement thereto, and (ii) all evidences of such Indebtedness, pursuant to a Pledge Agreement or supplement thereto.
9.13.    Use of Letters of Credit. The Borrower will use the Letters of Credit (i) on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date (including by “grandfathering” such letters of credit issued by Barclays Bank PLC and listed on Schedule 1.1(b) to constitute Letters of Credit) and (ii) after the Closing Date, for customary standby letters of credit.
9.14.    Further Assurances.
(a)    Subject to the applicable limitations set forth in this Agreement (including Sections 9.11 and 9.12) and the Security Documents, the Collateral Trust Agreement and any applicable intercreditor agreement, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any Applicable Law, or that the Collateral Agent or the Required L/C Issuers may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.
(b)    Subject to any applicable limitations set forth in the Security Documents (including in any Mortgage), if any assets (including any Real Estate owned in fee or improvements thereto constituting Collateral with a fair market value equal to or in excess of $20,000,000 (determined at the time of acquisition or contribution thereof)) are acquired by, or contributed to, the Borrower or any Subsidiary Guarantor after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of any Security Document upon acquisition thereof or assets subject to a Lien granted pursuant to Section 10.2(d) or 10.2(g)) that are of the nature secured by any Security Document, the Borrower will promptly notify the Collateral Agent (who shall thereafter notify the L/C Issuers) thereof and, if requested by the Collateral Agent, will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent (acting at the direction of the First Lien Administrative Agent), as soon as commercially reasonable but in no event later than 120 days after the date of such acquisition or contribution, unless extended by the Administrative Agent in its reasonable discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.
(c)    Any Mortgage delivered to the Collateral Representative in accordance with the preceding clause (b) shall be accompanied by those items set forth in clause (d) that are customary for the type of assets covered by such Mortgage.
(d)    With respect to any Mortgaged Property listed on Schedule 1.1(c), within 120 days from the Closing Date and with respect to any other Mortgaged Property, within 120 days after the date of such acquisition or contribution, unless extended by the Administrative Agent in its reasonable discretion, the Borrower will deliver, or cause to be delivered, to the Collateral Representative (i) a Mortgage with respect to each Mortgaged Property, executed by a duly authorized officer of each obligor party thereto, (ii) a policy or policies of title insurance issued by the Title Company insuring the Lien of each such Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 10.2 or consented to in writing (including via email) by the Collateral Agent (at the direction of the Administrative Agent), in an amount reasonably acceptable to the Collateral Agent (acting at the direction of the Administrative Agent) (not to exceed the value (as determined by the Borrower acting in good faith) of the Mortgaged Property described therein), together with such endorsements and reinsurance as the Collateral Agent (acting at the direction of the First Lien Administrative Agent) may reasonably request, together with evidence reasonably acceptable to the Collateral Agent (acting at the direction of the Administrative Agent) of payment of all title insurance premiums, search and examination charges, escrow charges and related charges, fees, costs and expenses required for the issuance of the title insurance policies referred to above, (iii) a Survey, to the extent reasonably necessary to satisfy the requirements of clause (ii) above, (iv) all other documents and instruments, including Uniform Commercial Code or other applicable fixture security financing statements, requested by the Collateral Agent (at the direction of the Administrative Agent acting reasonably) to be filed, registered or recorded to create the Liens intended to be created by any such Mortgage and perfect such Liens to the extent required by, and with the priority required by, such Mortgage shall have been delivered to the Collateral Representative in proper form for filing, registration or recording and (v) written opinions of legal counsel in the states in which each such Mortgaged Property is located in customary form and substance; provided that, with respect to each Mortgaged Property consisting of oil, gas, hydrocarbon or other similar mineral interests or mining properties, the applicable Mortgages will describe the mortgaged mineral interests in the manner customary for the mortgaging of similar mineral interests in similar transactions and there will be no title insurance or Surveys in connection with such Mortgaged Properties. The Borrower, prior to delivery of the Mortgages, will deliver, or cause to be delivered, (i) a completed Federal Emergency Management Agency Standard Flood Determination with respect to each Mortgaged Property, in each case in form and substance reasonably satisfactory to the Collateral Agent (acting at the direction of the First Lien Administrative Agent) and (ii) to the extent such Mortgaged Property is located in a special flood hazard area, an executed borrower notice and evidence of flood insurance with respect to such Mortgaged Property, to the extent and in amounts required by the Flood Laws, in each case in form and substance reasonably satisfactory to the Collateral Agent (acting at the direction of the First Lien Administrative Agent).
(e)    Notwithstanding anything herein to the contrary, if the Borrower and the Collateral Agent (acting at the direction of the Administrative Agent) mutually agree in their reasonable judgment (confirmed in writing to the Borrower and the Administrative Agent) that the cost or other consequences (including adverse tax, regulatory and accounting consequences) of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Secured Parties thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.
(f)    Notwithstanding anything herein to the contrary, the Borrower and the Guarantors shall not be required, nor shall the Collateral Agent or Collateral Representative be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s), (B) intellectual property security agreement “short-form” filings in United States government offices with respect to intellectual property as expressly required herein and under the other Credit Documents, (C) delivery to the Collateral Agent or Collateral Representative, for its possession, of all Collateral consisting of instruments, intercompany notes, stock certificates of the Borrower and its Restricted Subsidiaries, subject to the limitations set forth in the Security Documents or (D) Mortgages required to be delivered pursuant to this Section 9.14, (ii) to enter into any control agreement with respect to any deposit account, securities account or commodities account or contract (other than in respect of the Term C Collateral Accounts), (iii) to take any action in any non-U.S. jurisdiction or pursuant to the requirements of the laws of any non-U.S. jurisdiction in order to create any security interests or to perfect any security interests, including with respect to any intellectual property registered outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed by the laws of any non-U.S. jurisdiction), (iv) except as expressly set forth above or in any Security Document, to take any other action with respect to any Collateral to perfect through control agreements or to otherwise perfect by “control,” (v) to provide any notice to obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof) or (vi) to escrow any source code or register or apply to register any intellectual property.
Notwithstanding the foregoing provisions of this Section 9.14, the Collateral Agent shall not cause the Collateral Representative to enter into, and no Credit Party shall be required to provide, any Mortgage in respect of any Mortgaged Property under this Section 9.14 until the date that occurs forty-five (45) days after the Borrower has delivered to the Collateral Agent and the Administrative Agent, and the Administrative Agent has delivered to the L/C Issuers (which may be delivered electronically) the following documents in respect of such real property: (i) a “Life of Loan” Federal Emergency Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable Credit Party, and evidence of flood insurance, in the event any such improved Mortgaged Property or portion thereof is located in a special flood hazard area), (ii) if such improved real property is located in a “special flood hazard area,” (A) a notification to the applicable Credit Party of that fact and (if applicable) notification to applicable Credit Party that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Credit Party of such notice and (iii) if such notice is required to be provided to the applicable Credit Party and flood insurance is available in the community in which such improved real property is located, evidence of required flood insurance. It is understood and agreed that the applicable Credit Party shall provide the documentation described in clauses (i), (ii) and (iii) above to the Collateral Agent no later than 45 days prior to the deadline to deliver each applicable Mortgage set forth in this Section 9.14.
Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent) may grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Guaranty by any Restricted Subsidiary, and each L/C Issuer hereby consents to any such extension of time.
9.15.    Changes in Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise similar, incidental, complementary, synergistic, reasonably related or ancillary to any of the foregoing (and noncore incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrower in good faith.
9.16.    Spin Out. On or prior to December 31, 2024, the Borrower shall or shall have caused its Restricted Subsidiaries to, spin-out (through distribution, transfer or otherwise) from the group consisting of the Borrower and its Restricted Subsidiaries the following entities (or all of the assets of the following entities) (the “Spin Out”): (i) Talen Montana, LLC and (ii) the Borrower’s undivided interests in the Keystone and Conemaugh plants and associated membership interests in Keystone Fuels, LLC, Conemaugh Fuels, LLC and Keystone - Conemaugh Projects, LLC (the “Spin Out Entities”); provided that, if as of such date a Spin Out is pending, any regulatory or other third party approvals that are required to consummate such Spin Out have not been obtained, the deadline shall be automatically extended with respect to such Spin Out until such approvals have been obtained so long as the Borrower and its Restricted Subsidiaries use commercially reasonable efforts to obtain such required approvals as soon as practicable. For the avoidance of doubt, (x) after giving effect to the Spin Out, the Borrower and its Restricted Subsidiaries shall not, directly or indirectly, own any equity interests in any of the Spin Out Entities and (y) the Spin Out may be done in multiple “spin-out” transactions and may be done at separate intervals in compliance with the immediately preceding sentence.
SECTION 10.     Negative Covenants.
The Borrower hereby covenants and agrees that on the Closing Date (immediately after giving effect to the Transactions) and thereafter, until the L/C Commitment and all Letters of Credit have terminated (unless such Letters of Credit have been Backstopped, Cash Collateralized or otherwise collateralized on terms and conditions reasonably satisfactory to the applicable L/C Issuer) and all other Obligations (other than Contingent Obligations) are paid in full:
10.1.    Limitation on Indebtedness. The Borrower will not, and will not permit the Restricted Subsidiaries to, create, incur or assume any Indebtedness. Notwithstanding the foregoing, the limitations set forth in the immediately preceding paragraph shall not apply to any of the following items:
(a)    Indebtedness arising under the Credit Documents (including any Indebtedness incurred as permitted by Sections 13.1);
(b)    subject to compliance with Section 10.5, Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary; provided that all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be (x) evidenced by the Intercompany Subordinated Note or (y) otherwise be subject to subordination terms substantially similar to the subordination terms set forth in the Intercompany Subordinated Note or otherwise reasonably acceptable to the Administrative Agent;
(c)    Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of construction and restoration activities and in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and similar obligations);
(d)    subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(d) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms (taken as a whole) at least as favorable to the L/C Issuers as those contained in the subordination of such Indebtedness, and (B) the aggregate principal amount of Guarantee Obligations incurred by Restricted Subsidiaries that are not Subsidiary Guarantors under this clause (d), shall not exceed the greater of (x) $100,000,000 and (y) solely on or after the Q2 2024 Financials Date, 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding;
(e)    Guarantee Obligations (i) incurred in the ordinary course of business (including in respect of construction or restoration activities) in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees, (ii) otherwise constituting Investments permitted by Section 10.5 (other than Investments permitted by Section 10.5(l) by reference to Section 10.1 and Section 10.5(q)); provided that this clause (ii) shall not be construed to limit the requirements of Section 10.1(b) and (d) or (iii) contemplated by the Plan;
(f)    (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred to finance the purchase price, cost of design, acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of fixed or capital assets or otherwise in respect of Capital Expenditures, so long as such Indebtedness, except in the case of Environmental CapEx or Necessary CapEx, is incurred within 270 days of the acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of such fixed or capital assets or incurrence of such Capital Expenditure, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Closing Date and Capital Leases entered into pursuant to subclauses (i) and (ii) above; provided, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (iii) shall not exceed the greater of (x) $200,000,000 and (y) solely on or after the Q2 2024 Financials Date, 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding and (iv) any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above; provided that, except to the extent otherwise permitted hereunder, the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the amounts paid in respect of fees, premiums, costs, and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension plus unused commitments;
(g)    Indebtedness permitted to remain outstanding under the Plan, and to the extent the principal amount of such Indebtedness individually exceeds $25,000,000, set forth on Schedule 10.1 and any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension thereof; provided that except to the extent otherwise permitted hereunder, in the case of any such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension, (i) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitments plus the amounts paid in respect of fees, premiums, costs, and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, or extension, (ii) additional obligors do not guarantee such Indebtedness, (iii) the scheduled maturity date of such Indebtedness is not prior to the maturity date of the debt being refinanced, and (iv) if the Indebtedness being refinanced, or any guarantee thereof, constituted Indebtedness subordinated in right of payment to the Obligations, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated in right of payment to the Obligations to substantially the same extent, taken as a whole;
(h)    Indebtedness in respect of Hedging Agreements and letters of credit issued to support Hedging Obligations; provided that, (i) with respect to Commodity Hedging Agreements, such Commodity Hedging Agreements are entered into in the ordinary course of business and consistent with prudent industry practice irrespective of whether or not any such Commodity Hedging Agreement was speculative or not (in each case, as determined by the Borrower at the time any such agreement was entered into in its reasonable discretion acting in good faith) and (ii) with respect to any Hedging Agreements (other than Commodity Hedging Agreements), are not entered into for speculative purposes (in each case, as determined by the Borrower at the time any such agreement was entered into in its reasonable discretion acting in good faith) or otherwise consistent with prudent industry practice;
(i)    (i) the 2023 Notes and any guarantee thereof and (ii) any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension of any Indebtedness specified in subclause (i) above; provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitment plus the amounts paid in respect of fees, costs and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension and (y) additional obligors with respect to such Indebtedness are not added;
(j)    (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition or other permitted Investment (including through merger or consolidation); provided that (x) such Indebtedness existed at the time such Person became a Subsidiary of the Borrower or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), unless such Guarantee Obligations is separately permitted under this Section 10.1;
(ii)    any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension of any Indebtedness specified in subclause (i) above; provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitments, plus amounts paid in respect of fees, premiums, costs and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension, (y) additional obligors do not guarantee such Indebtedness and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Indebtedness subordinated in right of payment to the Obligations, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated in right of payment to the Obligations to substantially the same extent, taken as a whole;
(k)    (i) Permitted Other Debt and any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension thereof, in each case assumed or incurred for any purpose, including to finance a Permitted Acquisition, other permitted Investments or Capital Expenditures and Indebtedness of Restricted Subsidiaries that otherwise meets the requirements of the definition of Permitted Other Debt except for the fact that it is incurred by a non-Credit Party; provided that if such Indebtedness is incurred or assumed by a Restricted Subsidiary that is not a Credit Party, such Indebtedness is not guaranteed in any respect by the Borrower or any other Guarantor except as permitted under Section 10.5;
(ii)    any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension of any Indebtedness specified in subclause (i) above (which may be Permitted Other Notes or Permitted Other Loans); provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitments plus amounts paid in respect of fees, premiums, costs and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension, (y) additional obligors do not guarantee such Indebtedness (unless such additional obligors are also (or will simultaneously therewith become) Guarantors hereunder) and (z) such Indebtedness complies with the requirements of the definition of “Permitted Other Loans” or “Permitted Other Notes,” as applicable, except, in the case of Indebtedness of Restricted Subsidiaries, where such Indebtedness fails to meet the requirement that it be incurred by a Credit Party; and
(iii)    the aggregate principal amount of Indebtedness incurred or assumed under this Section 10.1(k) (A) shall not exceed (i) amounts available under clause (1) of the definition of “Maximum Incremental Facilities Amount” (as defined in the First Lien Credit Agreement as in effect on the Closing Date), plus (ii) additional amounts if, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of proceeds thereof and, if applicable, the Permitted Acquisition or permitted Investment (including a prospective Investment as contemplated by the definition of “Specified Transaction”), (x) in the case of Indebtedness secured by Liens on the Collateral that rank pari passu with the Liens securing the Letters of Credit, the Consolidated First Lien Net Leverage Ratio (calculated on a Pro Forma Basis) is no greater than (i) at any time prior to the Q2 2024 Financials Date, 2.00:1.00 or (ii) at any time on or after the Q2 2024 Financials Date, 2.50:1.00 (or, to the extent incurred or assumed in connection with a Permitted Acquisition or permitted Investment (including a prospective Investment as contemplated by the definition of “Specified Transaction”), the Consolidated First Lien Net Leverage Ratio (on a Pro Forma Basis for such transaction and the incurrence of such Indebtedness) shall not be higher than the greater of the (x) Consolidated First Lien Net Leverage Ratio set forth in the immediately preceding clause (i) or (ii), as applicable, and (y) the Consolidated First Lien Net Leverage Ratio immediately prior to such Permitted Acquisition, permitted Investment (including a prospective Investment as contemplated by the definition of “Specified Transaction”)), (y) in the case of Indebtedness secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Letter of Credit Facility, the Consolidated Secured Net Leverage Ratio (calculated on a Pro Forma Basis) is no greater than (i) at any time prior to the Q2 2024 Financials Date, 2.50:1.00 or (ii) at any time on or after the Q2 2024 Financials Date, 3.00:1.00 (or, to the extent incurred or assumed in connection with a Permitted Acquisition or permitted Investment (including a prospective Investment as contemplated by the definition of “Specified Transaction”), the Consolidated Secured Net Leverage Ratio (on a Pro Forma Basis for such transaction and the incurrence of such Indebtedness) shall not be higher than the greater of the (x) Consolidated Secured Net Leverage Ratio set forth in the immediately preceding clause (i) or (ii), as applicable, and (y) the Consolidated Secured Net Leverage Ratio immediately prior to such Permitted Acquisition or permitted Investment (including a prospective Investment as contemplated by the definition of “Specified Transaction”)) and (z) in the case of unsecured Indebtedness or Indebtedness secured only by Liens on assets that do not constitute Collateral, the Consolidated Total Net Leverage Ratio (calculated on a Pro Forma Basis) is no greater than (i) at any time prior to the Q2 2024 Financials Date, 3.25:1.00 or (ii) at any time on or after the Q2 2024 Financials Date, 3.75:1.00 (or, to the extent incurred or assumed in connection with a Permitted Acquisition or permitted Investment (including a prospective Investment as contemplated by the definition of “Specified Transaction”), the Consolidated Total Net Leverage Ratio (on a Pro Forma Basis for such transaction and the incurrence of such Indebtedness) shall not be higher than the greater of the (x) Consolidated Total Net Leverage Ratio set forth in the immediately preceding clause (i) or (ii), as applicable, and (y) the Consolidated Total Net Leverage Ratio immediately prior to such Permitted Acquisition or permitted Investment (including a prospective Investment as contemplated by the definition of “Specified Transaction”)) and (B) by Restricted Subsidiaries that are not Subsidiary Guarantors, when combined with the total principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Section 10.1(y), shall not exceed the greater of (x) $160,000,000 and (y) solely on or after the Q2 2024 Financials Date, 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding; and
(iv)    [reserved];

(l)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business (including in respect of construction or restoration activities) or consistent with past practice or in respect of coal mine reclamation, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including in respect of construction or restoration activities) or consistent with past practice;
(m)    (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension of any Indebtedness specified in subclause (i) above; provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitment plus the amounts paid in respect of fees, costs and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension and (y) additional obligors with respect to such Indebtedness are not added;
(n)    (i) additional Indebtedness and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate principal amount of Indebtedness incurred or issued pursuant to this Section 10.1(n) shall not exceed the greater of (x) $200,000,000 and (y) solely on or after the Q2 2024 Financials Date, 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding;
(o)    Indebtedness secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Letter of Credit Facility; provided that the aggregate principal amount of Indebtedness permitted under this clause (o) shall not exceed the greater of (x) $100,000,000 and (y) solely on or after the Q2 2024 Financials Date, 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time;
(p)    Cash Management Obligations (as defined in the First Lien Credit Agreement as in effect on the Closing Date) and other Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;
(q)    (i) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, including turbines, transformers and similar equipment and (ii) Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary with the Borrower or any Restricted Subsidiary of the Borrower in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;
(r)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock or Stock Equivalents permitted hereunder;
(s)    Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business (including in respect of construction or restoration activities);
(t)    Indebtedness representing deferred compensation, or similar arrangement, to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;
(u)    Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6(b);
(v)    Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;
(w)    Indebtedness in respect of (i) Permitted Receivables Financings owed by a Receivables Entity or Qualified Securitization Financings owed by a Securitization Subsidiary and (ii) accounts receivable factoring facilities in the ordinary course of business; provided that the aggregate principal amount of Receivables Indebtedness pursuant to this clause (w) shall not exceed the greater of (x) $250,000,000 and (y) solely on or after the Q2 2024 Financials Date, 45% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any time outstanding;
(x)    (a) (i) $580,000,000 of Initial Term B Loans, (ii) $470,000,000 of Term C Loans and (iii) $700,000,000 of Revolving Credit Commitments (as defined in the First Lien Credit Agreement as in effect on the Closing Date) and Indebtedness in respect thereof, in each case, established or incurred (in the case of clauses (i) and (ii) above, on the Closing Date) pursuant to the First Lien Credit Agreement as in effect on the Closing Date and any guarantees thereof, (b) Indebtedness incurred pursuant to, and in compliance with, any Incremental Facilities (as defined in the First Lien Credit Agreement as in effect on the Closing Date) and (c) any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension of any Indebtedness specified in subclause (a) or (b) above;

provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitment plus the amounts paid in respect of fees, costs and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension and (y) additional obligors with respect to such Indebtedness are not added;
(y)    Indebtedness in respect of (i) Permitted Other Debt and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that in the case of this clause (ii), except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies the definition of Permitted Other Loans (in the case of Indebtedness in the form of loans) or the definition of Permitted Other Notes (in the case of Indebtedness in the form of notes) (it being understood that Permitted Other Loans may be refinanced by Permitted Other Notes and Permitted Other Notes may be refinanced by Permitted Other Loans); provided further that the aggregate principal amount of any such Indebtedness incurred under preceding clauses (i) and (ii) (in respect of Indebtedness incurred in reliance on preceding clause (i)) shall not exceed the Maximum Incremental Facilities Amount (as defined in the First Lien Credit Agreement as in effect on the Closing Date); provided, further, that the aggregate principal amount of Indebtedness incurred in reliance on this clause (y), when combined with the total principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Section 10.1(k), shall not exceed the greater of (x) $160,000,000 and (y) solely on or after the Q2 2024 Financials Date, 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time; provided that if such Indebtedness is incurred by a Restricted Subsidiary that is not a Credit Party, such Indebtedness is not guaranteed in any respect by the Borrower or any other Guarantor except as permitted under Section 10.5; provided that (x) other than as described in the immediately succeeding clause (y), no Event of Default shall exist on such date of incurrence immediately before or immediately after giving effect to such Indebtedness or (y) if such Indebtedness is being provided in connection with a Limited Condition Transaction, then no Event of Default under Section 11.1 or Section 11.5 shall exist on such date;
(z)    (i) Indebtedness in respect of Permitted Debt Exchange Notes (as defined in the First Lien Credit Agreement as in effect on the Closing Date) incurred pursuant to a Permitted Debt Exchange (as defined in the First Lien Credit Agreement as in effect on the Closing Date) in accordance with the First Lien Credit Agreement as in effect on the Closing Date (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Notes”;
(aa)    Indebtedness in a principal amount not to exceed the Applicable Equity Amount;
(bb)    Indebtedness incurred to finance Necessary CapEx; provided that prior to the incurrence of any Indebtedness to finance Necessary CapEx, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate designating such Indebtedness as Necessary CapEx Debt;
(cc)    [reserved];
(dd)    intercompany Indebtedness among the Borrower and its Subsidiaries constituting any part of any Permitted Reorganization;
(ee)    to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;
(ff)    (i) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the available balance of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Borrower or any Subsidiary of the Borrower in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than the United States;
(gg)    Indebtedness owing to the seller of any business or assets permitted to be acquired by the Borrower or any Restricted Subsidiary under this Agreement; provided that the aggregate principal amount of Indebtedness permitted under this clause (gg) shall not exceed the greater of (x) $65,000,000 and (y) solely on or after the Q2 2024 Financials Date, 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time;
(hh)    obligations in respect of Disqualified Stock and Preferred Stock in an amount not to exceed the greater of (x) $65,000,000 and (y) solely on or after the Q2 2024 Financials Date, 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time;
(ii)    Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors under this clause (ii) not to exceed the greater of (x) $100,000,000 and (y) solely on or after the Q2 2024 Financials Date, 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding;
(jj)    Non-Recourse Debt;

(kk)    Environmental CapEx Debt; provided that prior to the incurrence of any Environmental CapEx Debt, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate designating such Indebtedness as Environmental CapEx Debt;
(ll)    the incurrence by the Borrower or any Restricted Subsidiary of one or more credit facilities (which shall be in the form of credit default swap-collateralized facilities, letter of credit facilities, or other revolving credit facilities) in an aggregate principal amount at any time outstanding not to exceed the greater of (A) $200,000,000 and (B) solely on or after the Q2 2024 Financials Date, 35% of Consolidated Adjusted EBITDA;
(mm)    Indebtedness incurred in connection with a Permitted Spin Out Transaction; and
(nn)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (mm) above.
For purposes of determining compliance with this Section 10.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in the proviso to the first paragraph of this Section 10.1 and clauses (a) through (nn) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above paragraph or clauses; provided that all Indebtedness outstanding under the Credit Documents will be deemed at all times to have been incurred in reliance only on the exception in clause (a) of Section 10.1.
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.
For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced (plus unused commitments thereunder) plus (ii) the aggregate amount of accrued interest, premiums (including call and tender premiums), defeasance costs, underwriting discounts, fees, commissions, costs and expenses (including original issue discount, upfront fees and similar items) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
10.2.    Limitation on Liens. The Borrower will not, and will not permit the Restricted Subsidiaries to, create, incur or assume any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or such Restricted Subsidiary, whether now owned or hereafter acquired, except:
(a)    Liens arising under (i) the Credit Documents securing the Obligations and (ii) the Security Documents and the Permitted Other Debt Documents securing Permitted Other Debt Obligations permitted to be incurred under Section 10.1(k), (y) or (z); provided that, (A) in the case of Liens securing Permitted Other Debt Obligations that constitute First Lien Obligations pursuant to subclause (ii) above and whose collateral package is identical to the Collateral (subject to exceptions set forth in the Security Documents), (I) the applicable Permitted Other Debt Secured Parties (or a representative thereof on behalf of such holders) shall have delivered to the Collateral Representative a joinder to the Collateral Trust Agreement or, if the Collateral Trust Agreement has been terminated, shall have (1) entered into the First Lien Intercreditor Agreement (or, if already in effect, a joinder thereto) and (2) delivered to the Collateral Representative an Additional First Lien Secured Party Consent (as defined in the Security Agreement), and an Additional First Lien Secured Party Consent (as defined in the Pledge Agreement) or (II) the Borrower shall have complied with the other requirements of Section 8.16 of the Security Agreement with respect to such Permitted Other Debt Obligations, and if applicable, the applicable Permitted Other Debt Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially less favorable to the Secured Parties than the terms and conditions of the Security Documents, a joinder to the Collateral Trust Agreement and, if the Collateral Trust Agreement has been terminated, the First Lien Intercreditor Agreement (or a joinder thereto or an intercreditor agreement reasonably acceptable to the Administrative Agent and the Collateral Trustee) and (B) in the case of Liens securing Permitted Other Debt Obligations that do not constitute First Lien Obligations pursuant to subclause (ii) above, the applicable Permitted Other Debt Secured Parties (or a representative thereof on behalf of such holders) shall have entered into the Junior Lien Intercreditor Agreement (or a j oinder thereto) (it being understood and agreed that (x) without any further consent of the L/C Issuers, the Administrative Agent, the Collateral Agent and the Collateral Trustee shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any other intercreditor agreement contemplated by, or to effect the provisions of, this Section 10.2(a) and (y) for the avoidance of doubt, the Liens created for the benefit of the L/C Issuers as contemplated by Section 3.7(c) are permitted by this Section 10.2(a));
(b)    Liens on the Collateral securing obligations under Secured Cash Management Agreements (as defined in the First Lien Credit Agreement as in effect on the Closing

Date), Secured Hedging Agreements (as defined in the First Lien Credit Agreement as in effect on the Closing Date) and letters of credit issued to support Hedging Obligations;
(c)    Permitted Liens;
(d)    Liens securing Indebtedness permitted pursuant to Section 10.1(f); provided that (x) except with respect to any Indebtedness incurred in connection with Environmental CapEx or Necessary CapEx, such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, restoration, replacement, expansion, installation or improvement (as applicable) of the property subject to such Liens and (y) except as otherwise permitted hereby, such Liens attach at all times only to the assets so financed except (1) for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (2) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(e)    (i) Liens permitted to remain outstanding under the Plan and (ii) Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations with a principal amount in excess of $25,000,000 individually shall only be permitted to the extent such Lien is listed on Schedule 10.2;
(f)    the supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, extension or renewal of any Lien permitted by clause (a)(ii), clause (e), clause (g), clause (i), clause (v) and clause (ee) of this Section 10.2 upon or in the same assets theretofore subject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien and accessions thereto or any proceeds or products thereof) or the supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, extension or renewal (without increase in the amount or change in any obligor, except to the extent otherwise permitted hereunder) of the Indebtedness or other obligations secured thereby (including any unused commitments), to the extent such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, extension or renewal is permitted by Section 10.1; provided that in the case of any such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, extension or renewal of any Lien permitted by clause (a)(ii), clause (v) and clause (ee) of this Section 10.2, the requirements set forth in the proviso to clause (a)(ii), clause (v) or subclause (ii) of clause (ee), as applicable, shall have been satisfied;
(g)    Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) pursuant to a Permitted Acquisition or other permitted Investment or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary or existing on assets acquired after the Closing Date, to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1; provided that such Liens (i) are not created or incurred in connection with, or in contemplation of, such Person becoming such a Restricted Subsidiary or such assets being acquired and (ii) attach at all times only to the same assets to which such Liens attached and after-acquired property, property that is affixed or incorporated into the property covered by such Lien and accessions thereto and products and proceeds thereof, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment financed by such lender, it being understood that such requirement to pledge such after-acquired property shall not be permitted to apply to any such after-acquired property to which such requirement would not have applied but for such acquisition) except as otherwise permitted hereunder, and any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension thereof permitted by Section 10.1;
(h)    Liens securing Indebtedness incurred pursuant to Section 10.1(i);
(i)    Liens securing Indebtedness or other obligations (i) of the Borrower or any Restricted Subsidiary in favor of a Credit Party and (ii) of any other Restricted Subsidiary that is not a Credit Party in favor of any other Restricted Subsidiary that is not a Credit Party;
(j)    Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) or attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract encumbering deposits, including deposits in “pooled deposit” or “sweep” accounts (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
(k)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;
(l)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business (including in respect of construction or restoration activities) permitted by this Agreement;
(m)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;
(n)    any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Restricted Subsidiary;
(o)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(p)    Liens (a) on any cash earnest money deposits or cash advances made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement, (b) on other cash advances in favor of the seller of any property to be acquired in an Investment or other acquisition permitted hereunder to be applied against the purchase price for such Investment or other acquisition or (c) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder (or reasonably expected to be so permitted by the Borrower at the time such Lien was granted);
(q)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(r)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of commercial letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business or consistent with past practice;
(s)    Liens securing Non-Recourse Debt of an Excluded Project Subsidiary on the assets (and the income and proceeds therefrom) of such Excluded Project Subsidiary that are developed, operated and/or constructed with the proceeds of (A) such Non-Recourse Debt or investments in such Non-Recourse Subsidiary; or (B) Non-Recourse Debt or investments referred to in clause (A) refinanced in whole or in part by such Non-Recourse Debt;
(t)    additional Liens on assets of any Restricted Subsidiary that is not a Credit Party securing Indebtedness of any Restricted Subsidiary that is not a Credit Party permitted pursuant to Section 10.1 (or other obligations of any Restricted Subsidiary that is not a Credit Party not constituting Indebtedness);
(u)    Liens in respect of Permitted Sale Leasebacks;
(v)    Liens securing incurring Indebtedness incurred pursuant to Section 10.1(o); provided that any Liens on the Collateral shall rank junior to the Lien on the Collateral securing the Obligations and the holder(s) of such Liens (or a representative thereof) shall have entered into the Collateral Trust Agreement, the Junior Lien Intercreditor Agreement and/or other intercreditor agreements or arrangements that reflect market terms or are otherwise reasonably acceptable to the Administrative Agent and the Borrower, as applicable;
(w)    rights reserved to or vested in others to take or receive any part of, or royalties related to, the power, gas, oil, coal, lignite or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of the Borrower and the Restricted Subsidiaries and Liens upon the production from property of power, gas, oil, coal, lignite or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;

(x)    Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, shared facilities agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any property of the Borrower and the Restricted Subsidiaries; provided that such agreements are entered into in the ordinary course of business (including in respect of construction or restoration activities);
(y)    any restrictions on any Stock or Stock Equivalents or other joint venture interests of the Borrower or any Restricted Subsidiary providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of such Stock or Stock Equivalents or interest of such Person, if a security interest or other Lien is created on such Stock or Stock Equivalents or interest as a result thereof and other similar Liens;
(z)    Liens resulting from any customary provisions limiting the disposition or distribution of assets or property (including without limitation Stock) or any related restrictions thereon in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’, participation or similar agreements governing projects owned through an undivided interest; provided, however, that any such limitation is applicable only to the assets that are the subjects of such agreements;
(aa)    Liens and other exceptions to title, in either case on or in respect of any facilities of the Borrower or any Restricted Subsidiary, arising as a result of any shared facility agreement entered into with respect to such facility, except to the extent that any such Liens or exceptions, individually or in the aggregate, materially adversely affect the value of the relevant property or materially impair the use of the relevant property in the operation of business the Borrower and the Restricted Subsidiaries, taken as a whole;
(bb)    Liens on cash and Permitted Investments (i) deposited by the Borrower or any Restricted Subsidiary in margin accounts with or on behalf of brokers, credit clearing organizations, ISOs, RTOs, pipelines, state agencies, federal agencies, futures contract brokers, customers, trading counterparties, or any other parties or issuers of surety bonds or (ii) pledged or deposited as collateral by the Borrower or any Restricted Subsidiary with any of the entities described in clause (i) above to secure their respective obligations, in the case of each of clauses (i) and (ii) above, with respect to: (A) any contracts and transactions for the purchase, sale, exchange of, or the option (whether physical or financial) to purchase, sell or exchange (1) natural gas, (2) electricity, (3) coal, (4) petroleum-based liquids, (5) oil, (6) nuclear fuel (including enrichment and conversion), (7) emissions or other environmental credits, (8) waste byproducts,

(9) weather, (10) power and other generation capacity, (11) heat rate, (12) congestion, (13) renewal energy credit or (14) any other energy-related commodity or services or derivative (including ancillary services and related risk (such as location basis) or weather-related risk); (B) any contracts or transactions for the purchase, processing, transmission, transportation, distribution, sale, lease, hedge or storage of, or any other services related to any commodity or service identified in subparts (1) - (14) above, including any capacity agreement; (C) any financial derivative agreement (including but not limited to swaps, options or swaptions) related to any commodity identified in subparts (1) - (14) above, or to any interest rate or currency rate management activities; (D) any agreement for membership or participation in an organization that facilitates or permits the entering into or clearing of any Netting Agreement, any insurance or self-insurance arrangements or any agreement described in this Section 10.2(bb); (E) any agreement combining part or all of a Netting Agreement or part or all of any of the agreements described in this Section 10.2(bb); (F) any document relating to any agreement described in this Section 10.2(bb) that is filed with a Governmental Authority and any related service agreements; or (G) any commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements (such agreements described in clauses (A) through (G) of this Section 10.2(bb) being collectively, “Permitted Contracts”), Netting Agreements, Hedging Agreements and letters of credit supporting Permitted Contracts, Netting Agreements and Hedging Agreements;
(cc)    additional Liens on assets that do not constitute Collateral prior to the creation of such Liens, so long as the Letter of Credit Facility hereunder is equally and ratably secured thereby and otherwise subject to intercreditor agreements or arrangements that reflects market terms or is otherwise reasonably satisfactory to the Borrower and the Collateral Agent (acting at the direction of the Administrative Agent);
(dd)    Liens securing Indebtedness permitted to be incurred pursuant to Section 10.1(x), (ll) and (mm);
(ee)    additional Liens, so long as (i)(x) with respect to Indebtedness that is secured by Liens on a pari passu basis with any Liens securing the Letter of Credit Facility (without regard to control of remedies), immediately after the incurrence thereof, on a Pro Forma Basis, the Consolidated First Lien Net Leverage Ratio does not exceed (i) at any time prior to the Q2 2024 Financials Date, 2.00:1.00 or (ii) at any time on or after the Q2 2024 Financials Date, 2.50:1.00, and (y) with respect to Indebtedness that is secured by Liens that are junior in right of security to the Liens securing the Letter of Credit Facility, immediately after the incurrence thereof, on a Pro Forma Basis, the Consolidated Secured Net Leverage Ratio does not exceed (i) at any time prior to the Q2 2024 Financials Date, 2.50:1.00 or (ii) at any time on or after the Q2 2024 Financials Date, 3.00:1.00, and (ii) the holder(s) of such Liens (or a representative thereof) shall have entered into the Collateral Trust Agreement or, if the Collateral Trust Agreement has been terminated, the First Lien Intercreditor Agreement (in the case of subclause (i)(x)), the Junior Lien Intercreditor Agreement (in the case of subclause (i)(y)) or other intercreditor agreements or arrangements that reflect market terms or are otherwise reasonably acceptable to the Administrative Agent and the Borrower;

(ff)    additional Liens, so long as the aggregate principal amount of obligations secured thereby at any time outstanding does not exceed the greater of (x) $200,000,000 and (y) solely on or after the Q2 2024 Financials Date, 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance; provided that any Liens on the Collateral may (at the Borrower’s election) rank pari passu or junior to the Lien on the Collateral securing the Obligations in which case, the holder(s) of such Liens (or a representative thereof) shall have entered into the Collateral Trust Agreement, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and/or other intercreditor agreements or arrangements that reflect market terms or are otherwise reasonably acceptable to the Administrative Agent and the Borrower, as applicable;
(gg)    Liens to secure Indebtedness or other obligations incurred to finance Necessary CapEx that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Indebtedness;
(hh)    Liens to secure Environmental CapEx Debt that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt; and (ii) Liens to secure obligations to vendors or suppliers covering the assets sold or supplied by such vendors or suppliers, including Liens to secure Indebtedness or other obligations (including Capitalized Lease Obligations) permitted by this Agreement covering only the assets acquired with or financed by such Indebtedness; provided that individual financings provided by one lender may be cross collateralized to other financings provided by such lender.
10.3.    Limitation on Fundamental Changes. Except as permitted by Section 10.5, (i) the Borrower will not, and will not permit the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) and (ii) the Borrower will not, and will not permit the Restricted Subsidiaries to, convey, sell, lease, assign, transfer or otherwise consummate the disposition of, all or substantially all of the business units, assets or other properties of the Borrower and its Restricted Subsidiaries, taken as a whole, except that:
(a)    so long as both before and after giving effect to such transaction, no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving company or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each grantor and each pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5)

each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3), and (6) the Successor Borrower shall have delivered to the Administrative Agent an Officer’s Certificate stating that such merger or consolidation and such supplements preserve the enforceability of this Agreement and the Guarantee and the perfection and priority of the Liens under the applicable Security Documents;
(b)    so long as no Event of Default has occurred and is continuing, or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee and the relevant Security Documents each in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Subordinated Note, and (iii) Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to the Guarantee and any Security Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents to the extent otherwise required;
(c)    any Permitted Reorganization or Permitted Spin Out Transaction, an IPO Reorganization Transaction, IPOCo Transactions, the Transactions and any transactions as contemplated by the Plan may be consummated;
(d)    any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;
(e)    the Borrower or any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;
(f)    any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the L/C Issuers and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(g)    the Borrower or any Restricted Subsidiary may change its legal form, so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Liens granted pursuant to any Security Documents to which such Person is a party remain perfected and in full force and effect, to the extent otherwise required hereby;
(h)    any merger, consolidation or amalgamation the purpose and only substantive effect of which is to reincorporate or reorganize the Borrower or any Restricted Subsidiary in a jurisdiction in the United States, any state thereof or the District of Columbia, so long as the Liens granted pursuant to the Security Documents to which the Borrower is a party remain perfected and in full force and effect, to the extent otherwise required hereby;
(i)    [reserved]; and
(j)    the Borrower and the Restricted Subsidiaries may consummate a merger, amalgamation dissolution, liquidation, windup, consolidation or disposition, constituting, or otherwise resulting in, a transaction permitted by Section 10.4 (other than Section 10.4(d)), an Investment permitted pursuant to Section 10.5 (other than Section 10.5(l)), and any dividends permitted pursuant to Section 10.6 (other than Section 10.6(f)), other than, in each case, in respect of any Susquehanna Assets.
Notwithstanding anything to the contrary herein, it is understood and agreed that the sale or Disposition of all or a portion of the Susquehanna Assets shall constitute the sale of “all or substantially all” of the assets of the Borrower and Restricted Subsidiaries for purposes of this Section 10.3.
10.4.    Limitation on Sale of Assets. The Borrower will not, and will not permit the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer, issue or otherwise consummate the disposition of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (ii) consummate the sale to any Person (other than to the Borrower or a Subsidiary Guarantor) any shares owned by it of the Borrower’s or any Restricted Subsidiary’s Stock and Stock Equivalents (each of the foregoing, a “Disposition”), except that:
(a)    the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) obsolete, negligible, immaterial, worn-out, uneconomical, scrap, used, or surplus or mothballed assets (including any such equipment that has been refurbished in contemplation of such disposition) or assets no longer used or useful in the business or no longer commercially desirable to maintain, (ii) inventory or goods (or other assets) held for sale in the ordinary course of business, (iii) cash and Permitted Investments, (iv) immaterial assets, and (v) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and the Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;
(b)    the Borrower and the Restricted Subsidiaries may make Dispositions of assets; provided that (i) to the extent required, the Net Cash Proceeds (as defined in the First Lien Credit Agreement as in effect on the Closing Date) thereof to the Borrower and the Restricted Subsidiaries are promptly applied to the prepayment of Term B Loans (as defined in the First Lien

Credit Agreement as in effect on the Closing Date) or Term C Loans (as defined in the First Lien Credit Agreement as in effect on the Closing Date) to the extent provided for in Section 5.1(a)(i) of the First Lien Credit Agreement, (ii) as of the date of signing of the definitive agreement for such Disposition, no Event of Default shall have occurred and be continuing, (iii) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $20,000,000, the Person making such Disposition shall receive fair market value and not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (iii) the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s or such Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) not secured by the assets that are the subject of such Disposition, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations received by the Person making such Disposition from the purchaser that are converted by such Person into cash or Permitted Investments or by their terms are required to be satisfied for cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, (C) consideration consisting of Indebtedness of any Credit Party (other than subordinated Indebtedness) received after the Closing Date from Persons who are not Restricted Subsidiaries (so long as such Indebtedness is not cancelled or forgiven) and (D) any Designated Non-Cash Consideration (as defined in the First Lien Credit Agreement as in effect on the Closing Date) received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration (as defined in the First Lien Credit Agreement as in effect on the Closing Date) received pursuant to this Section 10.4(b) that is at that time outstanding, not in excess of the greater of (x) $200,000,000 and (y) solely on or after the Q2 2024 Financials Date, 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the receipt of such Designated Non-Cash Consideration (as defined in the First Lien Credit Agreement as in effect on the Closing Date), with the fair market value of each item of Designated Non-Cash Consideration (as defined in the First Lien Credit Agreement as in effect on the Closing Date) being measured at the time received and without giving effect to subsequent changes in value and (iv) any non-cash proceeds received in the form of Real Estate, Indebtedness or Stock and Stock Equivalents are pledged to the Collateral Representative to the extent required under Section 9.12 or 9.14;
(c)    (i) the Borrower and the Restricted Subsidiaries may make Dispositions to the Borrower or any other Credit Party, (ii) any Restricted Subsidiary that is not a Credit Party may make Dispositions to the Borrower or any other Subsidiary of the Borrower; provided that with respect to any such Disposition to an Unrestricted Subsidiary or Excluded Project Subsidiary, such Disposition shall be for fair value and (iii) any Credit Party may make Dispositions to a non-Credit Party; provided that the aggregate amount of Dispositions (valued at the fair market value (determined by the Borrower acting in good faith) of and at the time of each such Disposition), shall not exceed an aggregate amount equal to greater of (x) $200,000,000 and (y) 30% of

Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Disposition;
(d)    the Borrower and any Restricted Subsidiary may effect any transaction permitted by Sections 10.2, 10.3, (other than Section 10.3(j)), 10.5 (other than Section 10.5(l)) or 10.6 (other than Section 10.6(f));
(e)    the Borrower and any Restricted Subsidiary may lease, license, sublease or sublicense intellectual property not interfering in any material respect with the business of the Borrower and the Restricted Subsidiaries of the Borrower, taken as a whole;
(f)    Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (excluding any boot thereon) or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;
(g)    Dispositions pursuant to Permitted Sale Leaseback transactions;
(h)    Dispositions of (i) Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements or (ii) to joint ventures in connection with the dissolution or termination of a joint venture to the extent required pursuant to joint venture and similar arrangements;
(i)    (i) Dispositions of Receivables Facility Assets in connection with any Permitted Receivables Financing, and any Disposition of Securitization Assets in connection with any Qualified Securitization Financing, provided that the Receivables Indebtedness arising in connection therewith shall not exceed the amount of Receivables Indebtedness permitted by Section 10.1(w) and (ii) Dispositions in connection with accounts receivable factoring facilities in the ordinary course of business;
(j)    Dispositions listed on Schedule 10.4 or to consummate the Transactions, including transactions contemplated by the Plan;
(k)    transfers of property subject to a Recovery Event or in connection with any condemnation proceeding upon receipt of the Net Cash Proceeds (as defined in the First Lien Credit Agreement as in effect on the Closing Date) of such Recovery Event or condemnation proceeding;
(l)    Dispositions or discounts of accounts receivable or notes receivable in connection with the collection or compromise thereof or the conversion of accounts receivable to notes receivable;
(m)    Dispositions of any assets not constituting Collateral in an aggregate amount not to exceed the greater of (x) $160,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Disposition;

(n)    Dispositions of power, capacity, heat rate, renewable energy credits, waste byproducts, energy, electricity, coal and lignite, oil and other petroleum-based liquids, emissions and other environmental credits, ancillary services, fuel (including all forms of nuclear fuel and natural gas) and other related assets or products of services, including assets related to trading activities or the sale of inventory or contracts related to any of the foregoing;
(o)    the execution of (or amendment to), settlement of or unwinding of any Hedging Agreement;
(p)    any Disposition of mineral rights, other than mineral rights in respect of coal or lignite;
(q)    any Disposition of any real property that is (i) primarily used or intended to be used for mining which has either been reclaimed, or has not been used for mining in a manner which requires reclamation, and in either case has been determined by the Borrower not to be necessary for use for mining, (ii) used as buffer land, but no longer serves such purpose, or its use is restricted such that it will continue to be buffer land, or (iii) was acquired in connection with power generation facilities, but has been determined by the Borrower to no longer be commercially suitable for such purpose;
(r)    any Disposition (including foreclosure, condemnation or expropriation) of any assets required by any Governmental Authority;
(s)    any Disposition of assets in connection with salvage activities;
(t)    the surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims;
(u)    Dispositions of any assets (including Stock and Stock Equivalents) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries (as determined by the Borrower in good faith);
(v)    other Dispositions (including those of the type otherwise described herein) made for fair market value in an aggregate amount not to exceed the greater of (x) $200,000,000 and (y) solely on or after the Q2 2024 Financials Date, 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);
(w)    the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Stock or any Stock to intercompany Indebtedness, (iii) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Restricted Subsidiary or (iv) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, managers, directors, officers or employees of the Borrower, any direct or indirect parent thereof, or any Subsidiary thereof or any of their successors or assigns;

(x)    any Disposition of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 270 days thereof or (2) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually purchased within 270 days thereof);
(y)    any Disposition in connection with a Permitted Reorganization or an IPO Reorganization Transaction;
(z)    any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value or usefulness to the business of the Borrower and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Borrower;
(aa)    Dispositions of any asset between or among the Borrower and/or any Restricted Subsidiary as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (z) above; provided that after giving effect to any such Disposition, to the extent the assets subject to such Dispositions constituted Collateral, such assets shall remain subject to, or be rejoined to, the Lien of the Security Documents;
(bb)    Dispositions in connection with a Permitted Spin-Out Transaction;
(cc)    Dispositions of Stock by a Restricted Subsidiary of the Borrower to the Borrower or to a Restricted Subsidiary of the Borrower; or
(dd)    Dispositions of Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and
(ee)    the issuance of any Equity Interests of the Borrower.
10.5.    Limitation on Investments. The Borrower will not, and will not permit the Restricted Subsidiaries, to make any Investment except:
(a)    extensions of trade credit, asset purchases (including purchases of inventory, fuel (including all forms of nuclear fuel), supplies, materials and equipment) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements or development agreements with other Persons, in each case in the ordinary course of business (including in respect of construction or restoration activities);
(b)    Investments in cash or Permitted Investments when such Investments were made;
(c)    loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any Subsidiary of the Borrower;
(d)    Investments (i) contemplated by the Plan or to consummate the Transactions and (ii) existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date and, to the extent such Investments individually exceed $25,000,000, set forth on Schedule 10.5 and any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension thereof, only to the extent that the amount of any Investment made pursuant to this clause (d)(ii) does not at any time exceed the amount of such Investment on the Closing Date or, if applicable, set forth on Schedule 10.5 (except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitments plus amounts paid in respect of fees, premiums, costs and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension or as otherwise permitted hereunder);
(e)    any Investment acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of, or settlement of delinquent accounts or disputes with or judgments against, the issuer, obligor or borrower of such original Investment or accounts receivable, (b) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;
(f)    Investments to the extent that payment for such Investments is made with (i) Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof) or (ii) the proceeds from the issuance of Stock or Stock Equivalents (other than Disqualified Stock, any Cure Amount, any sale or issuance to any Subsidiary and any issuance applied pursuant to Section 10.6(a) or Section 10.6(b)(i)) of the Borrower (or any direct or indirect parent thereof); provided that such Stock or Stock Equivalents or proceeds of such Stock or Stock Equivalents will not increase the Applicable Equity Amount;
(g)    Investments (i) (A) by the Borrower or any Restricted Subsidiary in any Credit Party, (B) between or among Restricted Subsidiaries that are not Credit Parties, and (C) consisting of intercompany Investments incurred in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) among the Borrower and the Restricted Subsidiaries (provided that any such intercompany Investment in connection with cash management arrangements by a Credit Party in a Subsidiary of the Borrower that is not a Credit Party is in the form of an intercompany loan or advance and the Borrower or such Restricted Subsidiary complies with Section 9.12 to the extent applicable); (ii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party, to the extent that the aggregate amount of all Investments made on or after the Closing Date pursuant to this subclause (ii), when valued at the fair market value (determined by the Borrower acting in good faith) of each such Investment at the time each such Investment was made, is not in excess of, an amount equal to the greater of (x) $125,000,000 and (y) solely on or after the Q2 2024 Financials Date, 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), provided, that to the extent the Consolidated Total Net Leverage Ratio is not greater than (i) at any time prior to the Q2 2024 Financials Date, 1.75:1.00 or (ii) at any time on or after the Q2 2024 Financials Date, 2.25:1.00 (calculated on a Pro Forma Basis at the time of such Investment), such Investments pursuant to this clause (g)(ii)) shall be unlimited;

and (iii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party (x) so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Credit Parties or (y) in connection with a Permitted Acquisition, subject, without duplication, to the limitation on Investments in non-Guarantors set forth in Section 10.5(h);
(h)    Investments constituting Permitted Acquisitions; provided that the aggregate amount of any such Investment, as valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time each Investment is made, made by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary that, after giving effect to such Investment and compliance with Section 9.11, shall not be a Guarantor, shall not cause the aggregate amount of all such Investments in non-Guarantors made pursuant to this clause (h) (as so valued at the time each such investment is made) to exceed $300,000,000, plus amounts otherwise available for Investment in Restricted Subsidiaries that are not Guarantors pursuant to this Section 10.5; provided, however, that the foregoing proviso shall not apply (A) in the event that such Investment is made pursuant to a Permitted Acquisition financed with proceeds of an issuance of equity interests of the Borrower or any direct or indirect parent of the Borrower or (B) if any targets’ assets or going concerns of such Permitted Acquisition at least 50% of whose Consolidated Adjusted EBITDA is derived from Persons that will become Guarantors;
(i)    subject to the last paragraph of this Section 10.5, Investments constituting (i) Minority Investments and Investments in Unrestricted Subsidiaries and Excluded Project Subsidiaries, (ii) Investments in joint ventures (regardless of the form of legal entity) or similar Persons that do not constitute Restricted Subsidiaries and (iii) Investments in Subsidiaries that are not Credit Parties, in each case valued at the fair market value (determined the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount at any one time outstanding pursuant to this clause (i) that, at the time each such Investment is made, would not exceed, an amount equal to (i) at any time on or prior to December 31, 2025, the greater of (x) $200,000,000 and (y) solely on or after the Q2 2024 Financials Date, 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) or (ii) at time on or after January 1, 2026, an annual amount equal to the greater of (x) $75,000,000 and (y) 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), provided, that to the extent the Consolidated Total Net Leverage Ratio is not greater than (i) at any time prior to the Q2 2024 Financials Date, 1.75:1.00 or (ii) at any time on or after the Q2 2024 Financials Date, 2.25:1.00, (calculated on a Pro Forma Basis at the time of such Investment), such Investments pursuant to this clause (i) shall be unlimited;
(j)    Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4;
(k)    Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof) in an aggregate amount, when combined with distributions made pursuant to Section 10.6(b), not to exceed the limitations set forth in such Section;

(l)    Investments consisting of or resulting from Indebtedness, Liens, dividends or other payments, fundamental changes and Dispositions permitted by Section 10.1 (other than Sections 10.1(b), 10.1(d) and 10.1(e)(ii)), 10.2 (other than Liens Section 10.2(m)), 10.3 (other than Section 10.3(j)), 10.4 (other than Section 10.4(d)), 10.6 (other than Section 10.6(f)), 10.7 or 10.8, as applicable;
(m)    subject to the last paragraph of this Section 10.5, loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, dividends or other payments to the extent permitted to be made to such parent in accordance with Section 10.6; provided that the aggregate amount of such loans and advances shall reduce the ability of the Borrower and the Restricted Subsidiaries to make dividends under the applicable clauses of Section 10.6 by such amount;
(n)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(o)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(p)    advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;
(q)    Guarantee Obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(r)    Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(s)    Investments in Hedging Agreements;
(t)    Investments in or by a Receivables Entity or a Securitization Subsidiary arising out of, or in connection with, any Permitted Receivables Financing or Qualified Securitization Financing, as applicable; provided, however, that any such Investment in a Receivables Entity or a Securitization Subsidiary is in the form of a contribution of additional Receivables Facility Assets or Securitization Assets, as applicable, or as equity, or the lending of cash or cash equivalents to finance the purchase of assets from Borrower or Restricted Subsidiary or otherwise fund required reserves and other accounts permitted or required by the arrangements governing the Permitted Receivables Financing or Qualified Securitization Financing;

(u)    Investments consisting of deposits of cash and Permitted Investments as collateral support permitted under Section 10.2;
(v)    subject to the last paragraph of this Section 10.5, other Investments not to exceed an amount equal to (x) the Applicable Equity Amount at the time such Investments are made plus (y) the Applicable Amount at such time, provided that in respect of any Investments made in reliance of clause (ii) of the definition of “Applicable Amount,” no Event of Default under Section 11.1 or Section 11.5 shall have occurred and be continuing or would result therefrom;
(w)    subj ect to the last paragraph of this Section 10.5, other Investments in an amount at any one time outstanding equal to the greater of (x) $150,000,000 and (y) solely on or after the Q2 2024 Financials Date, 25% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);
(x)    Investments consisting of purchases and acquisitions of assets and services in the ordinary course of business (including in respect of construction or restoration activities);
(y)    Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practice;
(z)    Investments made as a part of, or in connection with or to otherwise fund the Transactions;
(aa)    any issuance of letters of credit or surety bonds by, or for the account of, the Borrower and/or any of its Restricted Subsidiaries to support the obligations of any of the Excluded Subsidiaries;
(bb)    Investments relating to pension trusts;
(cc)    Investments by Credit Parties in any Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous or substantially contemporaneous Investments and other actions by the Borrower and the Restricted Subsidiaries in other Subsidiaries that result in the proceeds of the intercompany Investment being invested in one or more Credit Parties;
(dd)    Investments relating to nuclear decommission trusts and nuclear insurance and self-insurance organizations or arrangements;
(ee)    Investments in the form of, or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas or other fuel or commodities, unitization agreements, pooling agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case, made or entered into in the ordinary course of business;

(ff)    Investments made using amounts not to exceed (x) 100% of the amount of dividends permitted to be made pursuant to Section 10.6(o) at the time of any such payment; provided that the aggregate amount used under this clause (ff) (and not reclassified) shall reduce the corresponding basket under Section 10.6(o), if applicable, on a dollar for dollar basis plus (y) 100% of the amount of repayments of Junior Indebtedness permitted to be made pursuant to Section 10.7(a)(i)(1)(A) at the time of any such payment; provided that the aggregate amount used under this clause (ff) (and not reclassified) shall reduce the corresponding basket under Section 10.7(a)(i)(1)(A), if applicable, on a dollar for dollar basis;
(gg)    to the extent constituting Investments, transactions pursuant to the Shared Services and Tax Agreements permitted under Section 10.6(n));
(hh)    Investments in connection with Permitted Reorganizations, IPOCo Transactions or an IPO Reorganization Transaction;
(ii)    Investments in deposit accounts, commodities and securities accounts opened in the ordinary course of business;
(jj)    Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Agreement;
(kk)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;
(ll)    Loans repurchased by the Borrower or a Restricted Subsidiary pursuant to and in accordance with Section 13.6(h) of the First Lien Credit Agreement as in effect on the Closing Date;
(mm)    subject to the last paragraph of this Section 10.5, loans to, or letters of credit (including Letters of Credit) to be issued on behalf of, any of the Borrower’s direct or indirect parent companies or such parents’ Subsidiaries for working capital purposes, in each case so long as made in the ordinary course of business or consistent with past practices and in an amount not to exceed $50,000,000 at any time outstanding;
(nn)    other Investments in an unlimited amount, provided that the Borrower shall be in compliance on a Pro Forma Basis with a Consolidated Total Net Leverage Ratio not greater than (i) at any time prior to the Q2 2024 Financials Date, 1.75:1.00 or (ii) at any time on or after the Q2 2024 Financials Date, 2.25:1.00; and
(oo)    Investments in connection with a Permitted Spin-Out Transaction.
Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the Borrower or any Restricted Subsidiary be permitted to make a Disposition or Investment in the form of a transfer of Material Intellectual Property to any Unrestricted Subsidiary; provided that the Borrower and its Restricted Subsidiaries shall be permitted to grant non-exclusive licenses to any Unrestricted Subsidiary in the ordinary course of business.

Notwithstanding anything to the contrary herein, it is understood and agreed that the capacity to make Investments pursuant to any of Section 10.5(i), (m), (v), (w), (mm), (nn) or (ff) above shall be reduced dollar-for-dollar by all usage of any such Section for the issuance of Letters of Credit using the Available RP/Investment Capacity Amount, with such reduction on any date of determination being an amount equal to the outstanding amount of such Letters of Credit (for so long as such Letters of Credit are outstanding) on such date of determination.
10.6.    Limitation on Dividends. The Borrower will not declare or pay any dividends or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders on account of such Stock and Stock Equivalents, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or set aside any funds for any of the foregoing purposes, (other than dividends payable solely in its Stock or Stock Equivalents (other than Disqualified Stock) (all of the foregoing, “dividends”), provided:
(a)    the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents for another class of its (or such parent’s) Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents (other than any Cure Amount, any sale or issuance to any Subsidiary and any contribution or issuance applied pursuant to Section 10.5(f)(ii) or Section 10.6(b)(i)); provided that (i) such new Stock or Stock Equivalents contain terms and provisions (taken as a whole) at least as advantageous to the L/C Issuers, taken as a whole, in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby and (ii) the cash proceeds from any such contribution or issuance shall not increase the Applicable Equity Amount;
(b)    subject to the last paragraph of this Section 10.6, the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem, acquire, retire or repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any direct or indirect parent thereof) and any Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, any stock option or stock appreciation rights plan, any management, director and/or employee benefit, stock ownership or option plan, stock subscription plan or agreement, employment termination agreement or any employment agreements or stockholders’ or shareholders’ agreement; provided, however, that the aggregate amount of payments made under this Section 10.6(b), when combined with Investments made pursuant to Section 10.5(k), do not exceed in any calendar year $25,000,000 (which shall increase to $50,000,000 subsequent to the consummation of an initial public offering of, or registration of, Stock by the Borrower (or any direct or indirect parent company of the Borrower) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $60,000,000 in any calendar year (which shall increase to $100,000,000 subsequent to the consummation of an underwritten public offering of, or registration of, Stock by the Borrower or any direct or indirect parent corporation of the Borrower)); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)    the cash proceeds from the sale of Stock (other than Disqualified Stock, any Cure Amount, any sale or issuance to any Subsidiary and any contribution or issuance applied pursuant to Section 10.5(f)(ii) or Section 10.6(a)) of the Borrower and, to the extent contributed to the Borrower, Stock of any of the Borrower’s direct or indirect parent companies, in each case to present or former officers, managers, consultants, directors or employees (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any of its direct or indirect parent companies) or any Subsidiary of the Borrower that occurs after the Closing Date; provided that such Stock or proceeds of such Stock will not increase the Applicable Equity Amount; plus
(ii)    the cash proceeds of key man life insurance policies received the Borrower or any Restricted Subsidiary after the Closing Date; less
(iii)    the amount of any dividends or distributions previously made with the cash proceeds described in clauses (i) and (ii) above; and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from present or former officers, managers, consultants, directors or employees (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any of its direct or indirect parent companies), or any Subsidiary of the Borrower in connection with a repurchase of Stock or Stock Equivalents of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a dividend for purposes of this covenant or any other provision of this Agreement;
(c)    subject to the last paragraph of this Section 10.6, so long as no Event of Default under Section 11.1 or Section 11.5 shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends on its Stock or Stock Equivalents; provided that the amount of all such dividends paid from the Closing Date pursuant to this clause (c) shall not exceed an amount equal to (x) the Applicable Equity Amount at the time such dividends are paid plus (y) the Applicable Amount at such time, provided that in respect of any dividends made in reliance of clause (ii) of the definition of Applicable Amount, (i) the Consolidated Total Net Leverage Ratio shall not be greater than (i) at any time prior to the Q2 2024 Financials Date, 2.25:1.00 or (ii) at any time on or after the Q2 2024 Financials Date, 2.75:1.00, calculated on a Pro Forma Basis after giving effect to such dividends) and (ii) no Event of Default shall have occurred and be continuing or would result therefrom;
(d)    the Borrower may make dividends, distributions or loans to any direct or indirect parent company of the Borrower in amount required for any such direct or indirect parent to pay, in each case without duplication:
(i)    foreign, federal, state and local income Taxes, to the extent such income Taxes are attributable to the income of the Borrower and its Subsidiaries; provided that for purposes of this Section 10.6(d)(i), such Taxes shall be deemed to equal the amount that the Borrower and its Subsidiaries would be required to pay in respect of foreign, federal, state and local income Taxes if the Borrower were the parent of a standalone consolidated, combined, affiliated, unitary or similar income tax group including its

Subsidiaries; provided, further, that the permitted payment pursuant to this clause (i) with respect to any taxes of any Unrestricted Subsidiary or Excluded Project Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary or Excluded Project Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such taxes;
(ii)    (A) such parents’ and their respective Subsidiaries’ general operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries and (to the extent of cash actually paid by Unrestricted Subsidiaries or Excluded Project Subsidiaries to the Borrower or its Restricted Subsidiaries for such purposes) Unrestricted Subsidiaries and Excluded Project Subsidiaries, (B) any indemnification claims made by directors or officers of the Borrower (or any parent thereof) to the extent such claims are attributable to the ownership or operation of the Borrower or any Restricted Subsidiary and (to the extent of cash actually paid by Unrestricted Subsidiaries or Excluded Project Subsidiaries to the Borrower or its Restricted Subsidiaries for such purposes) Unrestricted Subsidiaries and Excluded Project Subsidiaries or (C) fees and expenses otherwise due and payable by the Borrower (or any parent thereof and such parent’s Subsidiaries) or any Restricted Subsidiary and not prohibited to be paid by the Borrower and its Restricted Subsidiaries hereunder;
(iii)    franchise and excise Taxes and other fees, Taxes and expenses required to maintain the corporate existence of any direct or indirect parent of the Borrower;
(iv)    to any direct or indirect parent of the Borrower to finance any Investment permitted to be made by the Borrower or any Restricted Subsidiary pursuant to Section 10.5; provided that (A) such dividend shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Borrower or such Restricted Subsidiary or (2) the merger, amalgamation or consolidation (to the extent permitted in Section 10.5) of the Person formed or acquired into the Borrower or any Restricted Subsidiary, (C) the Borrower or such Restricted Subsidiary shall comply with Section 9.11 and Section 9.12 to the extent applicable, (D) the aggregate amount of such dividends shall reduce the ability of the Borrower and the Restricted Subsidiary to make Investments under the applicable clauses of Section 10.5 by such amount and (E) any property received in connection with such transaction shall not increase the Applicable Equity Amount;
(v)    customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering or acquisition or disposition transaction payable by the Borrower or the Restricted Subsidiaries;
(vi)    customary salary, bonus, severance and other benefits payable to officers, employees or consultants of any direct or indirect parent company (and such parent’s Subsidiaries) of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower, its Restricted Subsidiaries and (to the extent of cash actually paid by Unrestricted Subsidiaries or Excluded Project Subsidiaries to the Borrower or its Restricted Subsidiaries for such purposes) Unrestricted Subsidiaries and Excluded Project Subsidiaries;
(vii)    [reserved];
(viii)    to the extent constituting dividends, amounts that would be permitted to be paid directly by the Borrower or its Restricted Subsidiaries under Section 9.9(a);
(ix)    AHYDO Catch-Up Payments with respect to Indebtedness of any direct or indirect parent of the Borrower; provided that the proceeds of such Indebtedness have been contributed to the Borrower as a capital contribution; and
(x)    expenses incurred by any direct or indirect parent of the Borrower in connection with any public offering or other sale of Stock or Stock Equivalents or Indebtedness (i) where the net proceeds of such offering or sale are intended to be received by or contributed to the Borrower or a Restricted Subsidiary, (ii) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or (iii) otherwise on an interim basis prior to completion of such offering so long as any direct or indirect parent of the Borrower shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;
(e)    the Borrower may pay dividends or make distributions in connection with a Permitted Spin-Out Transaction;
(f)    dividends consisting of or resulting from Liens, fundamental changes, Dispositions, Investments or other payments permitted by 10.2, 10.3 (other than Section 10.3(j)), 10.4 (other than Section 10.4(d)), 10.5 (other than Section 10.5(l)), 10.7 or 10.8, as applicable;
(g)    the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants if such Stock or Stock Equivalents represents a portion of the exercise price of such options or warrants, and the Borrower may pay dividends to any direct or indirect parent thereof as and when necessary to enable such parent to effect such repurchases;
(h)    the Borrower may (i) pay cash in lieu of fractional shares in connection with any dividend, distribution, split, reverse share split, merger, consolidation, amalgamation or other combination thereof or any Permitted Acquisition, and any dividend to the Borrower’s direct or indirect parent in order to effect the same and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i)    the Borrower may pay any dividend or distribution within 90 days after the date of declaration thereof or giving irrevocable notice thereof, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;
(j)    subject to the last paragraph of this Section 10.6, following the one year anniversary of the Closing Date, so long as no Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may declare and pay dividends and may redeem or repurchase on the Borrower’s (or any direct or indirect parent’s thereof) Stock and Stock Equivalents following the registration or first public offering of the Borrower’s Stock or Stock Equivalents or the Stock or Stock Equivalents of any of its direct or indirect parents after the Closing Date, so long as the aggregate amount of all such dividends, redemptions and repurchases in any calendar year does not exceed the greater of (x) 6.0% of the market capitalization of the Borrower (or its direct or indirect parent, as applicable, to the extent attributable to the Borrower and its Subsidiaries, as determined in good faith by the Borrower) calculated on a trailing twelve month average basis and (y) 6.0% of the net cash proceeds of such public offering;
(k)    the Borrower may pay dividends in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options;
(l)    the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Stock of the Borrower pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided, that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by the Borrower);
(m)    the Borrower may make payments described in Section 9.9 (other than Section 9.9(b), Section 9.9(e) (to the extent expressly permitted by reference to Section 10.6), Section 9.9(g) and Section 9.9(l));
(n)    the Borrower may pay dividends or make distributions (i) in connection with the Transactions or contemplated by the Plan, and (ii) in an amount sufficient so as to allow any direct or indirect parent of the Borrower to make when due (but without regard to any permitted deferral on account of financing agreements) any payment pursuant to any Shared Services and Tax Agreements; provided that solely in the case of the payment of Taxes of the type described in Section 10.6(d)(i) under a Shared Services and Tax Agreement (and in lieu of making a dividend thereunder as contemplated by Section 10.6(d)(i)), the amount of such payments shall not exceed the amount permitted to be paid as dividends or distributions under Section 10.6(d)(i);
(o)    subject to the last paragraph of this Section 10.6, so long as no Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may pay declare and pay dividends to, or make loans to, any direct or indirect parent company of the Borrower in amounts up to the greater of (x) $160,000,000 and (y) solely on or after the Q2 2024

Financials Date, 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);
(p)    the Borrower may make distributions or payments of Receivables Fees and Securitization Fees;
(q)    declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Preferred Stock that is issued as permitted under this Agreement;
(r)    subject to the last paragraph of this Section 10.6, so long as no Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may declare and pay dividends in an unlimited amount, provided that the Borrower shall be in compliance on a Pro Forma Basis with a Consolidated Total Net Leverage Ratio not greater than (i) at any time prior to the Q2 2024 Financials Date, 1.50:1.00 or (ii) at any time on or after the Q2 2024 Financials Date, 2.00:1.00;
(s)    the Borrower may make distributions of, or Investments in, Receivables Facility Assets for purposes of inclusion in any Permitted Receivables Financing and Securitization Assets for purposes of inclusion in any Qualified Securitization Financing, in each case made in the ordinary course of business or consistent with past practices;
(t)    the Borrower may make distributions in an amount sufficient so as to allow any direct or indirect parent of the Borrower to pay any AHYDO Catch-Up Payments relating to Indebtedness of any direct or indirect parent of the Borrower;
(u)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary, in each case, issued in accordance with Section 10.1(hh);
(i)    any dividends made in connection with the Transactions (and the fees and expenses related thereto) or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends or distributions to any direct or indirect company of the Borrower to permit payment by such parent of such amount) to the extent permitted by Section 9.9 (other than clause (b) thereof), and dividends in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other Investment permitted hereunder and to satisfy indemnity and other similar obligations in connection with any Permitted Acquisition or other Investment permitted hereunder; and
(v)    the distribution, by dividend or otherwise, of shares of Stock or Stock Equivalents of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries or the proceeds thereof.
Notwithstanding anything to the contrary herein, it is understood and agreed that the capacity to make payments pursuant to any of Section 10.6(b), (c), (j), (o) or (r) above shall be reduced dollar-for-dollar by all usage of any such Section for the issuance of Letters of Credit using the Available RP/Investment Capacity Amount, with such reduction on any date of determination being an amount equal to the outstanding amount of such Letters of Credit (for so long as such Letters of Credit are outstanding) on such date of determination.
10.7.    Limitations on Debt Payments and Amendments.
(a)    The Borrower will not, and will not permit the Restricted Subsidiaries to, voluntarily prepay, repurchase or redeem or otherwise defease any Material Indebtedness that is subordinated in right of payment or lien (contractually junior to the liens securing the Obligations) to the Obligations with Stated Maturities beyond the Latest Maturity Date (the “Junior Indebtedness”); provided, however, that the Borrower and the Restricted Subsidiaries may prepay, repurchase or redeem or otherwise defease Junior Indebtedness (i) in an aggregate principal amount from the Closing Date not in excess of the sum of (1) so long as no Event of Default shall have occurred and be continuing or would result therefrom, (A) the greater of (x) $160,000,000 and (y) solely on or after the Q2 2024 Financials Date, 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (B) additional unlimited amounts, provided that the Borrower shall be in compliance on a Pro Forma Basis with a Consolidated Total Net Leverage Ratio not greater than (i) at any time prior to the Q2 2024 Financials Date, 1.75:1.00 or (ii) at any time on or after the Q2 2024 Financials Date, 2.25:1.00 plus (2) the Applicable Equity Amount at the time of such prepayment, repurchase, redemption or other defeasance plus (3) the Applicable Amount at the time of such prepayment, repurchase, redemption or other defeasance; (ii) with the proceeds from, or in exchange for, Indebtedness permitted under Section 10.1, (iii) by converting, exchanging, redeeming, repaying or prepaying such Junior Indebtedness into, for or with, as applicable, Stock or Stock Equivalents of any direct or indirect parent of the Borrower (other than Disqualified Stock except as permitted hereunder),
(b)    payments made using amounts not to exceed 100% of the amount of dividends permitted to be made pursuant to Section 10.6(o) at the time of any such payment; provided that the aggregate amount used under this clause (iv) (and not reclassified) shall reduce the corresponding basket under Section 10.6(o), if applicable, on a dollar for dollar basis and (v) within 60 days of the applicable Redemption Notice if, at the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (each, a “Redemption Notice”), such payment, redemption, repurchase, retirement, termination or cancellation would have complied with another provision of this Section 10.7, provided that such payment, redemption, repurchase, retirement, termination or cancellation shall reduce capacity under such other provision. Notwithstanding the foregoing, nothing in this Section 10.7 shall prohibit (A) the repayment or prepayment of intercompany subordinated Indebtedness (including under the Intercompany Subordinated Note) owed among the Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default under Section 11.1 or 11.5 has occurred and is continuing and the Borrower has received a written notice from the Collateral Trustee or Collateral Agent (acting at the direction of the Administrative Agent) instructing it not to make or permit any such repayment or prepayment or (B) transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer.
(c)    The Borrower will not, and will not permit the Restricted Subsidiaries to waive, amend, or modify any Material Indebtedness that is subordinated in right of payment to the

Obligations, in each case, that to the extent that any such waiver, amendment or modification, taken as a whole, would be adverse to the L/C Issuers in any material respect other than in connection with (i) a refinancing or replacement of such Indebtedness permitted hereunder or (ii) in a manner expressly permitted by, or not prohibited under, the applicable intercreditor or subordination terms or agreement(s) governing the relationship between the L/C Issuers, on the one hand, and the lenders or purchasers of the applicable subordinated Indebtedness, on the other hand; and
(d)    Notwithstanding the above, the Borrower and its Restricted Subsidiaries may make AHYDO Catch-Up Payments relating to Indebtedness of the Borrower and its Restricted Subsidiaries.
10.8.    Limitations on Sale Leasebacks. The Borrower will not, and will not permit the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks after the Closing Date, other than Permitted Sale Leasebacks.
10.9.    Consolidated First Lien Net Leverage Ratio. The Borrower will not permit the Consolidated First Lien Net Leverage Ratio, calculated as of the last day of the last fiscal quarter of the Borrower for the most recent four fiscal quarter period of the Borrower for which financial statements have been furnished to the Administrative Agent pursuant to Section 9.1(a) or (b) (commencing with the four fiscal quarter period ending with the first fiscal quarter ending after the Closing Date), solely during any Compliance Period (as defined in the First Lien Credit Agreement as in effect on the Closing Date), to exceed the ratio set forth in the grid below:

June 30, 2023	2.75:1.00

September 30, 2023	3.00:1.00

December 31, 2023	3.50:1.00

March 31, 2024	4.00:1.00

June 30, 2024 and thereafter	4.25:1.00

10.10.    Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to (x) (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary that is a Guarantor on its Stock or Stock Equivalents or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary that is a Guarantor, (y) make loans or advances to the Borrower or any Restricted Subsidiary that is Guarantor or (z) sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary that is a Guarantor, except (in each case) for such encumbrances or restrictions (A) which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due or (B) existing under or by reason of:

(a)    contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;
(b)    purchase money obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (x), (y) or (z) above on the property so acquired, any replacements of such property or assets and additions and accessions thereto, after-acquired property subj ect to such arrangement, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender (it being understood that such restriction shall not be permitted to apply to any property to which such restriction would not have applied but for such acquisition);
(c)    Applicable Laws or any applicable rule, regulation or order, or any request of any Governmental Authority having regulatory authority over the Borrower or any of its Subsidiaries;
(d)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary or an Excluded Project Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such agreement or instrument, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender (it being understood that such encumbrance or restriction shall not be permitted to apply to any property to which such encumbrance or restriction would not have applied but for such acquisition);
(e)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Stock or Stock Equivalents or assets of such Subsidiary and restrictions on transfer of assets subject to Liens permitted hereunder;
(f)    (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions or encumbrances on transfers of assets subject to Liens permitted hereunder (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien);

(g)    restrictions or encumbrances on cash or other deposits or net worth imposed by customers under, or made necessary or advisable by, contracts entered into in the ordinary course of business;
(h)    restrictions or encumbrances imposed by other Indebtedness, Disqualified Stock or preferred Stock or Stock Equivalents of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;
(i)    customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture (including its assets and Subsidiaries) and the Stock or Stock Equivalents issued thereby;
(j)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;
(k)    restrictions created in connection with any Permitted Receivables Financing or any Qualified Securitization Financing that, in the good faith determination of the board of directors (or analogous governing body) of the Borrower, are necessary or advisable to effect such Permitted Receivables Financing or Qualified Securitization Financing, as the case may be;
(l)    customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to property interest, rights or the assets subject thereto;
(m)    customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;
(n)    restrictions contemplated by the Plan or created in connection with the consummation of the Transaction, or restrictions arising from Shared Services and Tax Agreements;
(o)    restrictions created in connection with Non-Recourse Debt;
(p)    [reserved]; or
(q)    any encumbrances or restrictions of the type referred to in clauses (x), (y) and (z) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, extensions, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (p) above; provided that such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, extensions, replacements, restructurings or refinancings (x) are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, extension, restructuring, supplement, refunding, replacement or refinancing or (y) do not materially impair the Borrower’s ability to pay its obligations under the Credit Documents as and when due (as determined in good faith by the Borrower);

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Borrower or any Restricted Subsidiary that is a Guarantor to other Indebtedness incurred by the Borrower or any Restricted Subsidiary that is a Guarantor shall not be deemed to constitute such an encumbrance or restriction.
10.11.    Amendment of Organizational Documents. The Borrower will not, nor will the Borrower permit any Credit Party to, amend or otherwise modify any of its Organizational Documents in a manner that is materially adverse to the L/C Issuers, except as required by Applicable Laws.
SECTION 11.     Events of Default.
Upon the occurrence of any of the following specified events (each an “Event of Default”):
11.1.    Payments. The Borrower shall (a) default in the payment when due of any principal of any Unpaid Drawings, (b) default, and such default shall continue for more than five Business Days, in the payment when due of any interest owing hereunder or (c) default, and such default shall continue for more than ten Business Days, in the payment when due of any Fees or any other amounts owing hereunder or under any other Credit Document; or
11.2.    Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be materially untrue on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation and warranty shall remain incorrect in any material respect for a period of thirty days after written notice thereof from the Administrative Agent to the Borrower; or
11.3.    Covenants. Any Credit Party shall:
(a)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i) (provided that notice of such default at any time shall timely cure the failure to provide such notice), Section 9.5 (solely with respect to the Borrower) or Section 10; provided that a breach under Section 10.9 shall be subject to a L/C Covenant Cure and shall only result in an Event of Default (and shall not constitute an Event of Default hereunder if the Borrower has a Cure Right available or exercises the Cash Collateralization Cure and otherwise complies with Section 11.14(d)) on the date that is 15 Business Days or 7 Business Days with respect to a Cash Collaterialization Cure, as applicable, after the day on which a compliance certificate for Section 9.1 Financials is required to be delivered for the applicable fiscal quarter; or
(b)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 calendar days after receipt of written notice by the Borrower from the Administrative Agent or the Required L/C Issuers.

11.4.    Default Under Other Agreements. (a) The Borrower or any Restricted Subsidiary shall (i) default in any payment with respect to any Indebtedness (other than any Indebtedness described in Section 11.1, Hedging Obligations or Indebtedness under any Permitted Receivables Financing or under any Qualified Securitization Financing) in a principal amount in excess of the greater of (x) $160,000,000 and (y) solely on or after the Q2 2024 Financials Date, 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) in the aggregate for the Borrower and such Restricted Subsidiaries beyond the period of grace or cure and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than any agreement or condition relating to, or provided in any instrument or agreement, under which such Hedging Obligations or such Permitted Receivables Financing or such Qualified Securitization Financing was created) beyond the period of grace or cure and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created, if the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment (other than any Hedging Obligations or Indebtedness under any Permitted Receivables Financing or under any Qualified Securitization Financing) or as a mandatory prepayment, prior to the stated maturity thereof; provided that clauses (a) and (b) above shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that this Section 11.4 shall not apply to (i) any Indebtedness if the sole remedy of the holder thereof following such event or condition is to elect to convert such Indebtedness into Stock or Stock Equivalents (other than Disqualified Stock) and cash in lieu of fractional shares or (ii) any such default that is remedied by or waived (including in the form of amendment) by the requisite holders of the applicable item of Indebtedness or contested in good faith by the Borrower or the applicable Restricted Subsidiary in either case, prior to acceleration of all of the Obligations hereunder pursuant to this Section 11; provided further that a breach of any financial covenant under any other Indebtedness shall not constitute an Event of Default unless the lenders under the document governing such Indebtedness have accelerated the Indebtedness thereunder or terminated such commitments thereunder as a result of such breach; or
11.5.    Bankruptcy. Except as otherwise permitted under Section 10.3, (i) the Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) the Bankruptcy Code or (b) in the case of any Foreign Subsidiary that is a Material Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto; (ii) an involuntary case, proceeding or action is commenced against the Borrower or any Material Subsidiary in a court of competent jurisdiction and the petition is not controverted within 60 days after commencement of the case, proceeding or action; (iii) a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee, administrator or similar person is appointed by a court of competent jurisdiction for, or takes charge of, all or substantially all of the property of the Borrower or any Material Subsidiary; or (iv) the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or
11.6.    ERISA. (a) The occurrence of any ERISA Event, (b) any Benefit Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Benefit Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof) or (c) there could result from any event or events set forth in clause (b) of this Section 11.6 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest, liability or event but only if the events described in subsections (a), (b) or (c) will or would be reasonably likely, individually or the aggregate, to have a Material Adverse Effect; or
11.7.    Guarantee. Any Guarantee provided by the Borrower or any Material Subsidiary or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or
11.8.    Pledge Agreement. Any Pledge Agreement pursuant to which the Stock or Stock Equivalents of the Borrower or any Material Subsidiary of the Borrower is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or due to any defect arising as a result of acts or omissions of the Administrative Agent, the Collateral Agent, the Collateral Trustee or any L/C Issuer which do not result from a material breach by a Credit Party of its obligations under the Credit Documents) or any pledgor thereunder or any other Credit Party shall deny or disaffirm in writing such pledgor’s obligations under any Pledge Agreement; or
11.9.    Security Agreement. The Security Agreement or any other material Security Document pursuant to which the assets of any Credit Party are pledged as Collateral or any material provision thereof shall cease to be in full force or effect in respect of Collateral with an individual fair market value in excess of the greater of (x) $160,000,000 and (y) solely on or after the Q2 2024 Financials Date, 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period (other than pursuant to the terms hereof or thereof or any defect arising as a result of acts or omissions of the Collateral Agent, the Administrative Agent, the Collateral Trustee or any L/C Issuer which do not result from a material breach by a Credit Party of its obligations under the Credit Documents) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing such grantor’s obligations under the Security Agreement or any other such Security Document; or
11.10.    Judgments. One or more final judgments or decrees shall be entered against the Borrower or any Restricted Subsidiary involving a liability requiring the payment of the greater of (x) $160,000,000 and (y) solely on or after the Q2 2024 Financials Date, 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period in the aggregate for all such final judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by indemnity or insurance provided by a carrier that has not denied coverage) and any such final judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 consecutive days after the entry thereof;
11.11.    Change of Control. A Change of Control shall occur;
11.12.    Susquehanna Event of Default. A Susquehanna Event of Default shall occur:
(a)    then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, subject to the terms of the Collateral Trust Agreement and any other applicable intercreditor agreement, the Administrative Agent shall, at the written request of the Required L/C Issuers, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any L/C Issuer to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii), (iv), (v) and (vi) below shall occur automatically without the giving of any such notice): (i) declare the L/C Commitment terminated, whereupon the L/C Commitment of each L/C Issuer shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and Fees in respect of any or all Obligations owing hereunder and under any other Credit Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) direct the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Security Documents (or direct the Collateral Agent to cause the Collateral Trustee to enforce any and all Liens and security interests created pursuant to the Security Documents, as applicable); (v) enforce any and all of the Administrative Agent’s rights under the Guarantee; and/or (vi) direct the Borrower to Cash Collateralize (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will Cash Collateralize) all Letters of Credit issued and then-outstanding.
(b)    Notwithstanding anything to the contrary contained herein, any Event of Default under this Agreement or similarly defined term under any other Credit Document, other than any Event of Default which cannot be waived without the written consent of each L/C Issuer directly and adversely affected thereby, (i) shall be deemed not to be “continuing” if the events, act or condition that gave rise to such Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist and the Borrower is in compliance with this Agreement and/or such other Credit Document.
(c)    Notwithstanding anything to the contrary contained herein, at the option of the Borrower, in the event there is a breach (or potential breach) of both the covenant set forth in Section 10.9 and the Revolving Credit Facility Financial Covenant and the required lenders under the Revolving Credit Facility (the “Revolving Lenders”) elect to waive or forbear from a breach (or potential breach) of the RCF Financial Covenant, or otherwise modify the RCF Financial Covenant that results in such RCF Financial Covenant being in compliance or not tested for such period, the covenant set forth in Section 10.9 shall be deemed to have been complied with for such period for all purposes and the L/C Issuers will not be entitled to terminate the commitments or exercise any remedies under the Credit Documents in respect of such breach; provided that (x) any consent fee paid to the Revolving Lenders in exchange for such waiver, forbearance or amendment is paid to each L/C Issuer on the same percentage basis based on its L/C Commitments at such time, (y) any terms that are added to the Revolving Credit Facility for the benefit of the Revolving Lenders in exchange for such waiver, forbearance or amendment are added to this Agreement for the benefit of the L/C Issuers (which may be effected by an amendment to this Agreement signed solely by the Borrower) and (z) the percentage of Revolving Lenders consenting to such waiver under the Revolving Credit Facility exceeds 50% of the sum of the commitments under the Revolving Credit Facility at such time plus the L/C Commitments (collectively, an “L/C Covenant Cure”).
11.13.    Application of Proceeds.
(a)    Subject to clauses (b) and (c) below, any amount received by the Administrative Agent, the Collateral Trustee, the Collateral Agent or any L/C Issuer from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied in accordance with the Collateral Trust Agreement and any other applicable intercreditor agreement.
(b)    In the event that either (x) the Collateral Trust Agreement or any applicable intercreditor agreement directs the application with respect to any Collateral be made with reference to this Agreement or the other Credit Documents or (y) the Collateral Trust Agreement has been terminated and no intercreditor agreement is then in effect, any amount received by the Administrative Agent, the Collateral Trustee, the Collateral Agent or any L/C Issuer from any Credit Party (or from proceeds of any Collateral), in each case following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:
(i)    First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, the Collateral Agent, the L/C Issuers and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent, the Collateral Agent and the L/C Issuers in connection therewith and all amounts for which the Administrative Agent, the Collateral Agent and the L/C Issuers are entitled to indemnification pursuant to the provisions of any Credit Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
(ii)    Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
(iii)    Third, without duplication of amounts applied pursuant to clauses (i) and (ii) above, to the indefeasible payment in full in cash, pro rata, of interest and other similar amounts constituting Obligations (other than principal, reimbursement obligations in respect of Letters of Credit and obligations to cash collateralize Letters of Credit), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
(iv)    Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations (including reimbursement obligations in respect of Letters of Credit and obligations to cash collateralize Letters of Credit) and any premium thereon; and
(v)    Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.
11.14.    Right to Cure.
(a)    Notwithstanding anything to the contrary contained in Section 11.3(a), in the event that the Borrower fails to comply with the requirement of the covenant set forth in Section 10.9, after the beginning of the applicable fiscal quarter until the expiration of the fifteenth Business Day after the date on which the compliance certificate relating to Section 9.1 Financials with respect to the Test Period in which the covenant set forth in such Section is being measured are required to be delivered pursuant to Section 9.1 (the “Cure Period”), a direct or indirect parent entity of the Borrower or any other Person shall have the right to make a direct or indirect equity investment (in the form of cash common equity or otherwise in a form reasonably acceptable to the Administrative Agent) in the Borrower (the “Cure Right”), and upon receipt by the Borrower of the net cash proceeds pursuant to the exercise of the Cure Right (including through the capital contribution of any such net cash proceeds to the Borrower, the “Cure Amount”), the covenant set forth in such Section shall be recalculated, giving effect to the pro forma increase to Consolidated Adjusted EBITDA for such Test Period in an amount equal to such Cure Amount; provided that (i) such pro forma adjustment to Consolidated Adjusted EBITDA shall be given solely for the purpose of calculating the covenant set forth in such Section with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Credit Document, (ii) unless actually applied to Indebtedness, there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Right for determining compliance with Section 10.9 for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of Unrestricted Cash for purposes of the definitions of Consolidated Total Debt) and (iii) subject to clause (ii), no other adjustment under any other financial definition shall be made as a result of the exercise of any Cure Right.
(b)    If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the covenant set forth in Section 10.9 during such Test Period (including for the purposes of Section 7), the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 11.3 that had occurred shall be deemed cured for purposes of this Agreement; provided that (i) in each Test Period there shall be at least two fiscal quarters for which no Cure Right is exercised, (ii) no more than five

Cure Rights may be exercised during the term of the Revolving Credit Facility and (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the covenant set forth in Section 10.9.
(c)    Neither the Administrative Agent nor any L/C Issuer shall exercise any right to accelerate the Obligations and none of the Administrative Agent, any L/C Issuer or any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy prior to the expiration of the Cure Period solely on the basis of an Event of Default having occurred and being continuing with respect to a failure to comply with the requirement of the covenant set forth in Section 10.9.
(d)    In addition to the Cure Right, the Borrower will have the option to cure (the “Cash Collateralization Cure”) a breach of the covenant set forth in Section 10.9, and neither the Administrative Agent nor any L/C Issuer shall exercise any right to accelerate the Obligations and none of the Administrative Agent, any L/C Issuer or any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy solely on the basis of an Event of Default having occurred and being continuing with respect to a failure to comply with the requirement of the covenant set forth in Section 10.9, on or prior to the day that is 7 Business Days after the date on which the compliance certificate relating to Section 9.1 Financials with respect to the Test Period in which the covenant set forth in such Section is being measured are required to be delivered pursuant to Section 9.1 by Cash Collateralizing at such time and until the next date on which the covenant set forth in Section 10.9 is tested and the Borrower is in compliance therewith (such period, the “Cash Collateralization Period”) at least the maximum amount available to be drawn by a beneficiary (the “L/C Maximum Amount”) of the outstanding Letters of Credit at such time (and throughout the Cash Collateralization Period) to result in the remaining L/C Maximum Amount of outstanding Letters of Credit that are not so Cash Collateralized at such time (and throughout the Cash Collateralization Period) to equal 50% or less of the L/C Commitments or amount available to be drawn under issued Letters of Credit (the “Financial Covenant Cash Collateralization”) (e.g., if the L/C Maximum Amount of outstanding Letters of Credit at such time is $40.0 million (assuming the aggregate L/C Commitments are $75.0 million), the Cash Collateralization Cure would be equal to $2.51 million) (it being understood that (x) the L/C Issuers shall not be required to issue, continue or otherwise extend new credit in respect of Letters of Credit during any such 7 business day period prior to such Financial Covenant Cash Collateralization and (y) after such Financial Covenant Cash Collateralization and during the Cash Collateralization Period, the Financial Covenant Cash Collateralization requirement above shall be applicable to any Letters of Credit issued, continued or otherwise extended during such Cash Collateralization Period)). To the extent the Borrower utilizes the Cash Collateralization Cure, any amendments, consents, waivers or other modifications to the Revolving Credit Facility resulting directly or indirectly from a breach or potential breach of the Revolving Credit Facility Financial Covenant under the Revolving Credit Facility shall, to the extent favorable to Revolving Lenders, be added to this Agreement for the benefit of the L/C Issuers.

SECTION 12.     The Agents.
12.1.    Appointment.
(a)    Each Secured Party (other than the Administrative Agent) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Secured Party under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than this Section 12.1 and Sections 12.9, 12.12 and 12.13 with respect to the Borrower) are solely for the benefit of the Agents and the other Secured Parties, and the Borrower shall not have any rights as a third party beneficiary of such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any other Secured Party or any agency or trust obligations with respect to any Credit Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against such Agent.
(b)    The Secured Parties hereby irrevocably designate and appoint the Collateral Representative as the agent with respect to the Collateral, and each of the Secured Parties hereby irrevocably authorizes the Collateral Representative, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Representative by the terms of this Agreement, the Collateral Trust Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. In addition, the Secured Parties hereby irrevocably designate and appoint the Collateral Agent as an additional agent with respect to the Collateral, and each Secured Party hereby irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall have no duties or responsibilities except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any of the other Secured Parties or any agency or trust obligations with respect to any Credit Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.
12.2.    Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).
12.3.    Exculpatory Provisions.
(a)    No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the L/C Issuers or any participant for any recitals, statements, representations or warranties made by the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any other Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.
(b)    Each L/C Issuer confirms to the Administrative Agent, the Collateral Agent, each other L/C Issuer and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, the Collateral Agent, any other L/C Issuer or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it.
(c)    Each L/C Issuer acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other L/C Issuer or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other L/C Issuer or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
(i)    the financial condition, status and capitalization of the Borrower and each other Credit Party;
(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;
(iii)    determining compliance or non-compliance with any condition hereunder to the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and
(iv)    the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, the Collateral Agent, any other L/C Issuer or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.
(d)    The Collateral Agent shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any liens securing the Letters of Credit.
(e)    For the avoidance of doubt, nothing herein shall require the Collateral Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Credit Document) and such responsibility shall be solely that of the Credit Parties.
(f)    Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, reasonable satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Administrative Agent, as it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.
(g)    In no event shall the Collateral Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
12.4.    Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail, or teletype message, statement, order or other document or instruction believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the L/C Issuer specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent and shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required L/C Issuers as it deems appropriate or it shall first be indemnified to its satisfaction by the L/C Issuers against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required L/C Issuers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the L/C Issuers and all future holders of the L/C Commitments; provided that none of the Administrative Agent or the Collateral Agent shall be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or Applicable Law. For purposes of determining compliance with the conditions specified in Sections 6 and 7 on the Closing Date, each L/C Issuer that has signed or authorized the signing of this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a L/C Issuer unless the Administrative Agent shall have received notice from such L/C Issuer prior to the proposed Closing Date specifying its objection thereto.
12.5.    Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless an officer of the Administrative Agent or the Collateral Agent having direct responsibility for the administration of this Agreement, as applicable, has received notice from a L/C Issuer or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent or the Collateral Agent receives such a notice, it shall give notice thereof to the L/C Issuers and the Collateral Representative and either the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent, the Collateral Agent and the Collateral Trustee shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required L/C Issuers; provided that unless and until the Administrative Agent, the Collateral Agent or the Collateral Trustee, as applicable, shall have received such directions, the Administrative Agent, the Collateral Agent or the Collateral Trustee, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as is within its authority to take under this Agreement and otherwise as it shall deem advisable in the best interests of the L/C Issuers except to the extent that this

Agreement requires that such action be taken only with the approval of the Required L/C Issuers or each of the L/C Issuers, as applicable.
12.6.    Non-Reliance on Administrative Agent, Collateral Agent and Other L/C Issuers. Each L/C Issuer expressly acknowledges that none of the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Collateral Agent to any L/C Issuer. Each L/C Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other L/C Issuer, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, each Guarantor and each other Credit Party and made its own decision to issue its Letters of Credit hereunder and enter into this Agreement. Each L/C Issuer also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other L/C Issuer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, each Guarantor and each other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the L/C Issuers by the Administrative Agent hereunder, none of the Administrative Agent or the Collateral Agent shall have any duty or responsibility to provide any L/C Issuer with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
12.7.    Indemnification. The L/C Issuers agree to indemnify each Agent, in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the L/C Commitments in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the L/C Commitments shall have terminated and all amounts payable hereunder shall have been paid in full, ratably in accordance with their respective portions of the L/C Commitments in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of all amounts payable hereunder), be imposed on, incurred by or asserted against such Agent, including all fees, disbursements and other charges of counsel to the extent required to be reimbursed by the Credit Parties pursuant to Section 13.5, in any way relating to or arising out of the L/C Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR

ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided that no L/C Issuer shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required L/C Issuers (or such other number or percentage of the L/C Issuers as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur, be imposed upon, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the L/C Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (including at any time following the payment of all amounts payable hereunder), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any L/C Issuer or any other Person. Without limitation of the foregoing, each L/C Issuer shall reimburse such Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the L/C Issuers shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any L/C Issuer to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such L/C Issuer’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any L/C Issuer to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct (as determined by a final judgment of court of competent jurisdiction). The agreements in this Section 12.7 shall survive the payment of all amounts payable hereunder and the resignation or removal of any Agent.
12.8.    Agents in their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor, and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the extensions of credit made by it hereunder, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any L/C Issuer and may exercise the same as though it were not Administrative Agent, and the terms “L/C Issuer” and “L/C Issuers” shall include the Administrative Agent in its individual capacity.

12.9.    Successor Agents. Each of the Administrative Agent and Collateral Agent may resign at any time by notifying the other Agent, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required L/C Issuers shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required L/C Issuers and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may (i) on behalf of the L/C Issuers, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent) or (ii) petition a court of competent jurisdiction for the appointment of a successor; provided that if such Agent shall notify the Borrower and the L/C Issuers that no qualifying Person (including as a result of the absence of consent of the Borrower) has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of any of the Secured Parties under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (y) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each L/C Issuer directly, until such time as the Required L/C Issuers with (except after the occurrence and during the continuation of an Event of Default under Section 11.1 or 11.5) the consent of the Borrower (not to be unreasonably withheld) appoint successor Agents as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required L/C Issuers may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.
12.10.    Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any L/C Issuer an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any L/C Issuer for any reason (including because the appropriate documentation was not delivered, was not properly executed, or because such L/C Issuer failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such L/C Issuer shall indemnify the Administrative Agent (to the extent that the

Administrative Agent has not already been reimbursed by the Borrower (solely to the extent required by this Agreement) and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such L/C Issuer under this Agreement, any other Credit Document or otherwise against any amount due to the Administrative Agent under this Section 12.10. The agreements in this Section 12.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder
12.11.    Trust Indenture Act. In the event that Citibank, N.A., Barclays Bank PLC or any of their respective Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Credit Party, each Credit Party and each L/C Issuer agrees that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of Citibank, N.A. or Barclays Bank PLC, in its capacity as the Collateral Agent or the Administrative Agent, as applicable, for the benefit of any L/C Issuer or Secured Party under any Credit Document (other than Citibank, N.A. or Barclays Bank PLC, as applicable, or an Affiliate of Citibank, N.A. or Barclays Bank PLC, as applicable) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
12.12.    Collateral Trust Agreement; Intercreditor Agreements. Each of the Collateral Agent, the Collateral Trustee and the Administrative Agent is hereby authorized to enter into the Collateral Trust Agreement and any other intercreditor agreement contemplated hereby, and the parties hereto acknowledge that the Collateral Trust Agreement and any other intercreditor agreement to which the Collateral Agent, the Collateral Trustee and/or the Administrative Agent is a party are each binding upon them. Each L/C Issuer (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Collateral Trust Agreement and any such other intercreditor agreement and (b) hereby authorizes and instructs the Collateral Agent, the Collateral Trustee and the Administrative Agent to enter into any First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, each L/C Issuer hereby authorizes the Collateral Agent, the Collateral Trustee and the Administrative Agent to enter into (i) any amendments to the Collateral Trust Agreement and (ii) any other intercreditor arrangements, in the case of clauses (i) and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 10.2 of this Agreement.
12.13.    Security Documents and Guarantee; Agents under Security Documents and Guarantee. (a) Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantee, the Collateral and the Security Documents, as applicable. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may (or may otherwise instruct the Collateral Representative to) execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent, the Collateral Agent (acting at the direction of the First Lien Administrative Agent) or the Collateral Trustee (or any sub-agent thereof) under any Credit Document (i) upon the payment in full (or Cash Collateralization) of all Obligations (except contingent obligations in respect of which a claim has not yet been made) and the termination of the L/C Commitments, (ii) if the property subject to such Lien is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder and the other Credit Documents to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary or an Excluded Project Subsidiary in compliance with this Agreement, (iii) if the property subject to such Lien is owned by a Credit Party, upon the release of such Credit Party from its Guarantee otherwise in accordance with the Credit Documents, (iv) as and to the extent provided in the Security Documents, (v) if the property subject to such Lien constitutes Excluded Collateral or Excluded Stock and Stock Equivalents, or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor that is a Subsidiary from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or otherwise becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; provided, that the release of any Guarantor from its obligations under this Agreement, if such Guarantor becomes an Excluded Subsidiary of the type described in clause (b) of the definition thereof, shall only be permitted if such Guarantor becomes an Excluded Subsidiary of such type solely as a result of a permitted transaction with a Person that is not an Affiliate of Borrower (other than to the extent such Person becomes a non-Affiliate of Borrower as a result of such transaction) that is not solely for the purpose of releasing such Guarantor from its Guarantee; (c) subordinate any Lien on any property granted to or held by the Administrative Agent, the Collateral Agent or the Collateral Trustee under any Credit Document to the holder of any Lien permitted under clauses (d), (f) (to the extent representing a refinancing Lien in respect of Section 10.2(g)), (g), (s), (u), and (ff) of Section 10.2 and clause (o) of the definition of “Permitted Liens”; or (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent, the Collateral Agent or the Collateral Trustee is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the Collateral Trust Agreement.
(b)    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under the Guarantee may be exercised solely by the Administrative Agent or Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Trustee and the Collateral Agent, in each case, on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Collateral Representative on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Representative or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and each of the Collateral Trustee and the Collateral Agent, as agent for and representative of the Secured Parties (but not any L/C Issuer or L/C Issuers in its or their respective individual capacities unless the Required L/C Issuers shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Representative at such sale or other disposition.
12.14.    Erroneous Payments.
(a)    If the Administrative Agent notifies a L/C Issuer or Secured Party, or any Person who has received funds on behalf of a L/C Issuer or Secured Party (any such L/C Issuer, Secured Party or other recipient (other than a Credit Party), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.
(b)    Each L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such L/C Issuer or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such L/C Issuer or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(c)    For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (a), (i) the Administrative Agent may elect, in its sole discretion on written notice to such L/C Issuer or Secured Party, that all rights and claims of such L/C Issuer or Secured Party with respect to the Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in Obligations owed to such person in a principal amount equal to the Corresponding Loan Amount in the Register, and (y) upon five business days’ written notice to such L/C Issuer or Secured Party, may sell such Obligations owed to such person (or portion thereof) in respect of the Corresponding Loan Amount, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by such L/C Issuer or Secured Party shall be reduced by the net proceeds of the sale of such Obligations owed to such person (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such L/C Issuer or Secured Party (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Obligations owed to such person, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of such L/C Issuer or Secured Party with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (i) will reduce the Commitments of any L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement.
(d)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.
(e)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(f)    Each party’s obligations, agreements and waivers under this Section 12.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a L/C Issuer, the termination of the L/C Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
12.15.    Certain ERISA Matters.
(a)    Each L/C Issuer (x) represents and warrants, as of the date such Person became a L/C Issuer party hereto, to, and (y) covenants, from the date such Person became a party hereto to the date such Person ceases being a party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such L/C Issuer is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plan Investors with respect to such Person’s entrance into, participation in, administration of and performance of the Letters of Credit or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 8414 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Person’s entrance into, participation in, administration of and performance of the Letters of Credit or this Agreement,
(iii)    (A) such Person is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Person to enter into, participate in, administer and perform this Agreement, (C) the entrance into, participation in, administration of and performance of the Letters of Credit or this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Person, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Person’s entrance into, participation in, administration of and performance of the Letters of Credit or this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such L/C Issuer.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a L/C Issuer or (2) a L/C Issuer has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such L/C Issuer further (x) represents and warrants, as of the date such Person became a L/C Issuer party hereto, to, and (y) covenants, from the date such Person became a L/C Issuer party hereto to the date such Person ceases being a L/C Issuer party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such L/C Issuer involved in such L/C Issuer’s entrance into, participation in, administration of and performance of this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Documents or any documents related hereto or thereto).
SECTION 13.     Miscellaneous.
13.1.    Amendments, Waivers and Releases. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required L/C Issuers may, or, with the written consent of the Required L/C Issuers, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the L/C Issuers or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required L/C Issuers or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall:
(i)    reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or Fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Letter of Credit beyond the L/C Termination Date, or increase the aggregate amount of the L/C Commitments of any L/C Issuer, in each case without the written consent of each L/C Issuer directly and adversely affected thereby; provided that, in each case for purposes of this clause (i), a waiver of any condition precedent in Section 6 or Section 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory reductions, any modification, waiver or amendment to the financial definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any L/C Commitment of a L/C Issuer, a reduction or forgiveness of any portion of the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal or interest or an extension of the scheduled termination date of any L/C Commitment; or
(ii)    amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definition of “Required L/C Issuers,” consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in Section 11.13 hereof or Section 3.4 of the Collateral Trust Agreement, in each case without the written consent of each L/C Issuer directly and adversely affected thereby, or
(iii)    amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or
(iv)    amend, modify or waive any provision of Section 3 with respect to any Letter of Credit in a manner that directly and adversely affects a L/C Issuer without the written consent of the such L/C Issuer,
(v)    release all or substantially all of the value of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) or, subject to the Collateral Trust Agreement, release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement), in either case without the prior written consent of each L/C Issuer; or

(vi)    amend, modify or waive any provision of any Credit Document that would have the effect of subordinating (x) the Liens securing any of the Letters of Credit on all or substantially all of the Collateral to the Liens securing any other Indebtedness or other obligations or (y) any Letters of Credit in contractual right of payment to any other Indebtedness; provided, that any subordination expressly permitted by the Collateral Trust Agreement or other intercreditor agreement as permitted to be entered into under this Agreement or any other Credit Document shall not be restricted by subclauses (x) and (y) above.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected L/C Issuers and shall be binding upon the Borrower, the applicable Credit Parties, such L/C Issuers, the Administrative Agent and all future holders of the affected Letters of Credit.
In the case of any waiver, the Borrower, the applicable Credit Parties, the L/C Issuers and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any L/C Issuer, execute amendments, modifications, waivers or consents on behalf of such L/C Issuer.
The L/C Issuers hereby irrevocably agree that the Liens granted to the Collateral Representative by the Credit Parties on any Collateral shall be automatically released (and the Collateral Agent shall (acting at the direction of the First Lien Administrative Agent) instruct the Collateral Representative to release), subject to the Collateral Trust Agreement, (i) in full, upon the termination of commitments under this Agreement and the payment (or Cash Collateralization) of all Obligations hereunder (except for contingent obligations in respect of which a claim has not yet been made), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required L/C Issuers (or such other percentage of the L/C Issuers whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Representative pursuant to the Security Documents and/or (vii) if such assets constitute Excluded Collateral. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the

L/C Issuers hereby irrevocably agree that the Subsidiary Guarantors shall be automatically released from the Guarantee upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or upon becoming an Excluded Subsidiary; provided that the release of any Guarantor from its obligations under this Agreement, if such Guarantor becomes an Excluded Subsidiary of the type described in clause (b) of the definition thereof, shall only be permitted if such Guarantor becomes an Excluded Subsidiary of such type solely as a result of a permitted transaction with a Person that is not an Affiliate of Borrower (other than to the extent such Person becomes a non-Affiliate of Borrower as a result of such transaction) that is not solely for the purpose of releasing such Guarantor from its Guarantee. The L/C Issuers hereby authorize the Administrative Agent, the Collateral Agent and the Collateral Trustee, as applicable, and the Administrative Agent and the Collateral Agent agree to (and agree to instruct the Collateral Trustee to), execute and deliver any instruments, documents, and agreements necessary or desirable or reasonably requested by the Borrower to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any L/C Issuer.
In addition, notwithstanding the foregoing, the Administrative Agent, the Collateral Agent, the relevant L/C Issuer(s) and the relevant Credit Parties may amend, supplement or modify any provision of Section 3 (or any defined term as used in such Section 3, or any underlying definition thereto as used in Section 3, or any underlying definition thereto as used in Section 3) to make technical, ministerial or operational changes (or any other amendments, supplements or modifications which impact such consenting L/C Issuer) without the consent of any other L/C Issuer so long as such amendments do not adversely affect such other L/C Issuers.
Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) any provision of this Agreement or any other Credit Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Credit Document) may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (or, if applicable, the Collateral Representative, at the direction of the Administrative Agent) to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature (as reasonably determined by the Administrative Agent and the Borrower); (ii) guarantees, collateral documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) in its or their respective sole discretion if applicable (or the Collateral Representative, at the direction of the Administrative Agent), (A) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents or (D) to provide for the termination of the Collateral Trust

Agreement and related arrangements (including the continuation of the Liens securing the Obligations); and (iii) the Credit Parties, the Collateral Agent and Collateral Representative, without the consent of any other Secured Party, shall be permitted to enter into amendments and/or supplements to the Collateral Trust
Agreement and any Security Documents in order to (x) include customary provisions permitting the Collateral Representative to appoint sub-collateral agents or representatives to act with respect to Collateral matters thereunder in its stead and (y) expand the indemnification provisions contained therein to provide that holders of Additional First Lien Debt (as defined in the Collateral Trust Agreement) indemnify the Collateral Agent, in its capacity as Controlling First Lien Representative (as defined in the Collateral Trust Agreement) and/or the Collateral Trustee, on a pro rata basis with the L/C Issuers.
Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time (and direct the Collateral Representative to grant such extensions) for the satisfaction of any of the requirements under Sections 9.11, 9.12 and 9.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.
13.2.    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: if to the Borrower, the Administrative Agent, the Collateral Agent or a L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered.
13.3.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent, the Collateral Trustee or any L/C Issuer, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4.    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the issuance (or deemed issuance) of the Letters of Credit hereunder.
13.5.    Payment of Expenses; Indemnification. The Borrower agrees, within thirty (30) days after written demand therefor (including documentation reasonably supporting such request), or, in the case of expenses of the type described in clause (a) below incurred prior to the Closing Date, on the Closing Date, (a) to pay or reimburse the Agents and the L/C Issuers and their permitted successors and assigns for all their reasonable documented and invoiced out-of-pocket costs and expenses incurred (i) in connection with the syndication, preparation, execution, delivery, negotiation and administration of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of Cahill Gordon & Reindel LLP, and (ii) upon the occurrence and during the continuation of an Event of Default, in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable documented and invoiced out-of-pocket fees, disbursements and other charges of Advisors (limited, in the case of Advisors, as set forth in the definition thereof), (b) to pay, indemnify, and hold harmless each L/C Issuer and each Agent from, any and all recording and filing fees and (c) to pay, indemnify, and hold harmless each L/C Issuer and each Agent and their respective Affiliates, directors, officers, partners, employees and agents (other than, in each case, Excluded Affiliates) from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented out-of-pocket fees, disbursements and other charges of Advisors related to the Transactions or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than trustees and advisors)) or to any actual or alleged presence, release or threatened release into the environment of Hazardous Materials attributable to the operations of the Borrower, any of the Borrower’s Subsidiaries or any of the Real Estate (all the foregoing in this clause (c), collectively, the “indemnified liabilities”) (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided that neither the Borrower nor any other Credit Party shall have any obligation hereunder to any Agent, any L/C Issuer or any of their respective Related Parties with respect to indemnified liabilities to the extent they result from (A) the gross negligence, bad faith or willful misconduct of such indemnified Person or any of its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction, (B) a material breach of the obligations of such indemnified Person or any of its Related Parties under the Credit Documents as determined by a final non-appealable judgment of a court of competent jurisdiction, (C) disputes not involving an act or omission of the Borrower or any other Credit Party and that is brought by an indemnified Person against any other indemnified Person, other than any claims against any indemnified Person in its capacity or in fulfilling its role as an Agent or any similar role under the Letter of Credit Facility, (D) such indemnified Person’s capacity as a financial advisor of the Borrower or its Subsidiaries in connection with the Transactions, (E) such indemnified Person’s capacity as a co-investor in any potential acquisition of the Borrower or its

Subsidiaries or (F) any settlement effected without the Borrower’s prior written consent, but if settled with the Borrower’s prior written consent (not to be unreasonably withheld, delayed, conditioned or denied) or if there is a final non-appealable judgment against an indemnified Person in any such proceeding, the Borrower will indemnify and hold harmless such indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 13.5. All amounts payable under this Section 13.5 shall be paid within 30 days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of all amounts payable hereunder.
No Credit Party nor any indemnified Person or their respective Affiliates or the respective directors, officers, employees, advisors and agents of the foregoing shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (except, in the case of the Borrower’s obligation hereunder to indemnify and hold harmless the indemnified Person, to the extent any indemnified Person is found liable for special, punitive, indirect or consequential damages to a third party). No Credit Party nor any indemnified Person or their respective Affiliates or the respective directors, officers, employees, advisors and agents of the foregoing shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any indemnified Person or any of its Related Parties (as determined by a final non-appealable judgment of a court of competent jurisdiction). This Section 13.5 shall not apply to Taxes.
Each indemnified Person, by its acceptance of the benefits of this Section 13.5, agrees to refund and return any and all amounts paid by the Borrower (or on its behalf) to it if, pursuant to limitations on indemnification set forth in this Section 13.5, such indemnified Person was not entitled to receipt of such amounts.
13.6.    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of a L/C Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each L/C Issuer (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no L/C Issuer may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a L/C Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6), to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the L/C Issuers and each other Person entitled to indemnification under Section 12.7) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in clause (b)(ii) below, any L/C Issuer may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its L/C Commitments) with the prior written consent (such consent not be unreasonably withheld or delayed; provided, that, if the Borrower shall have received a request for such consent and has not responded for a period of 15 Business Days, such consent shall be deemed to have been provided; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if in order for such assignment to comply with Applicable Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of: (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (1) to a L/C Issuer or an Affiliate of a L/C Issuer or (2) if a Specified Default has occurred and is continuing with respect to the Borrower, to any other assignee; and (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for any assignment of to a L/C Issuer or an Affiliate of a L/C Issuer.
Notwithstanding the foregoing, no such assignment shall be made to (x) a natural person or (y) a Disqualified Institution, and any attempted assignment to a Disqualified Institution after the applicable Person became a Disqualified Institution shall be null and void. For the avoidance of doubt, (i) the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Persons who are Disqualified Institutions (or any provisions relating thereto) at any time and (ii) the Administrative Agent may share a list of Persons who are Disqualified Institutions with any L/C Issuer upon request.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except (i) in the case of an assignment to a L/C Issuer or an Affiliate of a L/C Issuer or an assignment of the entire remaining amount of the assigning L/C Issuer’s L/C Commitment or (ii) an assignment to a Federal Reserve Bank, the amount of the L/C Commitment of the assigning L/C Issuer subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000; provided that no such consent of the Borrower shall be required if a Specified Default has occurred and is continuing with respect to the Borrower; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of L/C Issuers shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning L/C Issuer’s rights and obligations under this Agreement;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and
(D)    the assignee, if it shall not be a L/C Issuer, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a L/C Issuer under this Agreement, and the assigning L/C Issuer thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning L/C Issuer’s rights and obligations under this Agreement, such L/C issuer shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.4, 5.2 and 12.3). Any assignment or transfer by a L/C Issuer of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such L/C issuer of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6 (other than attempted assignments or transfers to Disqualified Institutions, which shall be null and void as provided above).
(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the name and address of the Recipients, and the amounts of and interest on the L/C Obligations owing to the Recipients pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the L/C Issuers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a L/C Issuer hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any L/C Issuer at any reasonable time and from time to time upon reasonable prior notice; provided, that no L/C Issuer shall, in such capacity, have access to, or otherwise be permitted to review any information in the Register other than information with respect to such L/C Issuer.
(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning L/C Issuer and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a L/C Issuer hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.
(c)    (i) Any L/C Issuer may, without the consent of the Borrower, the Administrative Agent or any other L/C Issuer, sell participations to one or more banks or other entities that are not Disqualified Institutions (each, a “Participant”) (and any such attempted sales to Disqualified Institutions after such Person became a Disqualified Institution shall be null and void) in all or a portion of such L/C Issuer’s rights and obligations under this Agreement (including all or a portion of its L/C Commitments); provided that (A) such L/C Issuer’s obligations under this Agreement shall remain unchanged, (B) such L/C Issuer shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent and the other L/C Issuers shall continue to deal solely and directly with such L/C Issuer in connection with such L/C Issuer’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Disqualified Institutions with respect to the sales of participations at any time. Any agreement or instrument pursuant to which a L/C Issuer sells such a participation shall provide that such L/C Issuer shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such L/C Issuer will not, without the consent of the Participant, agree to any consent, amendment, modification, supplement or waiver described in clause (i) of the second proviso of the first paragraph of Section 13.1 that directly and adversely affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4 and 5.2 (it being understood that the documentation required under Section 5.2 shall be delivered to the participating L/C Issuer) to the same extent as if it were an L/C Issuer, and provided that such Participant agrees to be subject to the requirements of those Sections as though it were an L/C Issuer and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.7(b) as though it were an L/C Issuer; provided such Participant shall be subject to Section 13.7(a) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Sections 3.4 and 5.2 than the applicable L/C Issuer would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).
(iii)    Each L/C Issuer that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Letters of Credit (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such L/C Issuer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. no L/C Issuer shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). This Section is intended such that the Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(d)    Any L/C Issuer may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such L/C Issuer, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such L/C Issuer from any of its obligations hereunder or substitute any such pledgee or assignee for such L/C Issuer as a party hereto.
(e)    Subject to Section 13.16, the Borrower authorizes each L/C Issuer to disclose (other than to any Disqualified Institutions) to any Participant, secured creditor of such L/C Issuer or assignee (each, a “Transferee”), any prospective Transferee and any prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to Letters of Credit issued hereunder any and all financial information in such L/C Issuer’s possession concerning the Borrower and its Affiliates that has been delivered to such L/C Issuer by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such L/C Issuer by or on behalf of the Borrower and its Affiliates in connection with such L/C Issuer’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
(f)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
13.7.    Adjustments; Set-off.
(a)    Except as contemplated in Section 13.6 or elsewhere herein or in any other Credit Document, if any L/C Issuer (a “Benefited L/C Issuer”) shall at any time receive any collateral in respect of its Obligations hereunder (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such Collateral received by any other L/C Issuer, if any, in respect of its Obligations hereunder, such Benefited L/C Issuer shall provide such other L/C Issuers with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited L/C Issuer to share the benefits of such collateral or proceeds ratably with each of the

L/C Issuers; provided, however, that if all or any portion of such excess benefits is thereafter recovered from such Benefited L/C Issuer, such benefits shall be returned, to the extent of such recovery.
(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the L/C Issuers provided by Applicable Law, each L/C Issuer shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law but with the prior written consent of the Administrative Agent, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, employee health and benefits, pension, 401(k) and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such L/C Issuer or any branch or agency thereof to or for the credit or the account of the Borrower. Each L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such L/C Issuer; provided that the failure to give such notice shall not affect the validity of such setoff and application.
13.8.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Agreement, any Credit Document and each Communication, including Communications required to be in writing, may be in the form of an Electronic Record (as defined below) and may be executed using Electronic Signatures (as defined below). Each of the Credit Parties and each of the Secured Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party and/or any Secured Party without further verification and (ii) upon the request of the Administrative Agent or any Secured Party, any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
13.9.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.10.    INTEGRATION. THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT OF PARENT, THE BORROWER, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT AND THE L/C ISSUERS WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND (1) THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR THE L/C ISSUERS RELATIVE TO SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER CREDIT DOCUMENTS, (2) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND (3) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES; PROVIDED THAT THE BORROWER’S CONFIDENTIALITY OBLIGATIONS IN THE ENGAGEMENT AND COMMITMENT LETTER SHALL REMAIN IN FULL FORCE AND EFFECT. IT IS SPECIFICALLY AGREED THAT THE PROVISION OF THE LETTER OF CREDIT FACILITY HEREUNDER BY THE L/C ISSUERS SUPERSEDES AND IS IN SATISFACTION OF THE OBLIGATIONS OF THE AGENTS (AS DEFINED IN THE ENGAGEMENT AND COMMITMENT LETTER) TO PROVIDE THE COMMITMENTS SET FORTH IN THE ENGAGEMENT AND COMMITMENT LETTER.
13.11.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WHETHER IN TORT, CONTRACT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY).
13.12.    Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of

New York, in each case, in the City of New York, Borough of Manhattan and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;
(e)    subject to the last paragraph of Section 13.5, waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.12 any special, exemplary, punitive or consequential damages; and
(f)    agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
13.13.    Acknowledgments. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
(b)    (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, the L/C Issuers and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent nor any other Agent has any obligation to the

Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower agrees not to claim that the Administrative Agent or any other Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any other Affiliates, in connection with the transactions contemplated hereby or the process leading hereto.
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the L/C Issuers or the Borrower, on the one hand, and any L/C Issuer, on the other hand.
13.14.    WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT AND EACH L/C ISSUER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
13.15.    Confidentiality. The Administrative Agent, each L/C Issuer and each other Agent shall hold all non-public information furnished by or on behalf of the Borrower or any Subsidiary of the Borrower in connection with such L/C Issuer’s evaluation of whether to enter into this Agreement and the other Credit Documents or obtained by such L/C Issuer, the Administrative Agent or such other Agent pursuant to the requirements of this Agreement or in connection with any amendment, supplement, modification or waiver or proposed amendment, supplement, modification or waiver hereto or the other Credit Documents (“Confidential Information”), confidential; provided that the Administrative Agent, each L/C Issuer and each other Agent may make disclosure (a) as required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by Applicable Law, regulation or compulsory legal process (in which case the Administrative Agent, such L/C Issuer or such other Agent shall use commercially reasonable efforts to inform the Borrower promptly thereof to the extent lawfully permitted to do so (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (b) to such L/C Issuer’s, the Administrative Agent’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates involved in the Transactions (other than Excluded Affiliates) on a “need to know” basis and who are made aware of and agree to comply with the provisions of this Section 13.15, in each case on a confidential basis (with the Administrative Agent, such L/C Issuer or such other Agent responsible for such persons’ compliance with this Section 13.15), (c) to the extent requested by any bank regulatory authority having jurisdiction over a L/C Issuer or its Affiliates (including in any audit or examination conducted by bank accountants or any self-

regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.15, or (y) becomes available to the Administrative Agent, any L/C Issuer or any of their respective branches or Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section 13.15, (g) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement or (h) as consented by the Borrower in writing. In addition, the Administrative Agent and the L/C Issuers may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any L/C Issuer in connection with the administration of this Agreement, the other Credit Documents and the L/C Commitments. Each L/C Issuer, the Administrative Agent and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct, indirect contractual counterparties or any other counterparty to any swap, derivative transactions or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.15 or confidentiality provisions at least as restrictive as those set forth in this Section 13.15.
13.16.    Direct Website Communications.
(a)    The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing extension of credit, (B) provides notice of any Default or Event of Default under this Agreement, or (C) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the electronic mail address specified for the Administrative Agent in Schedule 13.2 (or such other electronic mail address provided by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each L/C Issuer until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each L/C Issuer shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.16 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any

L/C Issuer to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
(b)    The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each L/C Issuer agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such L/C Issuer for purposes of the Credit Documents. Each L/C Issuer agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such L/C Issuer’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
(c)    The Borrower further agrees that the Agents may make the Communications available to the L/C Issuers by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents, the L/C Issuers and any bona fide potential Transferee and (ii) remains subject the confidentiality requirements set forth in Section 13.16.
(d)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall any Agent or their Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or any Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than trustees or advisors)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents (as determined in a final non-appealable judgment of a court of competent jurisdiction).
13.17.    USA PATRIOT Act. Each L/C Issuer hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such L/C Issuer to identify each Credit Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.
13.18.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any L/C Issuer, or any Agent or any L/C Issuer exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such L/C Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
13.19.    [Reserved].
13.20.    [Reserved].
13.21.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subj ect to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
13.22.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (as defined below) (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such

Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity (as defined below) that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate (as defined below) of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States.
(b)    As used in this Section 13.22, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
13.23.    Termination and Release. Notwithstanding anything herein to the contrary, the Borrower shall have the right at any time to terminate the L/C Commitments in full and Cash Collateralize all outstanding Letters of Credit under this Agreement. Subject to payment in full of any Unpaid Drawings, accrued and unpaid interest, fees and other amounts and all other Obligations hereunder, upon such termination and Cash Collateralization, (i) the covenants set forth in Sections 9 and 10 of this Agreement and the Events of Default set forth in Section 11 of this Agreement shall cease to be in effect, (ii) all Liens on any property granted to or held by the L/C Issuers, the Agents or the Collateral Trustee (or any sub-agent thereof) under any Credit Document (other than the Liens of any L/C Issuer on the Cash Collateral) shall be automatically released and (iii) all Guarantors shall be automatically released from their obligations under the Guarantee and the other Credit Documents.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

TALEN ENERGY SUPPLY, LLC, as the Borrower

By:	/s/ Rajat Prakash
Name:	Rajat Prakash
Title:	Vice President and Treasurer
[Signature Page to Letter of Credit Facility Agreement]

BARCLAYS BANK PLC, as Administrative Agent and L/C Issuer

By:	/s/ Gideon Lapson
Name:	Gideon Lapson
Title:	Managing Director
[Signature Page to Letter of Credit Facility Agreement]

CITIBANK, N.A., as Collateral Agent

By:	/s/ Edwin De La Cruz
Name:	Edwin De La Cruz
Title:	Senior Trust Officer
[Signature Page to Letter of Credit Facility Agreement]